UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Filed by a party other than the Registrant ☐
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☑	Definitive Proxy Statement.

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☐	Soliciting Material Pursuant to § 240.14a-12.
PHOENIX TECHNOLOGIES LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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915 Murphy Ranch Road
Milpitas, CA 95035

September 22, 2010

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Phoenix Technologies Ltd. (the “Company”) to be held on October 25, 2010, at 10:00 a.m., local time, at 915 Murphy Ranch Road, Milpitas, CA 95035.

At the meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 17, 2010, by and among the Company, Pharaoh Acquisition Corp., a Delaware corporation (“Parent”) and Pharaoh Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), each an affiliate of Marlin Equity Partners, and, solely for purposes of providing a guarantee of the obligations of the Parent and Merger Sub, Marlin Equity II, L.P., a Delaware limited partnership (“Marlin II”) and Marlin Equity III, L.P., a Delaware limited partnership (“Marlin III”).

If our stockholders adopt the Merger Agreement and the merger is completed, you will be entitled to receive $3.85 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own immediately prior to completion of the merger. Upon completion of the merger, the Company will become a wholly-owned subsidiary of Parent and an indirect subsidiary of Marlin III.

Our board of directors has unanimously approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and determined that the merger is fair and advisable to, and in the best interests of, the Company and its stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope, or submit your proxy through the Internet or by telephone by following the instructions described in the enclosed proxy statement. If you have Internet access, we encourage you to record your vote through the Internet.

The enclosed proxy statement provides you with information about the special meeting, the Merger Agreement, the merger and other related matters. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the Merger Agreement carefully and in their entirety prior to voting your shares.

On behalf of our board of directors, I thank you for your support and urge you to vote in favor of the adoption of the Merger Agreement.

Sincerely,

Tom Lacey
Chief Executive Officer

The proxy statement is dated September 22, 2010, and is first being mailed to stockholders of the Company on or about September 22, 2010

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on OCTOBER 25, 2010

TO THE STOCKHOLDERS OF PHOENIX TECHNOLOGIES LTD.:

Notice is hereby given that a special meeting of the stockholders of Phoenix Technologies Ltd., a Delaware corporation (the “Company”), will be held on October 25, 2010, at 10:00 a.m., local time, at 915 Murphy Ranch Road, Milpitas, CA 95035, for the following purposes:

1. to consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 17, 2010, by and among the Company, Pharaoh Acquisition Corp. (“Parent”) and Pharaoh Merger Sub Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), each an affiliate of Marlin Equity Partners, and solely for purposes of providing a guarantee of the obligations of the Parent and Merger Sub, Marlin Equity II, L.P. (“Marlin II”) and Marlin Equity III, L.P. (“Marlin III”), pursuant to which each share of the Company’s common stock outstanding at the effective time of the merger will be converted into the right to receive $3.85 in cash, and the Company will become a wholly-owned subsidiary of Parent and indirect subsidiary of Marlin III;

2. to consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Our board of directors has fixed the close of business on September 15, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, this special meeting and any adjournment thereof. Only holders of the Company’s common stock at the close of business on the record date are entitled to vote at the special meeting.

Our board of directors has unanimously approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and determined that the merger is fair and advisable to, and in the best interests of, the Company and its stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Your vote is very important, regardless of the number of shares you own. The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. If you abstain or do not vote on the adoption of the Merger Agreement, it will have the same effect as a vote by you against the adoption of the Merger Agreement. Approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock represented and voting at the special meeting.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope, or submit your proxy through the Internet or by telephone. If you have Internet access, we encourage you to submit your proxy through the Internet. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the Merger Agreement.

If your shares are held in “street name,” which means through a brokerage firm, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the voting instruction form furnished by your broker, bank or other nominee. If you do not instruct your broker, bank or other nominee how to vote, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or other nominee can register your shares as being present at the meeting for the purposes of determining the presence of a quorum but will not be able to vote on matters for which specific authorization is required. If you do not instruct your broker, bank or other nominee how to vote, it will have the same effect as a vote against the adoption of the Merger Agreement, but it will not have an effect on the proposal to adjourn the special meeting.

If you attend the special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card or submitted your proxy through the Internet or by telephone. If you hold your shares in “street name,” you must obtain a legal proxy from your broker, bank or other nominee in order to vote in person at the special meeting. Please contact your broker, bank or other nominee for instructions on how to obtain such a legal proxy. If your shares are held by a broker, bank or other nominee, and you plan to attend the special meeting, please also bring to the special meeting this legal proxy and your statement evidencing your beneficial ownership of our common stock. Please carefully review the instructions in the enclosed proxy statement and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding each of these options.

Stockholders who do not vote in favor of the adoption of the Merger Agreement may have the right to demand appraisal of the fair market value of their shares of our common stock, as determined by the Delaware Court of Chancery, if the merger is completed, but only if they perfect their appraisal rights and the other requirements of the Delaware General Corporation Law are satisfied. A copy of the Delaware statutory provisions relating to appraisal rights is attached as Annex D to the enclosed proxy statement, and a summary of these provisions can be found under “Appraisal Rights” on page 35 in the enclosed proxy statement.

The enclosed proxy statement provides you with information about the special meeting, the Merger Agreement, the merger and other related matters. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the Merger Agreement carefully and in their entirety prior to voting your shares.

You should not send any certificates representing shares of our common stock with your proxy card. Upon completion of the merger, we will send instructions to you regarding the procedure for exchanging your stock certificates for the cash merger consideration.

By order of the Board of Directors,

Timothy Chu
Vice President, General Counsel and Secretary

Milpitas, California
September 22, 2010

iii

iv

QUESTIONS & ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions about the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that are important to you as a stockholder of Phoenix Technologies Ltd. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, including in its annexes, all of which you should read carefully. See also “Where You Can Find More Information” beginning on page 54.

Throughout this proxy statement, all references to the “Company,” “Phoenix,” “Phoenix Technologies,” “we,” “us,” and “our” refer to Phoenix Technologies Ltd. and its subsidiaries, unless otherwise indicated or the context otherwise requires.

Q:	Why am I receiving this document?

A:	Phoenix and affiliates of Marlin Equity Partners (“Marlin”) have agreed to merge under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Annex A. You should carefully read this document in its entirety.

In order for the merger to be completed, Phoenix stockholders holding a majority of the outstanding shares of its common stock must vote to adopt the merger agreement and approve the merger.

We will hold a special meeting of stockholders to seek this approval. This document contains important information about the merger and the special meeting of stockholders. The enclosed voting materials allow you to vote your shares of Phoenix common stock without attending the special meeting of stockholders.

Your vote is important. We encourage you to vote as soon as possible.

For specific information regarding the merger agreement, see “The Merger Agreement” beginning on page 41 of this document.

Q:	What will happen in the merger?

A:	The businesses of Phoenix will be acquired by Marlin in a cash merger transaction. At the closing, Phoenix will become a wholly-owned subsidiary of Marlin. As a result, shares of common stock of Phoenix will no longer be listed on any stock exchange, including The NASDAQ Global Market, or quotation system, and will be deregistered under the Securities Exchange Act of 1934, as amended.

Q:	What will a Phoenix stockholder receive if the merger occurs?

A:	Phoenix stockholders will receive $3.85 in cash, without interest, in exchange for each share of Phoenix common stock owned and outstanding at the effective time of the merger.

Q:	What will a holder of Phoenix stock options receive if the merger occurs?

A:	Phoenix stock options will vest in full and become exercisable immediately prior to the closing of the merger. Subject to certain exceptions, holders of Phoenix stock options will receive the excess, if any, of $3.85 over the per share exercise price of the stock option, for each share of Phoenix common stock subject to the stock option, less any applicable withholding tax and without interest. See “Treatment of Phoenix Capital Stock and Options” beginning on page 42 of this document for a more detailed discussion of the treatment of Phoenix stock options.

Q:	What will a holder of Phoenix restricted stock awards receive if the merger occurs?

A:	Each of Phoenix’s outstanding restricted stock awards will vest in full immediately prior to the closing of the merger. Subject to certain exceptions, holders of Phoenix restricted stock awards will receive $3.85 in cash, without interest, in exchange for each share of Phoenix common stock subject to the restricted stock awards outstanding at the effective time of the merger. See “Treatment of Phoenix Capital Stock and Options” beginning on page 42 of this document for a more detailed discussion of the treatment of Phoenix restricted stock awards.

Q:	Will I have appraisal rights if I dissent from the merger?

A:	Yes, but only if you do not vote for the adoption of the merger agreement and file a demand for appraisal with respect to shares held continuously through the effective time of the merger and meet the other requirements of the Delaware General Corporation Law. Under the Delaware General Corporation Law, you have the right to seek appraisal of the fair market value of your shares of our common stock, as determined by the Delaware Court of Chancery, if the merger is completed, but only if (a) you do not vote in favor of adoption of the merger agreement, (b) you deliver a written demand before the vote (as described elsewhere in this proxy statement) and (c) you continuously hold through the effective time of the merger the shares for which you demand appraisal. See “Appraisal Rights” beginning on page 35 of this document for a more detailed discussion of appraisal rights and the text of Section 262 of the Delaware General Corporation Law attached as Annex D to this proxy statement.

Q:	What vote of Phoenix stockholders is required to adopt the merger agreement and approve the merger?

A:	Approval of the proposal to adopt the merger agreement and approve the merger requires the presence, in person or by proxy, of the holders of a majority of the shares of Phoenix common stock outstanding as of the record date for the special meeting, and the affirmative vote of the holders of a majority of the shares of Phoenix common stock outstanding as of the record date.

Marlin has entered into a voting agreement with Ramius LLC, which beneficially owns 5,103,500 shares of Phoenix common stock representing 14.5% of outstanding shares of Phoenix as of the record date. Under this voting agreement, Ramius LLC has agreed, among other things, to vote its shares in favor of the proposal to adopt the merger agreement and approve the merger. See “Voting Agreement” beginning on page 50 of this document for a more detailed discussion of the voting agreement with Ramius LLC.

Q:	How does the board of directors of Phoenix recommend that I vote?

A:	After careful consideration and consultation with its financial and legal advisors, Phoenix’s board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, that it is in the best interests of Phoenix and its stockholders that Phoenix enter into the merger agreement and consummate the merger, and that the merger agreement is fair to Phoenix and its stockholders. Our board of directors recommends that Phoenix stockholders vote FOR the proposal to adopt the merger agreement and approve the merger. See “The Merger — Recommendations of Phoenix’s Board of Directors” beginning on page 20 of this document for a more detailed discussion of the recommendation of Phoenix’s board of directors.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger will affect you. If you are a stockholder of record, you can ensure your shares are voted at the special meeting by completing, dating, signing and returning the enclosed proxy card in the enclosed prepaid envelope or by voting through the Internet or by telephone. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker, bank or other nominee how to vote, as discussed below. DO NOT return your stock certificate(s) with your proxy card.

Q:	How do I cast my vote?

A:	If you are the record owner of your shares, you may vote by:

• Internet using the Internet voting instructions printed on your proxy card;

• telephone using the telephone number printed on your proxy card;

• signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

• attending the special meeting and voting in person, as more fully described below.

If you hold your shares in “street name,” you should follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the adoption of the merger agreement.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares?

A:	Yes, but only if you instruct your broker, bank or other nominee how to vote your shares. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not provide instruction on how to vote your shares, your shares will not be voted and the effect will be the same as a vote by you against the adoption of the merger agreement, but will not have an effect on the proposal to adjourn the special meeting. We urge you to contact your broker, bank or other nominee promptly to ensure that your vote is counted.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All stockholders as of the record date may attend the special meeting and vote in person. If your shares of our common stock are held in “street name,” you must obtain a legal proxy from your broker, bank or other nominee and bring your statement evidencing your beneficial ownership of our common stock in order to attend the special meeting and vote in person.

Whether or not you plan to attend the special meeting, and unless you hold your shares in “street name,” please submit your proxy through the Internet or by telephone or complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope.

Q:	Can I change my vote after I have delivered my proxy?

A:	If you submit your proxy through the Internet or by telephone or mail, you may revoke your proxy at any time before the vote is taken at the special meeting in any of the following ways:

• granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting included on your proxy card;

• submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the special meeting;

• giving written notice of the revocation of your proxy to our Corporate Secretary at 915 Murphy Ranch Road, Milpitas, CA 95035, that is actually received by our Corporate Secretary prior to the special meeting; or

• voting in person at the special meeting.

Your attendance at the special meeting alone does not automatically revoke your proxy. If you have instructed your broker, bank or other nominee to vote your shares, the above-described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank or other nominee to change your vote.

Q:	Do any of Phoenix’s directors or officers have interests in the merger that may differ from those of Phoenix stockholders?

A:	Yes, you should read “The Merger — Interests of Phoenix Directors and Executive Officers in the Merger” beginning on page 29 of this document for a more detailed discussion of these interests.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed you will receive written instructions from the exchange agent on how to exchange your stock certificates for the cash merger consideration. Please do not send in your stock certificates with your proxy.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as practicable after the special meeting of stockholders and currently expect to complete the merger in the fourth calendar quarter of 2010. However, we cannot predict the exact timing of the completion of the merger.

Q:	What are the material U.S. federal income tax consequences of the merger?

A:	If you are a U.S. holder, the receipt of cash by you in exchange for your shares of Phoenix common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the receipt of cash by you in exchange for your shares of Phoenix common stock pursuant to the merger generally will not be a taxable transaction for U.S. federal income tax purposes unless you have certain connections with the United States, but may be a taxable transaction to you under applicable foreign tax laws. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 38 of this document for a more detailed discussion of the U.S. federal income tax consequences of the merger to holders of Phoenix common stock. The tax consequences of the merger may vary depending upon the particular circumstances of each stockholder. You should consult your own tax advisor as to the tax consequences to you of the merger, including the consequences under any applicable, state, local, foreign or other tax laws.

Q:	Who can help answer my questions?

A:	If you have additional questions about the matters described in this document or how to submit your proxy, or if you need additional copies of this document, you should contact:

Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Telephone: 1-888-750-5834

or

Phoenix Technologies Ltd. 915 Murphy Ranch Road Milpitas, CA 95035 Attention: Timothy Chu, General Counsel and Secretary Telephone: 1-800-677-7305

You may also obtain additional information about Phoenix from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page 54 of this document.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this document and may not contain all of the information that is important to you. Phoenix encourages you to read carefully the remainder of this document, including the attached annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting of stockholders. See also “Where You Can Find More Information” on page 54 of this document. We have included references to other portions of this document to direct you to a more complete description of the topics presented in this summary.

Summary of the Merger (see pages 13 through 40 of this document)

Phoenix and affiliates of Marlin Equity Partners (“Marlin”) have agreed to the merger of Phoenix and Marlin under the terms of the merger agreement described in this document. We have attached the merger agreement as Annex A to this document. We encourage you to read the merger agreement carefully because it is the legal document that governs the merger and related matters.

Under the terms of the merger agreement, Pharaoh Merger Sub Corp. (“Merger Sub”), a wholly-owned subsidiary of Pharaoh Acquisition Corp. (“Parent”), will merge with and into Phoenix and the separate corporate existence of Merger Sub will cease and Phoenix will be the surviving corporation. Upon completion of the merger, Phoenix will be a wholly-owned subsidiary of Parent and an indirect subsidiary of Marlin Equity III, L.P. (“Marlin III”). Marlin Equity II, L.P. (“Marlin II”) and Marlin III have agreed to guarantee the performance of the obligations of Parent and Merger Sub under the merger agreement.

The merger is subject to customary closing conditions, including adoption of the merger agreement and approval of the merger by the stockholders of Phoenix.

Treatment of Phoenix Capital Stock and Options (see page 42 of this document)

Upon completion of the merger, the capital stock and other securities of Phoenix will be treated as follows:

•	Each share of Phoenix common stock outstanding immediately prior to the effective time of the merger will be canceled and shall cease to exist, and shall automatically be converted into the right to receive $3.85 in cash, without interest, upon surrender of the certificate representing such share of Phoenix common stock in the manner provided in the merger agreement;

•	None of the outstanding options to purchase shares of Phoenix common stock granted under the Phoenix equity plans and agreements (each, an “Equity Plan”) will be assumed by Parent. Rather, each of the outstanding stock options will vest in full and become exercisable immediately prior to the merger. Depending upon the terms of the applicable Equity Plan, each such vested option shall either be (i) cancelled in exchange for a cash payment per share equal to the excess, if any, of $3.85 per share over the exercise price of such stock option, (ii) exercised with the resulting shares of common stock being converted into the right to receive $3.85 per share, or (iii) cancelled upon the merger if not cashed-out or exercised in accordance with clause (i) or (ii). All payments will be paid without interest and less applicable withholding taxes. However, outstanding stock options with a per share exercise price of $3.85 or higher will be cancelled after the effective time of the merger.

•	Any outstanding restricted stock awards held by Phoenix employees and directors under the Equity Plans will vest in full immediately prior to the merger and be cancelled in exchange for the right to receive $3.85 in cash, without interest, less applicable withholding taxes, in connection with the merger.

Recommendations of Phoenix’s Board of Directors to Stockholders (see page 12 of this document)

After careful consideration and consultation with its financial and legal advisors, our board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, that it is in the best interests of Phoenix and its stockholders that Phoenix enter into the merger agreement and consummate the merger, and that the merger agreement is fair to Phoenix and its stockholders. Our board of directors recommends that Phoenix stockholders vote FOR the proposal to adopt the merger agreement.

For the factors considered by Phoenix’s board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see “The Merger — Recommendations of Phoenix’s Board of Directors” beginning on page 20 of this document and “The Merger — Phoenix’s Reasons for the Merger” beginning on page 20 of this document.

Opinion of the Financial Advisor to the Company’s Board of Directors (see page 22 of this document)

In connection with the evaluation of the proposed merger by Phoenix’s board of directors, the board’s financial advisor, RBC Capital Markets Corporation (“RBC”), rendered a written opinion to the board of directors on August 17, 2010 that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration of $3.85 in cash, without interest, per share of Phoenix’s common stock specified in the merger agreement was fair, from a financial point of view, to the Phoenix stockholders. The full text of RBC’s written opinion dated August 17, 2010 is attached to this proxy statement as Annex B. Phoenix urges you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by RBC. RBC’s opinion was addressed to Phoenix’s board of directors and does not constitute a recommendation to Phoenix stockholders as to how you should vote with respect to the merger.

Equity Commitment and Guarantee by Marlin (see page 29 of this document)

The merger agreement does not contain any financing condition. Marlin II and Marlin III have committed to purchase equity interests in Parent in an amount equal to the aggregate merger consideration on the terms and conditions set forth in equity commitment letters dated August 17, 2010. Pursuant to the merger agreement, Marlin II and Marlin III have also provided a guarantee in favor of Phoenix, which, subject to the terms and conditions contained in the merger agreement, guarantees the performance of the obligations of Parent and Merger Sub under the merger agreement. Phoenix is a third party beneficiary of the equity commitment letters and has the right to enforce the obligations of Marlin II and Marlin III under the equity commitment letter.

The Special Meeting of Phoenix Stockholders (see page 9 of this document)

The special meeting of the Phoenix stockholders will be held on October 25, 2010, at 10:00 a.m., local time, at 915 Murphy Ranch Road, Milpitas, CA 95035. At the Phoenix special meeting of stockholders, Phoenix stockholders will be asked to vote on a proposal to adopt the merger agreement and approve the merger and, if necessary, to approve an adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes to approve the merger proposal.

Required Stockholder Approval for the Merger (see page 10 of this document)

Adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of at least a majority of the outstanding shares of Phoenix common stock. If Phoenix stockholders do not adopt the merger agreement and approve the merger, the merger will not be completed.

Conditions to Completion of the Merger (see page 47 of this document)

Completion of the merger depends upon the satisfaction or waiver, where permitted by the merger agreement, of a number of conditions, including the following (some of which are conditions to the closing obligations of both parties, and others of which are conditions to the closing obligations of only one party):

•	adoption of the merger agreement by Phoenix stockholders;

•	receipt of governmental consents and authorizations, including antitrust approval;

•	absence of any law, regulation or court order prohibiting the merger;

•	the representations and warranties in the merger agreement made by Phoenix being true and correct (without regard to the terms “material,” “materially” or “material adverse effect”) as of the closing date of the merger such that, in the aggregate, the effect of any inaccuracies in such representations and warranties would not have a material adverse effect on Phoenix (except that any representations or warranties expressly made as of a specific date, would be measured as of such date);

•	each party having complied with all of its covenants and obligations under the merger agreement in all material respects;

•	Phoenix not having suffered any material adverse effect;

•	less than 10% of the shares of Phoenix common stock having elected to exercise appraisal rights and dissenting to the merger; and

•	at the effective time of the merger Phoenix shall have unrestricted cash and cash equivalents of at least $30,000,000.

For the definition of “material adverse effect,” see “The Merger Agreement — Representations and Warranties” on page 43 of this document.

Limitation on Phoenix’s Ability to Consider Other Acquisition Proposals (see page 45 of this document)

The merger agreement contains restrictions on the ability of Phoenix to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in Phoenix, with certain exceptions.

Termination of the Merger Agreement (see page 48 of this document)

Parent and Phoenix can mutually agree to terminate the merger agreement without completing the merger. In addition, Parent and Phoenix can each terminate the merger agreement under the circumstances set forth in the merger agreement and described in this document.

Termination Fee and Expenses (see page 49 of this document)

The merger agreement provides that, under specified circumstances, Phoenix may be required to pay Parent a termination fee equal to $4,150,000 if the merger agreement is terminated.

Interests of Phoenix Directors and Executive Officers in the Merger (see page 29 of this document)

The executive officers of Phoenix and the members of the Phoenix board of directors have certain interests in the merger that are different from, or in addition to, the interests of stockholders generally.

Tom Lacey, Robert Andersen, David Gibbs and Timothy Chu, executive officers of Phoenix, each have a Severance and Change of Control Agreement with Phoenix that will entitle them to receive cash payments and other benefits if they experience a qualifying termination under certain circumstances within a designated period prior to or after the merger.

In addition, certain executive officers and certain directors of Phoenix hold Phoenix stock options and restricted stock awards that, as a result of the merger, will vest immediately prior to the closing of the merger. Certain executive officers are also entitled to receive a cash bonus under the Special Acquisition Bonus Plan.

Under the merger agreement, Phoenix, as the surviving corporation in the merger, has agreed to indemnify the directors and officers of Phoenix to the full extent permitted by law following the merger. Phoenix has also agreed to honor Phoenix’s obligations under the indemnification agreements between Phoenix and its officers and directors in effect before the merger and any indemnification provisions of Phoenix’s certificate of incorporation and bylaws.

Under the merger agreement, Phoenix will maintain for a period of six years an insurance policy covering persons who were directors or officers of Phoenix prior to the merger for the actions taken by such directors and officers in their capacities as directors and officers of Phoenix prior to the merger on terms with respect to coverage and amount no less favorable than those of such policy currently in effect, provided, however, that Phoenix will not be required to expend in excess of 200% of the current annual premium paid by Phoenix for such policies currently maintained by Phoenix.

The Phoenix board of directors was aware of and discussed and considered these interests when it approved the merger.

Regulatory Matters (see page 40 of this document)

On August 31, 2010 Parent and Phoenix made the required filings concerning the merger with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Early termination of the 30-day waiting period was granted on September 14, 2010, giving the parties HSR Act clearance.

Material U.S. Federal Income Tax Consequences (see page 38 of this document)

Generally, the receipt of cash in exchange for Phoenix common stock pursuant to the merger will be a taxable transaction to holders of Phoenix common stock for U.S. federal income tax purposes. A U.S. holder of Phoenix common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received (before reduction for any applicable withholding taxes) and the holder’s adjusted tax basis in the Phoenix common stock surrendered. A non-U.S. holder of Phoenix common stock generally will not be subject to U.S. federal income tax unless the gain on the exchange is effectively connected with the conduct of a trade or business in the United States or the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met.

The tax consequences to you may vary depending on your particular circumstances. Due to the individual nature of tax consequences, you are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the effects of any applicable state, local, foreign or other tax laws.

Appraisal Rights (see page 35 of this document)

Under Delaware law, if a Phoenix stockholder does not vote for approval of the merger and complies with the other statutory requirements of the Delaware General Corporation Law, the stockholder may elect to receive, in cash, the judicially determined fair value of the stockholder’s shares of Phoenix common stock.

Delisting and Deregistration of Phoenix Common Stock (see page 40 of this document)

If the merger is completed, Phoenix’s common stock will be delisted from The NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Thereafter, the provisions of the Exchange Act will no longer apply to us, including the requirements to file periodic reports with the SEC and to furnish a proxy or information statement to our stockholders in connection with meetings of our stockholders.

Legal Proceedings Regarding the Merger (see page 40 of this document)

On August 24, 2010, August 25, 2010 and August 26, 2010, three separate and substantially identical shareholder class action complaints were filed in the Superior Court of the State of California, County of Santa Clara, naming Phoenix, certain executive officers of Phoenix, members of Phoenix’s board of directors, Marlin and Ramius as defendants. On September 8, 2010, the court entered an order consolidating the three actions and ordering plaintiffs to file a consolidated complaint. On September 15, 2010, plaintiffs filed a consolidated amended complaint, which no longer includes as defendants Ramius and certain executive officers of Phoenix but adds as defendants Parent and Merger Sub. The consolidated amended complaint generally alleges that, in connection with approving the Merger, Phoenix directors breached their fiduciary duties owed to Phoenix stockholders, and that Marlin, Parent and Merger Sub knowingly aided and abetted the Phoenix directors’ breach of their fiduciary duties. The complaint seeks, among other things, certification of the case as a class action, a declaration that the Phoenix directors have breached their fiduciary duties, an injunction precluding consummation of the merger, and an award of fees, expenses and costs to plaintiffs and their attorneys.

Phoenix intends to defend the lawsuit vigorously.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “The Merger,” “The Merger — Opinion of the Financial Advisor to Phoenix’s Board of Directors” and in statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	the effect of the announcement of the merger on our client and customer and partner relationships, operating results and business generally;

•	the risk that the proposed merger disrupts current plans and operations and our inability to respond effectively to competitive pressures, industry developments and future opportunities;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	potential litigation regarding to the merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the SEC website at www.sec.gov or from commercial document retrieval services.

The terms “Phoenix SecureCore Tiano” and “Embedded BIOS” used in this document are trademarks of Phoenix.

SPECIAL MEETING OF STOCKHOLDERS OF PHOENIX TECHNOLOGIES LTD.

Date, Time and Place of Meeting

The accompanying proxy is solicited by the board of directors of Phoenix for use at the special meeting of stockholders to be held on October 25, 2010 at 10:00 a.m., local time, at 915 Murphy Ranch Road, Milpitas, CA 95035.

These proxy solicitation materials were mailed on or about September 22, 2010 to all stockholders entitled to vote at the meeting.

Record Date; Shares Entitled to Vote; Outstanding Shares

The Phoenix board of directors has fixed the close of business on September 15, 2010 as the record date for determining the stockholders of Phoenix entitled to notice of, and to vote at, the special meeting of stockholders or any adjournment thereof. Only Phoenix stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting of stockholders or any adjournments thereof. Phoenix stockholders will have one vote for each share of Phoenix common stock that they owned on the record date.

At the close of business on the record date, there were 35,248,805 shares of Phoenix common stock issued and outstanding and entitled to vote at the Phoenix special meeting of stockholders.

Purpose of the Special Meeting of Stockholders

At the special meeting of stockholders, stockholders will be asked to:

1. Consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 17, 2010, by and among the Company, Pharaoh Acquisition Corp. (“Parent”) and Pharaoh Merger Sub Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), each an affiliate of Marlin Equity Partners, and solely for purposes of providing a guarantee of the obligations of the Parent and Merger Sub, Marlin Equity II, L.P. (“Marlin II”) and Marlin Equity III, L.P., pursuant to which each share of the Company’s common stock outstanding at the effective time of the merger will be converted into the right to receive $3.85 in cash, and the Company will become a wholly-owned subsidiary of Parent and indirect subsidiary of Marlin III; and

2. Consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Quorum; Abstentions; Broker Non-Votes

There must be a quorum for the special meeting of stockholders to be held. The holders of a majority of the issued and outstanding Phoenix common stock entitled to vote, present in person or represented by a properly executed and delivered proxy, will constitute a quorum for the purpose of transacting business at the special meeting of stockholders. Only Phoenix stockholders of record on the record date will be entitled to vote at the special meeting of stockholders. All shares of Phoenix common stock represented at the special meeting of stockholders, but not voting, including broker non-votes and abstentions, will be counted as present for purpose of determining the presence or absence of a quorum but will not be counted as having been voted on any proposal. Broker non-votes result from shares held of record by brokers, banks or nominees which are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to certain non-routine matters, such as a merger proposal, as to which such brokers, banks or nominees may not vote on a discretionary basis. Consequently, an abstention from voting or a broker non-vote will have the effect of a vote against the merger proposal but will not have any effect on the proposal to adjourn the special meeting.

Votes Required

Approval of the proposal for adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding shares of Phoenix common stock. The merger will not be completed unless Phoenix stockholders approve the merger proposal.

If necessary, the affirmative vote of the holders of a majority of the shares of Phoenix common stock present and voting at the special meeting, whether or not a quorum is present, is required to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the merger proposal.

Solicitation of Proxies

This solicitation is made on behalf of Phoenix’s board of directors, and Phoenix will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks, brokers and other custodians, nominees and fiduciaries, for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by Phoenix’s officers, directors and employees by mail, telephone, fax, personal interviews or other methods of communication. Phoenix has engaged Innisfree M&A Incorporated (“Innisfree”) to assist it in the distribution and solicitation of proxies. Phoenix estimates that it will pay Innisfree approximately $15,000 for its services and will reimburse Innisfree for reasonable out-of-pocket expenses.

Voting; Proxies and Revocation

You may vote in person or by proxy at the special meeting. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that, if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the special meeting, you must bring to the special meeting (a) a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting and (b) your statement evidencing your beneficial ownership of our common stock.

If you do not wish to attend the special meeting and you are a record holder, you may submit your proxy by completing, dating, signing and returning the enclosed proxy card in the enclosed postage-paid envelope or otherwise mail it to Phoenix or its solicitor. In addition, you may submit your proxy by telephone by calling 1-800-690-6903 or through the Internet at www.proxyvote.com. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy by the Internet or telephone. If you submit a proxy through the Internet, by telephone or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

If you do not wish to attend the special meeting and your shares are held in “street name,” you should instruct your broker, bank or other nominee how to vote your shares using the voting instruction form furnished by your broker, bank or other nominee.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If you submit your proxy through the Internet, by telephone or by mail, you may revoke your proxy at any time before the vote is taken at the special meeting in any of the following ways:

•	granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting included on your proxy card;

•	submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the special meeting;

•	giving written notice of the revocation of your proxy to our Corporate Secretary at 915 Murphy Ranch Road, Milpitas, CA 95035, that is actually received by our Corporate Secretary prior to the special meeting; or

•	voting in person at the special meeting.

Your attendance at the special meeting does not alone automatically revoke your proxy. If you have instructed your broker, bank or other nominee how to vote your shares, the above-described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank or other nominee to change your vote.

Voting Agreement

As a condition and inducement to the willingness of the Parent and Merger Sub to enter into the merger agreement, Ramius LLC, a Delaware limited liability company (“Ramius”), executed and delivered a Voting Agreement dated August 17, 2010 (the “Voting Agreement”) whereby Ramius has agreed to vote its shares of the Company’s common stock in favor of the Merger. A copy of the Voting Agreement is attached as Annex C to this proxy statement. See “The Merger — Voting Agreement” beginning on page 50 for a more detailed discussion of the Voting Agreement.

Recommendations of our Board of Directors

After careful consideration and consultation with its financial and legal advisors, our board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, that it is in the best interests of Phoenix and its stockholders that Phoenix enter into the merger agreement and consummate the merger, and that the merger agreement is fair to Phoenix and its stockholders. Our board of directors recommends that Phoenix stockholders vote FOR the proposal to adopt the merger agreement and approve the merger and FOR the adjournment proposal, if necessary. See “Recommendations of Phoenix’s Board of Directors” beginning on page 20 of this document for a more detailed discussion of the recommendation of Phoenix’s board of directors,

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the Phoenix special meeting of stockholders in person.

THE MERGER

This section of the document describes the principal aspects of the proposed merger. While Phoenix believes that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to Phoenix stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this document as Annex A. You are encouraged to read the merger agreement and the other annexes to this document carefully and in their entirety.

Parties to the Merger

Phoenix Technologies Ltd.

Phoenix Technologies Ltd., a leader in core systems software products, services and embedded technologies, pioneers open standards and delivers innovative solutions that enable the PC industry’s top system builders and specifiers to differentiate their systems, reduce time-to-market and increase their revenues. Phoenix’s flagship products — Phoenix SecureCore Tiano and Embedded BIOS — are revolutionizing the PC user experience by delivering unprecedented performance, security, reliability, continuity, and ease-of-use. Phoenix established industry leadership and created the PC clone industry with its original BIOS product in 1983. Phoenix has over 200 technology patents issued and pending, and has shipped firmware in over one billion systems. Phoenix is headquartered in Milpitas, California with offices worldwide. Its principal executive offices are located at 915 Murphy Ranch Road, Milpitas, CA 95035, Tel: 1-800-677-7305. For more information, visit http://www.phoenix.com.

Pharaoh Acquisition Corp.

Pharaoh Acquisition Corp., a Delaware corporation (“Parent”), was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated thereby. Parent has not conducted any unrelated activities since its organization. Parent’s principal executive offices are located at c/o Marlin Equity Partners, 2121 Rosecrans Avenue, Suite 4325, El Segundo, CA 90245, Tel: (310) 364-0100.

Pharaoh Merger Sub Corp.

Pharaoh Merger Sub Corp., a Delaware corporation (“Merger Sub”), was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated thereby. Merger Sub has not conducted any unrelated activities since its organization. Upon completion of the merger, the separate corporate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at c/o Marlin Equity Partners, 2121 Rosecrans Avenue, Suite 4325, El Segundo, CA 90245, Tel: (310) 364-0100.

Parent and Merger Sub are indirect wholly-owned subsidiaries of funds affiliated with Marlin Equity Partners.

Marlin Equity II, L.P. and Marlin Equity III, LP

Marlin Equity II, L.P., a Delaware limited partnership (“Marlin II”), and Marlin Equity III, L.P., a Delaware limited partnership (“Marlin III”), have entered into the merger agreement solely for purposes of providing a guarantee of the obligations of the Parent and Merger Sub under the merger agreement. See “Merger — Equity Commitment and Guarantee by Marlin” for a more detailed discussion of the equity commitment and guarantee by Marlin II and Marlin III. The principal executive offices of Marlin II and Marlin III are located at c/o Marlin Equity Partners, 2121 Rosecrans Avenue, Suite 4325, El Segundo, CA 90245, Tel: (310) 364-0100.

Marlin II and Marlin III are investment funds established by Marlin Equity Partners (“Marlin”), a Los Angeles-based private investment firm with over $1 billion of capital under management. Marlin is focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Marlin invests in businesses across multiple industries that are in the process of undergoing operational, financial or market-driven change where Marlin’s capital, industry relationships and extensive operational capabilities significantly strengthens a company’s outlook and enhances value. Since its inception, Marlin, through its group of funds and related companies, has successfully completed over 35 acquisitions. For more information, please visit www.marlinequity.com.

Background of the Merger

As part of the ongoing evaluation of Phoenix’s business, the board of directors and management regularly consider a variety of strategic alternatives for the company. As part of this process, Phoenix’s board of directors and management have evaluated, independently and with financial advisors, various alternatives for expanding its business, improving Phoenix’s competitive position through focusing on its core business, and enhancing stockholder value, including the advisability of entering into a merger or sale of the company.

On January 5, 2010 Phoenix issued a press release stating that as part of its strategic initiative to re-focus Phoenix on the core systems software solutions business, it had retained GrowthPoint Technology Partners to explore the potential sale of various product lines that Phoenix deemed as non-core products, including FailSafe, HyperSpace and eSupport.

In connection with its strategic initiative, the board of directors established a Strategic Development Committee (“Committee”) to assist the board in evaluating and reviewing potential transactions relating to both the sale of various non-core product lines as well as exploring other strategic alternatives.

On February 2, 2010, a third party (“Company A”) submitted an unsolicited non-binding letter to Phoenix expressing its interest in a potential acquisition of Phoenix at a preliminary proposed price of $4.00 per share. The proposal contained in the letter was conditioned on, among other things, successful completion of due diligence and the negotiation of a definitive agreement.

At a meeting of the board of directors held on February 3, 2010, the board reviewed the terms of the letter and discussed the potential business combination described in Company A’s proposal with Phoenix’s management and Phoenix’s legal counsel, Morgan, Lewis & Bockius LLP (“Morgan Lewis”). The board determined that it should obtain further information regarding Phoenix’s opportunities and the alternatives that might be available to it, and that Phoenix should engage in a process that would allow the board to obtain such information as well as assist in the board’s evaluation of the proposal contained in the letter from Company A. A representative of Phoenix contacted Company A to respond to the proposal and indicate that Phoenix would contact Company A to engage in further discussions relating to its proposal as the board reviewed Phoenix’s strategic alternatives.

On February 18, 2010, following an earnings announcement by Phoenix on February 4, 2010 in which Phoenix reported, among other things, a decline in revenue in the first quarter of 2010 compared to the first quarter of 2009, Company A submitted a revised letter to Phoenix which was similar in form to the February 2nd letter, but with a lower proposed price of $3.70 per share. The revised proposal continued to be conditioned on, among other things, successful completion of due diligence and the negotiation of a definitive agreement.

On February 25, 2010, the board appointed Tom Lacey as Phoenix’s President and Chief Executive Officer and to serve as a member of Phoenix’s board of directors.

While the discussions with Company A did not ultimately result in a proposal from Company A that was acceptable to the board of Phoenix, the receipt of the proposal and subsequent discussions with Company A contributed to the board’s decision to evaluate other strategic alternatives that might be available to Phoenix, including remaining as an independent company with growth funded from the divestiture of its noncore businesses. In connection with this evaluation, the board of directors authorized the engagement of RBC as its financial advisor in connection with the comprehensive review of Phoenix’s strategic alternatives. RBC was engaged as the financial advisor to Phoenix on the terms and conditions set forth in a letter agreement dated March 8, 2010.

At a meeting of the board of directors on March 12, 2010, the board discussed with representatives of RBC and management the interest expressed by Company A, and instructed management and RBC to further evaluate the strategic alternatives available to Phoenix, including Phoenix’s continued operation as an independent company and the potential for a business combination with Company A or other potential parties. The board of directors also discussed with management and representatives of RBC the process by which Phoenix might explore and evaluate strategic transactions, including opportunities for Phoenix to combine with, or be acquired by, another company, and the identity of the parties to be contacted. In addition, a representative of Morgan Lewis reviewed with the board of directors its fiduciary duties in connection with its consideration of such alternatives. At the conclusion of these discussions, the board instructed RBC to contact certain parties that might be interested in a potential acquisition of, or combination with, Phoenix. The board also instructed RBC to provide additional financial analyses regarding other strategic alternatives, including Phoenix remaining as an independent business.

Beginning on March 15, 2010, representatives of RBC confidentially contacted 56 companies, including both strategic buyers and financial sponsors, regarding a potential transaction with Phoenix. These companies included Company A, Marlin Capital Partners (“Marlin”) and three other companies that are referred to as “Company B”, “Company C” and “Company D”. Phoenix subsequently entered into nondisclosure agreements with fifteen of the companies contacted (including with Marlin on March 22, 2010 and with Company A, Company B, Company C and Company D). Phoenix’s management gave presentations to eleven of these companies regarding Phoenix’s business and operations, and Phoenix made certain information available to these parties in connection with their review of Phoenix’s business. On April 16, 2010, a representative of Marlin called a representative of RBC to advise him that Marlin had decided not to pursue a business combination with Phoenix at that time.

Also during this process, the board of directors held numerous meetings to evaluate the process and to obtain updates on the status of the discussions with various companies. At this time, the Phoenix board of directors also instructed RBC to provide analysis of certain strategic alternatives, including continued operation as an independent company and entering into a strategic business combination or the sale of the company. The board of directors also instructed management to develop for presentation to the board of directors at subsequent meetings detailed strategic plans for continued operation of the business as an independent company.

On April 8, 2010, Phoenix announced that Absolute Software Corporation had acquired certain assets associated with the FailSafe product line. The closing of the transaction yielded approximately $6.9 million in cash for Phoenix.

At a meeting of the Strategic Development Committee held on April 23, 2010, representatives of RBC updated the Committee on the status of discussions regarding a potential business combination, and discussed the next steps in the process, including the distribution of bid instruction letters to those parties who continued to show interest in a potential transaction. The Committee reviewed a draft bid instruction letter and authorized RBC to send bid instruction letters to interested parties requesting, among other things, that such parties submit initial indications of interest to RBC on or prior to May 11, 2010. In accordance with the Committee’s instructions, representatives of RBC subsequently sent bid instruction letters to the eleven parties that had signed confidentiality agreements and were continuing to express interest in a potential transaction with Phoenix.

At the same meeting, the Committee also discussed the amount of time that management was committing to the process, including management’s presentations to interested parties, as well as the potential effect on Phoenix if certain members of management did not continue to be employed by Phoenix through the completion of any potential transaction. The Committee discussed the necessity of implementing an incentive plan to ensure that key employees would continue their employment through the consummation of a transaction, and instructed RBC to include certain anticipated expenses associated with such incentive plan in the financial information provided to interested parties.

Prior to the May 11, 2010 deadline for submitting proposals, Company D informed RBC that it would only be interested in performing further due diligence if Phoenix would accept a “below market” offer price per share. After reviewing this information with certain members of the Committee, RBC subsequently informed Company D that it would not be granted further access to Phoenix’s confidential information unless Company D indicated its willingness to propose an increased price. Following such discussions, Company D did not make any proposals or indicate a willingness to increase the proposed price until Company D made a written non-binding proposal on August 25, 2010, following the public announcement of Phoenix’s merger with Marlin, as described below.

At a meeting of the board of directors on May 13, 2010, the board reviewed the proposals submitted by interested parties and discussed the potential business combinations described in the proposals with Phoenix’s management, representatives of RBC and Morgan Lewis. As of that time, Phoenix had received three proposals. Company A provided a verbal, non-binding proposal at an “at market” offer price per share (Phoenix’s closing share price on May 11, 2010 was $3.29). Company B submitted a written, non-binding proposal of $4.00 per share. Company C submitted a written non-binding proposal of $2.70 — $2.90 per share. Each of the proposals was conditioned upon the satisfaction of due diligence and the negotiation of definitive agreements. None of the remaining seven parties subsequently submitted a proposal.

The board instructed RBC to invite Company B into a second stage of due diligence, and to enter into negotiations with Company A and Company C in an attempt to have such companies raise the price in their respective proposals. The board instructed RBC to inform Company A and Company C that, as outlined in the bid instruction letter previously sent to such companies, they would not be able to continue in Phoenix’s process unless they raised their respective offer prices. As instructed by the board, RBC subsequently contacted each company and invited Company B to continue due diligence activities with Phoenix. Neither Company A nor Company C subsequently improved their proposals.

At a meeting of the board of directors held on May 18, 2010, the board further discussed the potential business combinations described in the three proposals. In addition, certain members of management presented to the board the strategic plans for continued operation of the business, potential areas of value in the company and the opportunities and risks associated with executing Phoenix’s business plan as an independent company. In addition, the board discussed with RBC various valuation models and the assumptions contained in such analyses. At the conclusion of the meeting, the board authorized RBC and management to continue discussions with the interested parties.

On May 25, 2010, Company D contacted a representative of RBC and indicated that it was interested in re-engaging with Phoenix to explore a potential transaction. Given Company D’s renewed interest, Phoenix provided Company D with access to the same due diligence information that was provided to the other interested parties prior to the May 11 bid deadline and RBC requested that Company D submit a written proposal as soon as possible. On June 4, 2010, after reviewing the information, Company D informed RBC that it was no longer interested in pursuing a potential transaction with Phoenix at that time.

On May 28, 2010, a representative of Marlin contacted a representative of RBC to inquire whether it could re-engage with Phoenix to explore a potential transaction. Phoenix provided Marlin with access to the same due diligence information that was provided to the other interested parties prior to the May 11th bid deadline and asked Marlin for a proposal as soon as possible. After evaluating this additional material, on June 2, 2010, Marlin submitted a written non-binding proposal for $3.97 per share. The proposal was conditioned upon completing further diligence and the negotiation of a definitive agreement. Following receipt of the proposal from Marlin, the board instructed RBC to include Marlin in the second stage of the due diligence process. A representative of RBC subsequently informed Marlin that it would be allowed to continue in its due diligence process with Phoenix.

Beginning in May 2010 and continuing through June 24, 2010, representatives of Marlin and Company B conducted comprehensive due diligence investigations of Phoenix and held various meetings with members of Phoenix’s management. In addition, in June 2010, management of Phoenix engaged in discussions with two other companies regarding the potential sale of certain intellectual property owned by Phoenix and those companies were provided with diligence information relating to the intellectual property. Although both of these companies indicated that they were interested in pursuing a transaction, neither company submitted a proposal with respect to the transfer of Phoenix’s intellectual property.

On June 16, 2010, Phoenix announced it had completed the sale of the assets related to its HyperSpace product to Hewlett Packard for total consideration of $12.0 million, of which approximately $9.8 million was paid to Phoenix at the closing, after deducting certain fees and costs relating to the transaction, and $2.0 million was placed into escrow to cover certain potential indemnification obligations.

On June 17, 2010, Phoenix announced the sale of its eSupport business assets to eSupport.com, Inc., a newly-formed private entity, for an upfront cash payment of $1.0 million and an aggregate of $0.6 million in licensing fees to be paid annually over the next three years. Combined with the previously-announced asset sales of FailSafe and HyperSpace, the sale of eSupport marked Phoenix’s third and final non-core asset divestiture. In total, Phoenix received $20.3 million in consideration from these transactions: $17.7 million in cash and $2.6 million in escrowed amounts and future licensing fees.

At a meeting of the board of directors held on June 18, 2010, representatives of RBC updated the board on the status of discussions with Marlin and Company B, and discussed sending further bid instruction letters to the two parties. The instruction letters would request “best and final” bids, and instruct the two parties to provide comments to a proposed merger agreement in order to permit the board to ascertain the terms under which the two parties were willing to proceed. Representatives of Morgan Lewis reviewed with the board the terms of the draft merger agreement to be provided to Marlin and Company B, which draft had been previously provided to the board, and the board discussed the proposed terms. Following such review, the board authorized RBC to send bid instruction letters, together with the draft merger agreement, to the two parties requesting, among other things, that the parties submit proposals to RBC on or prior to June 24, 2010.

On June 24, 2010, RBC received acquisition proposals for Phoenix from both Marlin and Company B. Company B submitted a non-binding proposal at a price of $3.35 per share, and Marlin submitted a non-binding proposal at a price of $4.20 per share.

Both proposals contained a condition that Phoenix grant a period of exclusivity in order to permit the completion of due diligence and negotiation of the merger agreement. Also, as requested, Marlin provided a revised draft of the proposed merger agreement indicating its proposed changes to the terms of the transaction. Company B did not provide a revised draft of the merger agreement.

At a meeting of the board of directors held on June 25, 2010, the board reviewed and discussed the terms of the proposals with representatives of RBC and Morgan Lewis. Following such review and discussion, the board instructed RBC to request that both Company B and Marlin improve the terms of their proposals. In addition, the board authorized the Committee to grant exclusivity to Marlin under certain conditions. As instructed, representatives of RBC engaged in negotiations with both Company B and Marlin and requested that each company improve its terms. Company B declined to improve the terms of its proposal. On June 28, 2010, Marlin submitted a revised proposal with a price of $4.38 per share less the anticipated cost of Phoenix’s retention plan that had been discussed with Marlin. On June 29, 2010, RBC discussed the proposal with Marlin, including the anticipated costs associated with the retention plan, and requested that Marlin clarify and improve the terms of its proposal. Following such discussion, Marlin submitted a revised proposal with a price of $4.30 per share and improved certain other terms.

At a meeting of the Strategic Development Committee held on June 30, 2010, the Committee reviewed and discussed with representatives of RBC and Morgan Lewis the latest proposals and proposed next steps with each interested party. In particular, representatives of RBC reviewed the status of negotiations with the two interested parties and noted that Marlin had improved the terms of its proposal. In addition, representatives of Morgan Lewis also reviewed with the directors their legal obligations, including fiduciary duties, and summarized the material terms and conditions of the most recent draft of the merger agreement with Marlin, which had been negotiated with Marlin and further revised since Marlin’s prior proposal. The Committee also discussed with management and its advisors the terms of the proposed exclusivity agreement with Marlin, and the unwillingness of Marlin to proceed without such exclusivity. After further discussions, the Committee authorized Phoenix to enter into an agreement with Marlin providing for exclusivity, authorized management to continue due diligence with Marlin and to negotiate the terms of the merger agreement. On July 1, 2010 Phoenix entered into a 30-day exclusivity period with Marlin to permit further due diligence and the negotiation of the merger agreement.

From July 1, 2010 through July 31, 2010, representatives of Marlin conducted due diligence investigations of Phoenix. During that time, at the direction of the board, certain members of management and representatives of RBC met with representatives of Marlin to discuss the operations of Phoenix and its financial condition. Also, during this time, representatives of Phoenix and Morgan Lewis discussed Marlin’s legal due diligence and as part of those diligence investigations, reviewed legal, financial and operations data relating to Phoenix. Also during this time the parties and their legal and financial advisors engaged in extensive negotiations regarding the terms and conditions of the merger agreement relating to the proposed merger.

At a meeting of the board of directors held on July 19, 2010 which was also attended by representatives of RBC and Morgan Lewis, the board reviewed the status of discussions with Marlin and the terms of the proposed transaction. A representative of Morgan Lewis summarized the terms contained in the most recent draft of the merger agreement and reviewed with the board their fiduciary duties in connection with the proposed transaction. In addition, Phoenix’s management reviewed Phoenix’s financial performance, including the outlook for the next quarter and fiscal year. The board discussed the assumptions contained in management’s presentation, as well as the risks and opportunities associated with executing Phoenix’s business plan. In addition, the board discussed the risks associated with completing a transaction with Marlin, including the possibility of losing employees as a result of the announcement of the transaction and generally the risks of satisfying the closing conditions in such a transaction. The board noted that Marlin had not engaged in any discussions with management regarding their future employment with the company and had indicated that it did not intend to do so prior to the announcement of a transaction. In connection with such discussion, the board discussed the necessity of implementing a retention plan to ensure that certain key employees would remain employed by Phoenix following announcement of a transaction. The board requested additional information from management relating to such retention plan. Also, in determining the size of the retention plan, both in absolute and percentage terms, the board used a matrix which contemplated a variety of potential acquisition prices. The matrix contemplated that if a transaction occurred at a price higher (or lower) than the one embodied in the proposal from Marlin, then the size of the retention plan would increase (or decrease) both in dollar amount and as a percentage of the overall transaction value, pursuant to that matrix.

During the initial exclusivity period, Marlin requested that exclusivity be extended for an additional week to allow Marlin to complete its due diligence and finalize the negotiations of the merger agreement.

At a meeting of the board of directors held on July 29, 2010, the board discussed the request by Marlin with management and its advisors and, in particular, discussed the causes for the delay in the completion of diligence and the timing of the delivery of diligence materials to Marlin. After further discussions regarding the fact that Phoenix had not been able to provide some diligence materials in the time frame requested by Marlin, the board approved the extension of exclusivity with Marlin to August 6, 2010.

During the week of July 30th, representatives of RBC and management of Phoenix engaged in extensive discussions with Marlin regarding outstanding diligence matters. In addition, representatives of Morgan Lewis negotiated terms of the proposed merger agreement with Marlin’s counsel. During this time, Marlin indicated that it would need additional time to complete certain additional due diligence and re-confirm the price that it had previously proposed. Marlin requested that the exclusivity period be extended until August 9, 2010.

Following the receipt of such request, at a meeting of the board of directors held on August 6, 2010, the board determined that Phoenix should not extend the exclusivity period until Marlin re-affirmed its proposed price.

On August 9, 2010, Marlin contacted a representative of RBC and indicated that, based on its recent due diligence review, Marlin was prepared to acquire Phoenix at a price of $3.85 per share. Marlin also indicated that it would need two more weeks to complete its diligence review and would require exclusivity during that time period. Also on August 9, 2010, at the direction of the board, certain members of management had further discussions with two companies regarding the potential sale of certain intellectual property of Phoenix. The two companies indicated that they were interested in pursuing such a transaction, but neither company submitted a proposal to Phoenix.

At a meeting of the board of directors on August 9, 2010, the board reviewed Marlin’s revised proposal and discussed with representatives of RBC and management the diligence issues that had been identified by Marlin in their revised proposal. The board instructed RBC to negotiate with Marlin to improve the price of its proposal. Following the meeting, a representative of RBC contacted Marlin and attempted to negotiate a higher price; however, Marlin responded that it would not increase the price in its proposal.

Following the meeting, Jeff Smith, Chairman of the Board of Directors of Phoenix, also had discussions with a representative of Marlin regarding the proposed purchase price and the timing of the transaction. Marlin indicated that they were not willing to increase the proposed price, although Marlin told Mr. Smith that it would be prepared to sign a merger agreement on August 16, 2010 provided that Phoenix enter into an exclusivity agreement with Marlin during that period.

At a meeting of the board of directors on August 11, 2010, Mr. Smith and RBC updated the board on their discussions with Marlin. In light of the shorter time period and the insistence by Marlin that Phoenix enter into an exclusivity agreement during that period, the board authorized Phoenix to enter into an exclusivity agreement for the period ending August 16, 2010.

Prior to entering into the exclusivity agreement, management of Phoenix engaged in further discussions with two companies regarding the possible sale of certain intellectual property. No proposals were received from these companies for such a transaction.

In the afternoon of August 12, 2010, Phoenix entered into an exclusivity agreement with Marlin providing for an exclusivity period through August 16, 2010.

From August 12, 2010 through August 16, 2010, representatives of Marlin conducted further due diligence of the operations of Phoenix. Also during this time the parties and their legal and financial advisors engaged in extensive negotiations regarding the terms and conditions of the merger agreement relating to the proposed merger.

On August 16, 2010, the board of directors held a meeting to consider the terms and conditions of the proposed transaction with Marlin. Management and representatives of RBC and Morgan Lewis provided an update on the status of negotiations with Marlin, including the fact that Marlin was finalizing its diligence review of Phoenix, as well as a review of other discussions that had occurred with interested parties regarding a transfer of certain intellectual property of Phoenix. The directors noted that the discussions relating to the intellectual property had not resulted in the receipt of a proposal from either of the interested parties. Representatives of RBC then provided an update to its financial analyses with respect to the proposed transaction from a financial point of view. Representatives of Morgan Lewis reviewed with the board of directors its fiduciary duties in connection with its consideration of the transaction with Marlin and gave a detailed overview of the terms, conditions, contingencies, risks and other aspects of the potential transaction. After considering the advice of its advisors, the Phoenix board of directors evaluated the proposed business combination as well as continuing to operate the business as an independent company. The board authorized its advisors to continue discussions with Marlin to finalize the terms of the proposed transaction and to confirm that Marlin had completed its diligence review of Phoenix.

At a meeting of the board of directors on August 17, 2010, representatives of RBC and Morgan Lewis advised the board that Marlin had completed its diligence and was prepared to sign the merger agreement. Representatives of RBC then updated RBC’s analyses of the financial aspects of the transaction and discussed any changes from the presentation RBC gave to the board the previous day. RBC then delivered its oral opinion, subsequently confirmed in writing, to the effect that, based upon and subject to certain assumptions made, matters considered and limitations set forth in its opinion, the offer by Marlin of $3.85 per share in cash to be received by holders of Phoenix’s common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Phoenix’s common stock. See “The Merger — Opinion of Financial Advisor to Phoenix’s Board of Directors” beginning on page 22 of this document and a copy of the opinion attached as Annex B to this document. In addition, representatives of Morgan Lewis summarized the changes in the merger agreement from the previous day.

Following the presentations and after further discussions and deliberations among the directors, management and financial and legal advisors, the board of directors unanimously determined that the merger agreement, the merger and other the transactions contemplated by the merger agreement, were fair to, advisable, and in the best interest of Phoenix and its stockholders, unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and unanimously recommended that its stockholders adopt the merger agreement.

A telephone call was held on the afternoon of August 17, 2010 following the approvals of the merger and related transactions by the board of directors, during which the respective legal counsel of Marlin and Phoenix met by telephone conference to finalize the transaction. Phoenix and affiliates of Marlin then executed the merger agreement on August 17, 2010, as well as the commitment letters from Marlin, and a voting agreement was executed by Phoenix’s largest stockholder. Ramius LLC.

Later in the day on August 17, 2010, Phoenix publicly announced the transaction through the issuance of a press release.

On August 25, 2010, Phoenix received an unsolicited non-binding proposal from Company D to acquire all of the securities of Phoenix for cash consideration of $150 million. The merger with Marlin is valued at approximately $139 million. The non-binding proposal was subject to satisfactory completion of due diligence by Company D and the negotiation of definitive agreements. According to the proposal, Company D anticipates that the other terms of the transaction would not materially differ from the merger with Marlin, except that the minimum cash balance that

Phoenix is required to maintain at closing would be reduced from $30 million to $25.85 million, with the difference being equal to the $4.15 million termination fee payable under the merger agreement if Phoenix were to terminate the Merger Agreement with Marlin under certain circumstances.

On August 26, 2010, the board of directors carefully reviewed the terms of the unsolicited proposal and, after consulting with representatives of RBC and Morgan Lewis, determined that the unsolicited proposal satisfies the conditions contained in the merger agreement with Marlin that permit Phoenix, in order for the board to comply with its fiduciary duties under applicable law, to enter into discussions and negotiations with Company D with respect to the proposal and to share information about Phoenix with Company D. Phoenix has commenced such discussions in accordance with the terms of the merger agreement.

On August 31, 2010, Phoenix received a communication from Company D that specified that the price per share in Company D’s proposal would be $4.15. Company D also delivered a draft merger agreement. The merger agreement contemplated a tender offer structure and contained a closing condition reflecting the reduced minimum cash position described in Company D’s proposal. Other than with respect to the foregoing, the merger agreement contained terms that were not materially different than the terms in the merger agreement with Marlin.

After an extensive diligence review by Company D of the business and operations of Phoenix, RBC requested that Company D submit a definitive offer to Phoenix on or prior to September 20, 2010. However, on September 20, 2010, Company D advised RBC and Phoenix that it was not able to make a definitive offer at that time, and would not be in a position to make a definitive offer, if at all, until it completed its diligence review. Company D estimated that its diligence review would likely be completed by the end of September 2010.

Company D’s non-binding proposal continues to be subject to satisfactory completion of due diligence by Company D and the negotiation of definitive agreements. There is no assurance that the proposal from Company D will not be withdrawn, or will result in an offer that is acceptable to the board of directors or that a definitive agreement will be executed.

Phoenix is continuing to comply with its obligations under its merger agreement with Marlin, which remains in effect. As previously announced, the board of directors has approved the merger with Marlin and continues to support its recommendation that Phoenix’s stockholders adopt the merger agreement and approve the merger with Marlin.

Recommendations of Phoenix’s Board of Directors

After careful consideration and consultation with its financial and legal advisors, Phoenix’s board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, that it is in the best interests of Phoenix and its stockholders that Phoenix enter into the merger agreement and consummate the merger, and that the merger agreement is fair to Phoenix and its stockholders. Our board of directors recommends that Phoenix stockholders vote FOR the proposal to adopt the merger agreement and approve the merger and FOR the adjournment proposal, if necessary.

In considering the recommendation of Phoenix’s board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Phoenix have interests in the merger that are different from, or are in addition to, the interests of Phoenix stockholders. Please see the section entitled “The Merger — Interests of Phoenix Directors and Executive Officers in the Merger” beginning on page 29 of this document.

Phoenix’s Reasons for the Merger

Phoenix’s board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, that it is in the best interests of Phoenix and its stockholders that Phoenix enter into the merger agreement and consummate the merger, and that the merger agreement is fair to Phoenix and its stockholders.

In reaching its decision to approve the merger agreement and to recommend that Phoenix stockholders vote to adopt the merger agreement and approve the merger, Phoenix’s board of directors considered a number of factors, including the following:

•	a thorough process was conducted where numerous private equity and strategic firms were contacted;

•	historical information concerning Phoenix’s businesses, financial performance and condition, operations, technology, management and competitive position;

•	the availability, strategic viability and economic terms of possible alternatives to the transaction with Marlin;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•	the premiums paid in comparable transactions and the terms of other recent merger agreements involving other relevant companies;

•	the fact that Phoenix stockholders would receive $3.85 in cash, without interest, for each share of common stock, which represents a premium of approximately 27% over Phoenix’s closing share price of $3.02 on August 17, 2010, and a premium of approximately 25% over Phoenix’s average closing share price for the 30 trading days ending on August 17, 2010;

•	the fact that under the merger agreement, the Phoenix board of directors has the right to withdraw or modify its recommendation in favor of the merger agreement if, prior to obtaining the requisite stockholder approval, Phoenix receives a takeover proposal and the Phoenix board of directors determines that the takeover proposal constitutes a superior proposal, and that the failure to take these actions would be inconsistent with the fiduciary duties of Phoenix’s board of directors, and the ability of Phoenix to terminate the merger agreement if the Phoenix board of directors has authorized Phoenix to enter into a superior proposal;

•	the analyses prepared by RBC presented to the Phoenix board of directors, and the oral opinion of RBC, subsequently confirmed in writing, that as of August 17, 2010, and based upon and subject to certain assumptions made, matters considered and limitations set forth in RBC’s opinion (the full text of which is attached as Annex B to this document), the merger consideration to be received by holders of shares of Phoenix common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, as described more fully under “The Merger — Opinion of the Financial Advisor to Phoenix’s Board of Directors” beginning on page 22 of this document;

•	the board’s familiarity with, and presentations by our management and financial advisor regarding, our business, operations, financial condition, business strategy and prospects (as well as the risks involved in achieving those prospects), the nature of the business in which we compete, and general industry, economic and market conditions, both on a historical and on a prospective basis;

•	the fact that the merger consideration is all cash and not subject to a financing condition, and that Marlin Equity Partners have provided financing commitments to Phoenix with respect to the payment of the merger consideration;

•	the board’s belief that the merger likely would be completed on a timely basis; and

•	the level of efforts that the parties must use under the merger agreement to obtain governmental and regulatory approvals, and our board’s belief, after review with our legal advisors, in the likelihood of the merger being approved by the appropriate regulatory authorities in light of these merger agreement provisions.

Phoenix’s board of directors also considered a number of potentially negative factors in its deliberations concerning the merger. The potentially negative factors considered by Phoenix’s board of directors included:

•	the fact that the all-cash price would not allow Phoenix stockholders to participate in any of the synergies created by the merger or in any future growth of the business;

•	the risk that the merger might not be completed in a timely manner or at all;

•	the negative impact of any customer or supplier disappointment or confusion after announcement of the proposed merger;

•	the fact that under the merger agreement, before the closing of the merger, Phoenix is required to obtain Marlin’s consent before it can take a variety of actions;

•	the possibility of management and employee disruption associated with the potential merger;

•	certain terms of the merger agreement and related agreements that prohibit Phoenix and its representatives from soliciting third party bids or from entering into discussions regarding, accepting, approving or recommending unsolicited third party bids except in very limited circumstances, which terms may reduce the likelihood that a third party would make a bid for Phoenix;

•	the interests of certain Phoenix executive officers and directors in the merger described under “The Merger — Interests of Phoenix Directors and Executive Officers in the Merger” beginning on page 29 of this document;

•	the fact that the merger will be a taxable transaction to our shareholders;

•	the termination fee payable by Phoenix in certain circumstances; and

•	the possibility that the parties may not be able to obtain all of the approvals necessary to consummate the merger.

After considering the risks, Phoenix’s board of directors concluded that the potential benefits of the merger outweighed these risks.

The foregoing discussion, information and factors considered by Phoenix’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by Phoenix’s board of directors. In view of the wide variety of factors considered by Phoenix’s board of directors, as well as the complexity of these matters, Phoenix’s board of directors did not find it practical to quantify or otherwise assign relative weight to the specific factors considered. In addition, Phoenix’s board of directors did not reach any specific conclusions on each factor considered, or any aspect of any particular factor, and individual members of the board of directors may have given different weights to different factors. In making its determinations and recommendations, the board of directors as a whole viewed its determinations and recommendations based on the totality of the information presented to and considered by it. However, after taking into account all of the factors set forth above, Phoenix’s board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of Phoenix and its stockholders and that Phoenix should proceed with the merger.

Opinion of the Financial Advisor to Phoenix’s Board of Directors

On August 17, 2010, as financial advisor to the Company’s board of directors, RBC rendered its written opinion to the Company’s board of directors that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration of $3.85 in cash, without interest, for each share of the Company’s Common Stock specified in the merger agreement (the “Merger Agreement”) was fair, from a financial point of view, to the Company’s stockholders. The full text of RBC’s written opinion dated August 17, 2010 is attached to this proxy statement as Annex B. RBC’s opinion was approved by the RBC M&A Fairness Opinion Committee. This summary of RBC’s opinion is qualified in its entirety by reference to the full text of the opinion. The Company urges you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by RBC.

RBC’s opinion was provided for the information and assistance of the Company’s board of directors in connection with their consideration of the Merger. RBC’s opinion did not address the Company’s underlying business decision to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage. RBC’s opinion and the analyses performed by RBC in connection with its opinion and reviewed by the Company’s board of directors were only two of many factors taken into consideration by the Company’s board of directors in connection with its evaluation of the Merger. RBC’s opinion does not constitute a recommendation to the Company’s stockholders as to how you should vote with respect to the Merger.

RBC’s opinion addressed solely the fairness of the per share price payable in the Merger, from a financial point of view, to the Company’s stockholders and did not in any way address other terms or arrangements of the Merger or the Merger Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Merger Agreement. Further, in rendering its opinion, RBC expressed no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors, or employees, or class of such persons, relative to the compensation to the Company’s public stockholders.

In rendering its opinion, RBC assumed and relied upon the accuracy and completeness of all information that was publicly available to RBC and all of the financial, legal, tax, operating, and other information provided to or discussed with it by the Company, including, without limitation, the Company’s financial statements and related notes thereto. RBC did not assume responsibility for independently verifying, and did not independently verify, this information. RBC assumed that the financial estimates, projections and forecasts of Phoenix prepared by the Company’s management and reviewed by RBC were reasonably prepared reflecting the best currently available estimates and good faith judgments of the future financial performance of Phoenix, as a standalone entity, as of the time such financial estimates, projects and forecasts were made. RBC expressed no opinion as to those financial estimates, projections and forecasts or the assumptions on which they were based. RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities of Phoenix, and RBC was not furnished with any such valuations or appraisals. In addition, RBC did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Phoenix. Additionally, RBC was not asked to, and did not consider, the possible effects of any litigation or other claims affecting Phoenix. RBC did not investigate and made no assumption regarding the solvency of Phoenix, Parent or Merger Subsidiary nor the impact (if any) on such solvency of the financing for the Merger contemplated by the commitment letters or the debt financing.

In rendering its opinion, RBC assumed, in all respects material to its analysis, that all conditions to the consummation of the Merger would be timely satisfied without waiver. RBC further assumed that the executed version of the Merger Agreement would not differ, in any respect material to its opinion, from the latest draft RBC received on August 16, 2010.

RBC’s opinion spoke only as of the date it was rendered, was based on the conditions as they existed and information with which RBC was supplied as of such date, and was without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date. RBC has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Unless otherwise noted, all analyses were performed based on market information available as of August 16, 2010.

In connection with its review of the Merger and the preparation and rendering of its opinion, RBC undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

•	reviewing the financial terms of the draft merger agreement dated August 16, 2010;

•	reviewing and analyzing certain publicly available financial and other data with respect to Phoenix and certain other relevant historical operating data relating to Phoenix made available to RBC from published sources and from the Company’s internal records;

•	reviewing financial estimates, projections and forecasts of Phoenix prepared by the Company’s management;

•	conducting discussions with members of the Company’s senior management with respect to the Company’s business prospects and financial outlook as a standalone entity;

•	reviewing the reported prices and trading activity for the Company’s Common Stock; and

•	performing other studies and analyses as RBC deemed appropriate.

In arriving at its opinion, in addition to reviewing the matters listed above, RBC performed the following analyses:

•	RBC compared selected market valuation metrics of Phoenix and other comparable publicly-traded companies with the financial metrics implied by the per share price payable in the Merger;

•	RBC compared the financial metrics of selected precedent transactions with the financial metrics implied by the per share price payable in the Merger; and

•	RBC compared the premiums paid in selected precedent transactions with the premiums implied by the per share price payable in the Merger.

In connection with the rendering of its opinion to the Company’s board of directors, RBC reviewed with the Company’s board of directors the analyses listed above and other information material to the opinion. RBC informed the Company’s board of directors that it did not perform a discounted cash flow analysis because the Company does not prepare sufficiently long-term financial projections to facilitate such an analysis and that in its professional judgment RBC did not believe that a discounted cash flow analysis was a reliable method for determining the value of Phoenix due to the particular difficulty of forecasting the long-term future results of smaller companies. Set forth below is a summary of the analyses used by RBC, including information presented in tabular format. To fully understand the summary of the analyses used by RBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

Comparable Public Company Analysis.  RBC prepared a comparable company analysis of certain of the Company’s implied transaction multiples relative to a group of publicly-traded companies that RBC deemed, in its professional judgment for purposes of its analysis, to be comparable to the Company. In selecting publicly-traded companies, RBC considered enterprise software companies that at the time of the first board meeting on March 10, 2010 had market capitalizations less than $500 million.

•	NetScout Systems, Inc.;

•	Cogent Communications Group, Inc.;

•	Absolute Software Corp.;

•	Saba Software, Inc.;

•	Falconstor Software, Inc.;

•	Guidance Software, Inc.;

•	Callidus Software, Inc.;

•	Insyde Software Corp.;

•	Pervasive Software, Inc.;

•	inContact, Inc.; and

•	Versant Corp.

In this analysis, RBC compared the Company’s enterprise value (“EV”) implied by per share price payable in the Merger, expressed as a multiple of the Company’s actual calendar year 2009, projected calendar year 2010 and projected Phoenix fiscal year 2011 revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”), to the respective multiples of calendar year 2009, projected calendar year 2010 and projected Phoenix fiscal year 2011 EV-to-revenue and to EV-to-EBITDA of the comparable companies implied by the public trading prices of their common stock. Projected revenue and EBITDA were based on internal management projections and Wall Street research in the case of the Company and, in the case of the comparable companies, SEC and other public filings, press releases, FactSet, Thomson ONE, RBC institutional research and other Wall Street sources.

To adjust for the sale and disposition of Non-Core product lines, financial results used in RBC’s analysis for CY2010E for Wall Street consensus results represent: (a) pro forma financial results prepared by management that exclude revenue and costs from Non-Core product lines for the first two quarters of CY2010 and (b) Wall Street research estimates for the last two quarters of CY2010 published after the announcement of the disposition of the Non-Core product lines.

The following table presents the Company’s implied EV-to-revenue and EV-to-EBITDA, and the corresponding multiples for the comparable companies, for the periods reviewed by RBC in connection with its analysis:

									Phoenix Pro		Phoenix Pro
									Forma		Forma
									Business —		Business —
									Management		Consensus
	Comparable Companies								Projections		Estimates(1)
									(As Implied by		(As Implied by
									the Merger per		the Merger per
	Min.		Median		Mean		Max.		Share Price)		Share Price)

EV as a multiple of:
CY2009A Revenue	0.5	x	1.1	x	1.5	x	3.0	x	1.7	x	1.7	x
CY2010E Revenue	0.9	x	1.2	x	1.5	x	2.5	x	1.7	x	1.8	x
FY2011E Revenue	0.9	x	1.0	x	1.2	x	1.9	x	1.4	x	1.6	x
EV as a multiple of:
CY2009A EBITDA	1.6	x	8.1	x	7.3	x	11.9	x	7.2	x	7.2	x
CY2010E EBITDA	5.1	x	7.7	x	8.8	x	15.4	x	7.7	x	9.5	x
FY2011E EBITDA	6.5	x	7.1	x	8.0	x	11.1	x	5.5	x	8.3	x

(1)	Consensus estimates based on Wall Street research dated August 3, 2010.

RBC noted that: (1) the Company’s EV-to-revenue multiples implied by the per share price payable in the Merger for the actual calendar year 2009, the projected calendar year 2010 and the projected Phoenix fiscal year 2011 were within the observed range of multiples and were greater than the median and mean multiples of the comparable companies analyzed; and (2) the Company’s EV-to-EBITDA multiple implied by the per share price payable in the Merger for the actual calendar year 2009 were within the observed range of multiples and below the median and mean multiples of the comparable companies analyzed; the Company’s EV-to-EBITDA multiple implied by the per share price payable in the Merger for the projected calendar year 2010 were within the observed range of multiples and greater than or equal to the median and mean multiples of the comparable companies analyzed; and its EV-to-EBITDA multiple implied by the per share price payable in the Merger for the projected Phoenix projected fiscal year 2011 was, based on consensus estimates, within the observed range of multiples and above the median and mean multiples of the comparable companies analyzed and, based on management estimates, below the observed range of multiples and median and mean multiples of the comparable companies analyzed.

Comparable Precedent Transaction Analysis.  RBC prepared a comparable precedent transaction analysis of the Company’s implied transaction multiples relative to a group of publicly-announced merger and acquisition transactions that RBC deemed, in its professional judgment, for purposes of its analysis, to be comparable to the Merger. In selecting comparable precedent transactions, RBC considered mergers and acquisitions publicly announced since January 1, 2008 in the enterprise software industry in which the publicly-traded target company had an enterprise value between $20 and $500 million. For all purposes of its analyses summarized in this section,

RBC defined enterprise value (“EV”) as equity value plus total debt, preferred stock and minority interest less cash, cash equivalents and marketable securities.

Acquiror	Target

Thoma Bravo LLC / Teachers’ Private Capital	SonicWALL, Inc.
Vision Solutions, Inc.	Double-Take Software, Inc.
Merge Healthcare, Inc.	AMICAS, Inc.
Pegasystems, Inc.	Chordiant Software, Inc.
Descartes Systems Group, Inc.	Porthus N.V.
Actuate Corporation	Xenos Group, Inc.
JDA Software Group, Inc.	i2 Technologies, Inc.
Vector Capital	Corel Corporation
Accel-KKR LLC	Kana Software, Inc.
Symphony Technology Group / Elliott Capital Advisors	MSC Software Corporation
Software AG	IDS Scheer AG
SAP AG	SAF Simulation, Analysis and Forecasting AG
Infor Global Solutions, Inc. / Golden Gate Capital	SoftBrands, Inc.
Thoma Bravo LLC	Entrust, Inc.
Micro Focus International plc	Borland Software Corporation
Open Text Corp.	Vignette Corporation
Vista Equity Partners	SumTotal Systems, Inc.
LLR Partners Inc.	I-Many, Inc.
Vector Capital	Aladdin Knowledge Systems, Ltd.
Research In Motion, Ltd.	Certicom Corporation
IBM Corporation	ILOG SA
McAfee, Inc.	Secure Computing Corp.
Open Text Corp.	Captaris, Inc.
Tripos, L.P.	Pharsight Corporation
Alcatel-Lucent USA, Inc.	Motive, Inc.
Progress Software Corp.	IONA Technologies plc
Axway, Inc.	Tumbleweed Communications Corp.
USIS Commercial Services, Inc.	HireRight, Inc.
Great Hill Partners, LLC	CAM Commerce Solutions, Inc.
Blackbaud, Inc.	Kintera, Inc.
Micro Focus, Inc.	NetManage, Inc.
Blue Coat Systems, Inc	Packeteer, Inc
Bottomline Technologies, Inc.	Optio Software, Inc.
Thoma Cressy Bravo	Manatron, Inc
EMC Corporation	Document Sciences Corporation

For the purpose of RBC’s analysis with respect to Phoenix’s last-twelve-months (“LTM”) results ending June 30, 2010, RBC analyzed both actual results for the final two quarters of 2009 and the first two quarters of 2010.

RBC compared EV-to-LTM pro forma revenue and EV-to-LTM pro forma EBITDA multiples relating to the Merger with corresponding multiples in the comparable precedent transactions. Pro forma financials exclude revenue and costs from “Non-Core” product lines, all of which were sold or wound-down in 2010. Non-Core product lines are the BeInSync, eSupport, FailSafe and HyperSpace product lines.

For the purpose of calculating the multiples for the comparable precedent transactions, multiples of LTM revenue and LTM EBITDA were derived from the actual revenue and EBITDA (adjusted to exclude non-cash and one-time charges) of the target companies in the last twelve months prior to the announcement of the transaction. Financial data regarding the precedent transactions was taken from filings with the SEC, press releases, Dealogic and FactSet.

The following table compares the selected implied transaction multiples for the Merger with the corresponding multiples for the selected precedent transactions:

									Phoenix Pro
									Forma
	Precedent Transactions								Business
									(As Implied by
									the Merger per
	Min.		Median		Mean		Max.		Share Price)

EV as a multiple of:
LTM Revenue	0.6	x	1.3	x	1.5	x	4.0	x	1.7	x
LTM EBITDA	4.3	x	11.2	x	11.0	x	18.8	x	7.5	x

RBC noted that the Company’s multiple for EV-to-LTM revenue implied by the per share price payable in the Merger was within the range of the selected precedent transactions and was above both the mean and median multiples found in those transactions analyzed. RBC noted that the Company’s multiple for EV-to-LTM EBITDA implied by the per share price payable in the Merger was within the range of the selected precedent transactions but was below the median and mean multiples found in those transactions analyzed.

Premiums Paid Analysis (Premiums to Price).  RBC compared the premiums implied by the per share price payable in the Merger to the premiums paid in selected precedent publicly-announced merger and acquisition transactions in the U.S. technology industry. In selecting precedent transactions for the Premiums Paid Analysis, RBC considered comparable transactions in the enterprise software industry announced since January 1, 2008 with public targets in which the enterprise values were between $20 million and $500 million, listed above. RBC performed this analysis taking into account the trading prices of the Company’s Common Stock during periods it considered relevant ending on August 16, 2010, the last trading day prior to the publicly announced offer of Marlin Equity Partners to purchase the Company for $3.85 per share on August 17, 2010.

RBC compared the unaffected premiums implied by dividing the per share price payable in the Merger by (x) Phoenix’s “spot” stock price one day, one week and one month prior to August 16, 2010 and (y) Phoenix’s average closing stock price for the one week, one month and six month periods prior to August 16, 2010. The precedent transaction premiums were sourced from SEC and other public filings and FactSet. The following tables summarize this analysis:

	Spot Premiums Paid Analysis
	Precedent Transactions				Phoenix
					(As Implied by
					the Merger per
	Min.	Median	Mean	Max.	Share Price)

Unaffected Spot Premium
1 Day prior to August 16, 2010	9.1%	39.3%	54.3%	252.9%	25.8%
1 Week prior to August 16, 2010	11.8%	40.2%	59.9%	275.0%	23.0%
1 Month prior to August 16, 2010	8.0%	45.1%	69.7%	267.4%	24.2%

	Average Premiums Paid Analysis
	Precedent Transactions				Phoenix
					(As Implied by
					the Merger per
	Min.	Median	Mean	Max.	Share Price)

Unaffected Average Premium
1 Week prior to August 16, 2010	11.4%	40.5%	55.8%	247.5%	24.2%
1 Month prior to August 16, 2010	10.1%	44.1%	60.6%	209.0%	23.8%
6 Months prior to August 16, 2010	(15.5)%	46.1%	54.8%	169.8%	26.6%

RBC noted that during the measuring period ending August 16, 2010 for the spot one day, one week and one month unaffected premiums and the one week, one month and six month average unaffected premiums, the premiums implied by the per share price payable in the Merger were within the observed range and below the median and mean of the transactions premiums analyzed.

Overview of Analyses; Other Considerations.  In reaching its opinion, RBC did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, RBC exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the per share price payable in the Merger was fair, from a financial point of view, to the Company’s stockholders. RBC believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Phoenix and the Merger and the data selected for use in its analyses, as further discussed below.

No single company or transaction used in the above analyses as a comparison is identical to Phoenix or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of RBC providing an opinion as to the fairness of the per share price payable in the Merger, from a financial point of view, to the Company’s stockholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The opinion of RBC as to the fairness of the merger consideration per share payable in the Merger, from a financial point of view, to the Company’s stockholders was necessarily based upon market, economic, and other conditions that existed as of the date of its opinion and on information available to RBC as of that date.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by RBC and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBC were based on all the analyses and factors presented herein taken as a whole and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, RBC made, and was provided by the Company’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Phoenix or its advisors, none of Phoenix, RBC or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The Company’s board of directors selected RBC to render its opinion based on RBC’s familiarity with the markets in which the Company competes and RBC’s experience advising similarly sized public companies. RBC has advised on numerous acquisitions of unaffiliated third parties in the enterprise software market. RBC is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBC may act as a market maker and broker in the publicly-traded securities of Phoenix and receive customary compensation, and may also actively trade securities of Phoenix for its own account and the accounts of its customers, and, accordingly, RBC and its affiliates may hold a long or short position in such securities.

Under its engagement agreement with the Company dated March 8, 2010, RBC became entitled to receive a fee of $250,000 upon the delivery of its August 17, 2010 opinion to the Company’s board of directors regarding the fairness to the Company’s stockholders, from a financial point of view, of the per share price payable in the Merger, without regard to whether RBC’s opinion was accepted or the Merger is consummated. In addition, for its services as financial advisor to Phoenix in connection with the Merger, if the Merger is successfully completed RBC will receive an additional, larger transaction fee of approximately $1.5 million. In the event that RBC is requested to, and does, render to the Company’s board of directors any additional opinions with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration offered in any alternative transactions considered by the Company’s board of directors as permitted by the Merger Agreement, RBC would be entitled to receive an additional fee of $250,000 for each such opinion upon its delivery, without regard to whether the Merger or any such alternative transaction were consummated. Unlike the fee payable for RBC’s August 17, 2010 opinion described in this section, this fee would be credited against the transaction fee payable to RBC were the Merger or any such alternative transaction consummated. Further, in the event that the Merger is not completed and Phoenix consummates at any time thereafter, pursuant to a definitive agreement, entered into during the term of RBC’s engagement or (unless RBC has terminated its engagement) during the 6 months following such term or during the 12 months following March 8, 2010, the commencement of RBC’s engagement, another “Transaction”, RBC will be entitled to a specified Transaction fee based on the “Aggregate Transaction Value” of such other “Transaction.” If such Transaction constitutes a change in control of Phoenix or a disposition of an interest in a material amount of Phoenix’s assets, RBC will be entitled to a specified Transaction fee based on the “Aggregate Transaction Value” of such other Transaction. In addition, whether or not the Merger closes, or another Transaction occurs, the Company has agreed to indemnify RBC for certain liabilities that may arise out of RBC’s engagement, including, without limitation, liabilities arising under the federal securities laws, and to reimburse the reasonable out-of-pocket expenses incurred by RBC in performing its services (subject to a limit which may not be exceeded without the Company’s approval). The terms of RBC’s engagement letter were negotiated at arm’s-length between Phoenix and RBC, and the Company’s board of directors was aware of this fee arrangement at the time they reviewed and approved the Merger Agreement.

In the past two years, RBC has not provided any other investment banking and financial advisory services to Phoenix outside of its services as financial advisor to the board of directors in connection with the Merger. RBC and its affiliates do not hold passive investments in any of the investment funds managed by Marlin Equity Partners.

Equity Commitment and Guarantee by Marlin

The Merger Agreement does not contain any financing condition. Marlin II and Marlin III have committed to purchase equity interests in Parent in an amount equal to the aggregate merger consideration on the terms and conditions set forth in equity commitment letters dated August 17, 2010. Pursuant to the Merger Agreement, Marlin II and Marlin III have also provided a guarantee in favor of Phoenix, which, subject to the terms and conditions contained in the Merger Agreement, guarantees the performance of the obligations of Parent and the Merger Sub under the Merger Agreement. Phoenix is a third party beneficiary of the equity commitment letters and has the right to enforce the obligations of Marlin II and Marlin III under the equity commitment letters.

Interests of Phoenix Directors and Executive Officers in the Merger

Certain executive officers of Phoenix and members of Phoenix’s board of directors may be deemed to have interests in the merger that are different from or in addition to the interests of Phoenix stockholders generally. Phoenix’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Described below are the interests of the current executive officers of Phoenix’s management and members of Phoenix’s board of directors. Messrs. Woodson Hobbs, Richard Arnold and Gaurav Banga, Phoenix executive officers who were terminated on February 25, 2010, March 5, 2010, April 15, 2010, respectively, do not have any interests in the merger that are different from or in addition to the interests of Phoenix stockholders generally.

Accelerated Vesting of Equity Awards

Each of Phoenix’s executive officers holds stock options and certain executive officers also hold restricted stock awards. As described above, in connection with the merger, the vesting of all outstanding stock options and restricted stock awards will accelerate in full so that such stock options and awards will become fully vested immediately prior to the closing of the merger. Depending on the terms of the applicable Equity Plan, such vested options will either be (i) cancelled in exchange for a cash payment equal to the excess, if any, of $3.85 per share over the exercise price of such stock option, (ii) exercised with each resulting share being converted into the right to receive $3.85 per share, or (iii) cancelled if not cashed-out or exercised in accordance with clause (i) or (ii). However, outstanding stock options with a per share exercise price of $3.85 or higher will be cancelled after the effective time of the merger.

Stock Options

The following table sets forth, for each of Phoenix’s executive officers, the number of vested and unvested shares of Phoenix’s common stock underlying stock options with exercise prices below $3.85 per share which would be outstanding as of October 31, 2010 (assuming no options are exercised prior to such date), the weighted average exercise price of the unvested portion of such outstanding stock options and the expected cash payment that each officer will receive with respect to the unvested options in connection with the merger.

		Number of
		Unvested
	Number of Vested	Shares	Weighted Average
	Shares Underlying	Underlying	Exercise Price of	Intrinsic Value of
	Stock Options	Stock Options	Unvested Options	Stock Options(1)

Thomas Lacey	66,667	333,333	$2.70	$383,333
Robert Andersen	18,800	195,600	$2.80	$205,380
David Gibbs	0	200,000	$2.63	$244,000
Timothy Chu	14,063	60,937	$2.90	$57,890

(1)	Represents the intrinsic value of the unvested stock options with an exercise price below $3.85 per share, based on the difference between the $3.85 per share consideration less the applicable exercise price. Stock options with a per share exercise price of $3.85 or higher (the “Underwater Options”) will be cancelled after the effective time of the merger. The following table sets forth the number of shares underlying underwater stock options held by the executive officers that would be cancelled for no payment:

Number of Shares Subject
to Underwater Options

Thomas Lacey	0
Robert Andersen	33,500
David Gibbs	532,128
Timothy Chu	100,000

Restricted Stock Awards

The following table sets forth, for each of Phoenix’s executive officers, the number of vested shares issued under and unvested shares subject to restricted stock awards as of October 31, 2010 and the expected cash payment that each officer will receive with respect to the shares that will vest in connection with the merger.

			Value of Unvested
	Vested Shares	Unvested Shares	Shares

Thomas Lacey	91,667	333,333	$1,283,332
Robert Andersen	0	0	0
David Gibbs	108,750	6,250	$24,063
Timothy Chu	0	0	0

Severance and Change of Control Agreements

Phoenix has entered into Severance and Change of Control Agreements with each of its executive officers as described below that provide certain cash payments and benefits to such executive officer in the event such individual’s employment is terminated under certain circumstances in connection with the merger.

Phoenix and Mr. Lacey entered into a Severance and Change of Control Agreement dated February 25, 2010 in connection with his appointment as President and Chief Executive Officer, which provides that if Phoenix terminates Mr. Lacey’s employment for any reason other than cause, death or disability, or if he resigns for good reason during the period beginning two months prior to and ending twelve months following a change of control, he will receive the following payments and benefits subject to signing a release of claims: (i) salary continuation for six months at his then-current monthly base salary (or, if he resigns for good reason in connection with a reduction of his base salary, then his severance payment will be based on his monthly base salary prior to such reduction), (ii) 50% of his target bonus for the fiscal year of termination (or, if he resigns for good reason in connection with a reduction of his target bonus, then his pro rated payment will be based on his target bonus prior to such reduction), (iii) continuation of health, dental and vision benefits for himself and his eligible dependents for six months, (iv) vesting in full of any unvested portion of Mr. Lacey’s stock options and restricted shares, and (v) in the event that payments to Mr. Lacey in connection with a change of control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and would subject Mr. Lacey to the excise tax under Section 4999 of the Code, an additional gross-up payment in an amount to fully cover such excise tax, after payment of all taxes on such gross-up payment. Phoenix does not expect that any 280G gross-up payment will be payable to Mr. Lacey in connection with the merger.

Phoenix and Robert Andersen entered into an amended and restated Severance and Change of Control Agreement on June 21, 2010, which provides that if Phoenix terminates Mr. Andersen’s employment for any reason other than for cause, disability, or death, or if he resigns for good reason during the period beginning two months prior to and ending twelve months following a change of control, he will receive the following payments and benefits subject to signing a release of claims: (i) salary continuation for six months at his then-current monthly base salary (or, if he resigns for good reason, in connection with a reduction of his base salary, then his salary continuation will be based on his monthly base salary prior to such reduction), (ii) continuation of health, dental and vision benefits for himself and his eligible dependents for six months, and (iii) vesting in full of 50% of the unvested portion of Mr. Andersen’s stock options and restricted shares. However, in accordance with the terms of the merger as described above, if Mr. Andersen continues in service through the effective date of the merger, all of his stock options and restricted shares shall vest in full immediately prior to the merger.

Phoenix and David Gibbs entered into an amended and restated Severance and Change of Control Agreement on November 16, 2009, which provides that if Phoenix terminates Mr. Gibbs’ employment for any reason other than for cause, disability, or death, or if he resigns for good reason during the period beginning two months prior to and ending twelve months following a change of control, he will receive the following payments and benefits subject to signing a release of claims: (i) salary continuation for twelve months at his then-current monthly base salary (or, if he resigns for good reason in connection with a reduction of his base salary, then his salary continuation will be based on his monthly base salary prior to such reduction); provided, however, if Mr. Gibbs has not secured reemployment during such twelve month period, he will continue to receive such severance payments for up to an additional six months, (ii) continuation of health, dental and vision benefits for six months, and (iii) vesting in full of 50% of the unvested portion of Mr. Gibbs’ stock options and restricted shares. However, in accordance with the terms of the merger as described above, if Mr. Gibbs continues in service through the effective date of the merger, all of his stock options and restricted shares shall vest in full immediately prior to the merger.

Phoenix and Timothy Chu entered into an amended and restated Severance and Change of Control Agreement on December 11, 2009, which provides that if Phoenix terminates Mr. Chu’s employment for any reason other than for cause, disability, or death, or if he resigns for good reason during the period beginning two months prior to and ending twelve months following a change in control, he will receive the following payments and benefits subject to signing a release: (i) salary continuation benefits for six months at his then-current monthly base salary (or, if he resigns for good reason, in connection with a reduction of his base salary, then his salary continuation will be based on his monthly base salary prior to such reduction), (ii) continuation of health, dental and vision benefits for himself and his eligible dependents for six months, and (iii) vesting in full of 50% of the unvested portion of Mr. Chu’s stock options and restricted shares. However, in accordance with the terms of the merger as described above, if Mr. Chu continues in service through the effective date of the merger, all of his stock options and restricted shares shall vest in full immediately prior to the merger.

If any payments to an executive officer (other than Mr. Lacey) pursuant to any of the agreements described above are considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to the extent necessary to maximize the executive officer’s net after-tax benefits. None of such executive officers is expected to have excess parachute payments in connection with the merger.

For purposes of all of our Severance and Change of Control Agreements, good reason is generally defined as a material reduction in the individual’s title, authority, status or responsibilities unless the individual is provided with a comparable position, the reduction of the individual’s base salary or target bonus or a relocation of the individual’s employment by more than 50 miles.

Special Acquisition Bonus

Our executive officers are entitled to receive a bonus under the Special Acquisition Bonus Program (the “Program”) established by Phoenix’s board of directors on August 17, 2010. The Program was designed to aid in the retention of Phoenix’s executive officers and other key employees and reward such employees for their continued efforts in connection with a qualifying acquisition of Phoenix. The merger is a qualifying acquisition under the Program.

In accordance with the Program, each participating employee has been granted units allowing that individual to share in the bonus pool resulting from the merger. The maximum number of units which can be granted under the Program is 100,000. Upon closing of the merger, Phoenix will establish a bonus pool equal to 0.625% of the sum of (i) the aggregate merger consideration and (ii) the liability triggered by the Program . The base value of each unit outstanding on the effective date of the merger will be determined by dividing the resulting bonus pool by the total number of units outstanding at that time. Each participant in the Program will be entitled to receive a bonus equal to the product of such participant’s number of units outstanding and the base value of each unit if such individual continues in Phoenix’s employ through the 30th day following the effective date of the merger (or is terminated by Phoenix without cause during such 30-day period) (the “Service Completion Date”). Payment of such bonus will be made within 10 days following the Service Completion Date.

The following chart sets forth the number of units issued to our executive officers pursuant to the Program.

# of Units
Name	Awarded

Thomas Lacey	13,000
Robert Andersen	13,000
David Gibbs	13,000
Timothy Chu	9,000

Ten other individuals have also been awarded units under the Program.

Potential Change of Control and Severance Benefits

The following table sets forth for each of our executive officers the estimated amount of payments and benefits under the arrangements described above that would be received by each such executive officer assuming the merger closes and the executive officer’s employment is terminated without cause or for good reason on October 31, 2010.

The table does not reflect any amounts required by law and Phoenix’s policies to be paid upon a termination such as earned but unpaid salary, accrued but unused vacation and any expense reimbursements.

	Accelerated			Special
	Vesting of Equity	Severance		Acquisition
	Awards(1)	Payments(2)		Bonus(3)	Total

Thomas Lacey	$1,666,665	$260,318		$113,539	$2,040,522
Robert Andersen	$205,380	$124,050		$113,539	$442,969
David Gibbs	$268,063	$297,005	(A)	$113,539	$678,607	(A)
Timothy Chu	$57,890	$110,000		$78,604	$246,494

(1)	This amount is comprised of the intrinsic value of stock options and the value of unvested shares under restricted stock awards accelerated in connection with the merger.

(2)	This amount is comprised of (i) continued salary payments, (ii) bonus, and (iii) cost of continued health coverage, as set forth in the table below.

				Medical,
				Dental &
	Continued			Vision	Total
	Salary		Bonus	Benefits	Value

Thomas Lacey	$125,000		$125,000	$10,318	$260,318
Robert Andersen	$115,000		$0	$9,050	$124,050
David Gibbs	$290,000	(A)	$0	$7,005	$297,005
Timothy Chu	$110,000		$0	$0	$110,000

(A)	The disclosed amount of $290,000 assumes that he will receive salary continuation for twelve months. Pursuant to the terms of Mr. Gibbs’ Severance and Change of Control Agreement, if Mr. Gibbs does not secure reemployment during the first twelve months following his termination, he may receive salary continuation for up to eighteen months, for an aggregate salary continuation payment of $435,000, and the total value of his severance payments will be $442,005 and his total change in control and severance benefits will be $823,607.

(3)	This amount is an estimate based upon the expected aggregate merger consideration and liability under the Program as of August 31, 2010, resulting in a bonus pool of $873,374 and the grant of 100,000 units in total in accordance with the terms of the Program. The actual aggregate merger consideration, and accordingly the amount of the bonus pool, will be determined based on the total number of shares of common stock outstanding at the closing of the merger and the number of outstanding options and restricted stock awards cancelled and exchanged in connection with the merger.

Interest of Directors

Each of Phoenix’s directors holds stock options. As described above, the vesting of all stock options will accelerate immediately prior to the closing of the merger and such vested options shall either be cashed-out, exercised with the acquired share converting into the right to receive merger consideration, or cancelled. The following table sets forth the number of vested and unvested shares of our common stock underlying stock options with exercise prices below $3.85 per share to be held by Phoenix’s directors (other than Mr. Lacey, whose additional payments are disclosed above as he is also an executive officer of Phoenix) as of October 31, 2010 assuming no options are exercised prior to such date, the weighted average exercise price of the unvested portion of such outstanding stock options and the expected cash payment that each director will receive with respect to the unvested option.

		Number of
		Unvested
	Number of Vested	Shares	Weighted Average
	Shares Underlying	Underlying	Exercise Price of	Intrinsic Value of
	Stock Options	Stock Options	Unvested Options	Stock Options(1)

Jeffrey Smith	19,167	20,833	$2.67	$24,583
Douglas Barnett	53,126	16,874	$2.79	$17,886
Dale Fuller	19,167	20,833	$2.67	$24,583
Patrick Little	19,167	20,833	$2.67	$24,583
Richard Noling	37,813	7,187	$3.65	$1,437
Edward Terino	19,167	20,833	$2.67	$24,583
Kenneth Traub	19,167	20,833	$2.67	$24,583
Mitchell Tuchman	40,000	0	0	0

(1)	Represents the intrinsic value of the unvested stock options with an exercise price below $3.85 per share, based on the difference between the $3.85 per share consideration less the applicable exercise price. Underwater options will be cancelled after the effective time of the merger. The following table sets forth the number of shares underlying underwater stock options held by directors that would be cancelled for no payment:

Number of Shares Subject
to Underwater Options

Jeffrey Smith	0
Douglas Barnett	55,000
Dale Fuller	0
Patrick Little	0
Richard Noling	46,000
Edward Terino	0
Kenneth Traub	0
Mitchell Tuchman	55,000

Indemnification and Directors’ and Officers’ Liability Insurance

Under the merger agreement, Phoenix, as the surviving corporation in the merger, has agreed to indemnify the directors and officers of Phoenix to the full extent permitted by law following the merger. Phoenix has also agreed to honor Phoenix’s obligations under the indemnification agreements between Phoenix and its officers and directors in effect before the merger and any indemnification provisions of Phoenix’s certificate of incorporation and bylaws.

Under the merger agreement, Phoenix will maintain for a period of six years an insurance policy covering persons who were directors or officers of Phoenix prior to the merger for the actions taken by such directors and officers in their capacities as directors and officers of Phoenix prior to the merger on terms with respect to coverage and amount no less favorable than those of such policy currently in effect, provided, however, that Phoenix will not be required to expend in excess of 200% of the current annual premium paid by Phoenix for such policies currently maintained by Phoenix. Alternatively, prior to effectiveness of the merger, the surviving corporation may obtain a six year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance currently maintained by Phoenix with respect to matters arising on or before the completion of the merger; provided that the cost of such tail policy shall not exceed 200% of the last annual premium paid by Phoenix prior to the date of the merger agreement in respect of the coverage required to be obtained.

Appraisal Rights

Under the Delaware General Corporation Law, holders of Phoenix common stock have the right to demand appraisal of shares of common stock in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of your shares, together with a fair rate of interest, as determined by the Delaware Court of Chancery (the “Chancery Court”). Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 in order to perfect their rights. Phoenix will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex D to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the company a written demand for appraisal of your shares before the vote to adopt the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must continuously hold your shares through the effective time.

If you fail to comply with any of these conditions and the merger is consummated, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement if you are the holder of record at the effective time, but you will have no appraisal rights with respect to your shares of common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement, will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to the Corporate Secretary of the company at 915 Murphy Ranch Road, Milpitas, CA 95035, Attention: Corporate Secretary, and must be delivered before the vote to adopt the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on his or her stock certificate(s). The demand must state that the stockholder intends thereby to demand appraisal of such holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the company. The beneficial holder must, in such cases, have the record holder (often a broker, bank or other nominee) submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise the right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly submitted a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and presently has no intention to file such a petition in the event there are stockholders who demand appraisal of their shares, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the effective time, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal were received by the company and the number of holders of such shares. Such statement must be mailed to the stockholder within 10 days after the written request has been received by the surviving corporation or within 10 days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

After notice to the stockholders seeking appraisal rights as required by the Chancery Court, the Chancery Court is empowered to conduct a hearing upon the petition, and determine which stockholders have complied with Section 262 and have thereby become entitled to the appraisal rights. The Chancery Court may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid upon the amount determined to be the fair value. Unless the Chancery Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by the company’s financial advisors as described in summary fashion under the headings “The Merger — Opinion of the Financial Advisor to Phoenix’s Board of Directors,” beginning on page 22 of this document. Although Phoenix believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and you should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement. Moreover, the surviving corporation does not currently anticipate offering more than the value that you are entitled to receive under the terms of the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and/or the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payments becoming due prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

If you have any questions regarding your right to exercise appraisal rights, you are strongly encouraged to seek the advice of legal counsel.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to holders of Phoenix common stock who exchange their shares for cash in the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial pronouncements, and administrative rulings, all as currently in effect. All of these authorities are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Phoenix common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of Phoenix common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, mutual funds, tax-exempt investors, S corporations, controlled foreign corporations, passive foreign investment companies, holders that are classified as “partnerships” for U.S. federal income tax purposes and their partners or members, dealers in securities, traders in securities who have elected to be taxed in the same manner as dealers, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements, holders whose shares of common stock constitute qualified small business stock within the meaning of Section 1202 of the Code, holders who are subject to the alternative minimum tax provisions of the Code, holders who do not hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code, and holders who receive cash pursuant to the exercise of appraisal rights. Furthermore, this summary does not address the tax consequences under any state, local or foreign tax laws.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds Phoenix common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds shares of Phoenix common stock you should consult your own tax advisor regarding the tax consequences to you of the merger.

Holders of Phoenix common stock should consult their independent tax advisors as to the particular tax consequences of the merger to them, including the application and effect of any state, local, foreign or other tax laws.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of Phoenix common stock that is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes. The term “non-U.S. holder” means a beneficial owner other than a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) of Phoenix common stock that is not a U.S. holder.

Exchange of Phoenix Common Stock for Cash by U.S. Holders

Generally, the receipt of cash in exchange for Phoenix common stock pursuant to the merger will be a taxable transaction to U.S. holders of Phoenix common stock for U.S. federal income tax purposes. A U.S. holder of Phoenix common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received (before reduction for any applicable withholding taxes) and the holder’s adjusted tax basis in the Phoenix common stock surrendered. The gain or loss recognized generally will be capital gain or loss. Gain or loss will be determined separately for each block of common stock (i.e., common stock acquired at the same cost in a single transaction) exchanged in the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. holder has held the Phoenix common stock for more than one year prior to the effective time of the merger. If the U.S. holder has held the Phoenix common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

Backup Withholding for U.S. Holders

A U.S. holder may be subject to backup withholding with respect to certain reportable payments including the receipt of cash proceeds in exchange for such holder’s shares of Phoenix common stock pursuant to the merger. Backup withholding will generally not apply, however, to a U.S. holder who furnishes the paying representative with a correct taxpayer identification number on a properly completed IRS Form W-9 (and who does not subsequently become subject to backup withholding) or who otherwise establishes a basis for exemption from backup withholding (such as a corporation). Each U.S. holder should properly complete and sign an IRS Form W-9 in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption otherwise applies and is established in a manner satisfactory to the paying representative. U.S. holders who fail to provide their correct taxpayer identification numbers and the appropriate certifications, or to establish an exemption as described above, will be subject to backup withholding on any payments they receive pursuant to the merger (currently at a rate of 28%). Any amounts withheld from payments to a U.S. holder under the backup withholding rules generally will be allowed as a credit against such holder’s U.S. federal income tax liability. If the paying representative withholds on a payment to a U.S. holder and such withholding results in an overpayment of taxes by such holder, a refund may be obtained from the Internal Revenue Service. In general, information returns will be filed with the Internal Revenue Service in connection with payments to a U.S. holder pursuant to the merger.

Exchange of Phoenix Common Stock for Cash by non-U.S. Holders

Generally, any gain recognized upon the receipt of cash in exchange for Phoenix common stock pursuant to the merger by a non-U.S. holder will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment, or in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may also be subject to the branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable U.S. income tax treaty) or (ii) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized from the sale or exchange of Phoenix common stock, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

Backup Withholding for non-U.S. Holders

In general, a non-U.S. holder will not be subject backup withholding with respect to the cash received by such holder pursuant to the merger if such non-U.S. holder provides the paying representative with a properly completed IRS Form W-8BEN (or, if applicable, an other version of Form W-8). If a non-U.S. holder fails to provide the properly completed forms or fails to otherwise establish an exemption from backup withholding, such non-U.S. holder will be subject to backup withholding (currently at a rate of 28%) on the cash received pursuant to the merger. Each non-U.S. holder should properly complete and sign the applicable IRS Form W-8 in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption otherwise applies and is established in a manner satisfactory to the paying representative. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any.

The U.S. federal income tax summary set forth above is included for general information only and is not a complete analysis or discussion of all potential tax consequences relevant to our stockholders. The tax consequences to you may vary depending on your particular circumstances. Due to the individual nature of tax consequences, you are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the effects of any applicable state, local, foreign or other tax laws.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules that have been promulgated under the HSR Act, acquisitions of a sufficient size may not be completed unless information has been furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and to the U.S. Federal Trade Commission (“FTC”) and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger between Phoenix and affiliates of Marlin is subject to the provisions of the HSR Act. As a closing condition to the merger, the waiting period (and any extension thereof) applicable to the merger under the HSR Act must expire or be terminated early.

On August 31, 2010 Parent and Phoenix made the required filings concerning the merger with the DOJ and the FTC under the HSR Act. Early termination of the 30-day waiting period was granted on September 14, 2010, giving the parties HSR Act clearance.

Marlin and Phoenix conduct operations in a number of foreign countries, some of which have antitrust or competition law notification requirements applicable to mergers of this kind. Marlin and Phoenix, however, have determined that no such notifications are required in this transaction.

At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended or approval has been granted, any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws of the United States or a foreign jurisdiction as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds.

While there can be no assurance that the merger will not be challenged by any governmental authority or private party in the United States or in any foreign jurisdiction, Phoenix, based on a review of information provided by Marlin relating to the businesses in which it and its affiliates are engaged, believes the merger can be consummated in compliance with all applicable antitrust laws and no remedy will be required.

Delisting and De-registration of Phoenix Common Stock After the Merger

If the merger is completed, Phoenix’s common stock will be delisted from The NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Thereafter, the provisions of the Exchange Act will no longer apply to us, including the requirements to file periodic reports with the SEC and to furnish a proxy or information statement to our stockholders in connection with meetings of our stockholders.

Legal Proceedings Regarding the Merger

On August 24, 2010, August 25, 2010 and August 26, 2010, three separate and substantially identical shareholder class action complaints were filed in the Superior Court of the State of California, County of Santa Clara, naming Phoenix, certain executive officers of Phoenix, members of Phoenix’s board of directors, Marlin and Ramius as defendants. On September 8, 2010, the court entered an order consolidating the three actions and ordering plaintiffs to file a consolidated complaint. On September 15, 2010, plaintiffs filed a consolidated amended complaint, which no longer includes as defendants Ramius and certain executive officers of Phoenix but adds as defendants Parent and Merger Sub. The consolidated amended complaint generally alleges that, in connection with approving the Merger, Phoenix directors breached their fiduciary duties owed to Phoenix stockholders, and that Marlin, Parent and Merger Sub knowingly aided and abetted the Phoenix directors’ breach of their fiduciary duties. The complaint seeks, among other things, certification of the case as a class action, a declaration that the Phoenix directors have breached their fiduciary duties, an injunction precluding consummation of the merger, and an award of fees, expenses and costs to plaintiffs and their attorneys.

Phoenix intends to defend the lawsuit vigorously.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this document as Annex A and is incorporated by reference into this document, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement, because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement contains representations and warranties of the Company, Merger Sub and Parent, negotiated between the parties for purposes of the merger agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the Merger. This description of the representations and warranties is included to provide the Company’s stockholders with information regarding the terms of the merger agreement. These representations and warranties were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information provided elsewhere in this proxy statement and in the documents incorporated by reference in this proxy statement. See the sections entitled “Where You Can Find More Information” and “Incorporation of Information By Reference.”

The Merger

Generally

The merger agreement provides that at the closing of the merger, Pharaoh Merger Sub Corp., a wholly-owned subsidiary of Pharaoh Acquisition Corp., will be merged with and into the Company. Upon completion of the merger, the Company will continue as the surviving corporation and will be a wholly-owned subsidiary of Pharaoh Acquisition Corp.

Directors and Officers of the Surviving Corporation after the Merger

The directors and officers of the surviving corporation will be the directors and officers of Pharaoh Merger Sub Corp. immediately prior to the effective time of the merger.

Manner and Basis of Converting Shares of Phoenix common stock into the Merger Consideration

Under the terms of the merger agreement, upon completion of the merger, each share of Phoenix common stock will be converted into the right to receive $3.85 in cash, without interest.

Completion and Effectiveness of the Merger

We intend to complete the merger no later than two (2) business days after all of the conditions to completion of the merger contained in the merger agreement described in the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 47 of this document are satisfied or waived, including adoption of the merger agreement and approval of the merger by the stockholders of Phoenix. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or such later time as Parent and Phoenix agree and set forth in the certificate of merger.

We are working to complete the merger as quickly as possible. We currently plan to complete the merger during the fourth quarter of calendar year 2010. However, we cannot predict the exact timing because completion of the merger is subject to governmental and regulatory approvals and other conditions.

Treatment of Phoenix Capital Stock and Options

Under the terms of the merger agreement, Parent and Phoenix have agreed that each share of Phoenix common stock will be converted into the right to receive $3.85 in cash, without interest.

In connection with the merger, Phoenix’s capital stock will be affected as follows:

•	each share of Phoenix common stock held by Phoenix, Parent or Merger Subsidiary immediately prior to the merger will be automatically canceled, and none of Phoenix, Parent or Merger Subsidiary will receive any consideration in exchange for those shares;

•	each share of Phoenix common stock outstanding immediately prior to the effective time of the merger will be canceled and shall cease to exist, and shall automatically be converted into the right to receive $3.85 in cash, without interest, upon surrender of the certificate representing such share of Phoenix common stock in the manner provided in the merger agreement;

•	none of the outstanding options to purchase shares of Phoenix common stock granted under the Phoenix equity plans and agreements (each, an “Equity Plan”) will be assumed by Parent. Rather, each of the outstanding stock options will vest in full and become exercisable immediately prior to the merger and, to the extent permitted by the applicable Equity Plan, shall either be (i) cancelled in exchange for a cash payment per share equal to the excess of the merger consideration over the exercise price of such stock option, (ii) exercised with the resulting shares of common stock being converted into the right to receive merger consideration, or (iii) cancelled upon the merger if not cashed-out or exercised in accordance with clause (i) or (ii).

•	any outstanding restricted stock awards held by Phoenix employees and directors under the Equity Plans will vest in full immediately prior to the merger and be cancelled in exchange for the right to receive $3.85 in cash, without interest, less applicable withholding taxes, upon the consummation of the merger; and

•	each issued and outstanding share of common stock of Pharaoh Merger Sub Corp. will be converted into one fully paid and non-assessable share of Phoenix, the surviving corporation, after the merger.

Exchange of Phoenix Stock Certificates for the Merger Consideration

General

Promptly following completion of the merger, the exchange agent for the merger will mail to each holder of Phoenix common stock on the record date a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for the merger consideration. Only those holders of Phoenix common stock who properly surrender their Phoenix stock certificates in accordance with the exchange agent’s instructions will receive the merger consideration. The surrendered certificates representing Phoenix common stock will be canceled. After the effective time of the merger, each certificate representing shares of Phoenix common stock that has not been surrendered will represent only the right to receive the merger consideration. Following the completion of the merger, Phoenix will not register any transfers of Phoenix common stock on its stock transfer books.

Holders of Phoenix common stock should not send in their Phoenix stock certificates until they receive a letter of transmittal from the exchange agent for the merger, with instructions for the surrender of Phoenix stock certificates.

Transfers of Ownership and Lost Stock Certificates

Parent will only pay the merger consideration to someone other than the name in which a surrendered Phoenix stock certificate is registered, if the person requesting such payment presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes. If a Phoenix stock certificate is lost, stolen or destroyed, the owner of the shares represented by such certificate may need to deliver an affidavit and/or bond prior to receiving the merger consideration.

Representations and Warranties

Phoenix makes a number of customary representations and warranties in the merger agreement regarding aspects of its business, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters:

•	Corporation Existence and Power;

•	Corporate Authorization

•	Governmental Authorization;

•	Non-contravention

•	Capitalization;

•	Subsidiaries

•	Financial Statements;

•	Disclosure Documents;

•	Absence of Certain Changes;

•	No Undisclosed Material Liabilities;

•	Absence of Litigation;

•	Compliance with Applicable Laws and Orders;

•	Material Contracts;

•	Employee Benefits Plans;

•	Taxes;

•	Labor and Employment Matters;

•	Insurance Policies;

•	Licenses, Permits and Authorizations;

•	Machinery, Equipment and Other Tangible Property;

•	Environmental Matters;

•	Intellectual Property;

•	Properties;

•	Customer and Suppliers;

•	Interested Party Transactions;

•	Certain Business Practices;

•	Bank Accounts

•	Officers and Directors

•	Finders’ Fees; and

•	Opinion of Financial Advisor.

The merger agreement contains limited customary representations and warranties made by Parent, including with respect to the availability of financing and the receipt of financing commitment letters from affiliates of Marlin to finance under certain circumstances the merger consideration. However, receipt of financing by Parent is not a condition to the consummation of the merger.

The representations and warranties of Parent and Phoenix contained in the merger agreement expire upon completion of the merger. The representations and warranties in the merger agreement are complicated, are not identical as between Phoenix and Parent and not easily summarized. You are urged to carefully read Articles 3 and 4 of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent.”

Any reference to a “material adverse effect” on Phoenix means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (1) the business, results of operations, condition (financial or otherwise) or assets (including intangible assets) of Phoenix and its subsidiaries taken as a whole or (2) the ability of Phoenix to consummate the merger or any of the other transactions contemplated by the merger agreement. However, to the extent there is no disproportionately greater effect in any material respect on the Company and its subsidiaries compared to other participants in the industries in which the Company and its subsidiaries operate, in no event shall any of the following be taken into account in determining whether a “material adverse effect” has occurred or likely or expected to occur:

•	any changes that affect any segment of the industry in which Phoenix and its subsidiaries operate;

•	any changes in general economic, market or political conditions;

•	any acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commended before or after the date hereof, and whether or not pursuant to the declaration of a nation emergency or war, or the occurrence of any military or terrorist attack or other force majeure events;

•	any lose of or adverse change in the relationship of the Company and its subsidiaries with their respective employees, customers, distributors, licensors, partners or suppliers to the extent arising out of or to the extent related to the announcement, pendency or consummation of the transactions contemplated by the merger agreement, including the merger;

•	any changes in accounting standards, including GAAP, or Applicable Law, or any interpretation thereof;

•	any change in the Company’s stock price or trading volume; or

•	any failure of the Company to meet internal or analysis’ expectations or projections (it being understood that any cause of any such failure may be deemed to constitute in and of itself, a “material adverse effect” and may be taken into consideration when determining whether a material adverse effect has occurred.

Conduct of Phoenix’s Business Before Completion of the Merger

Under the merger agreement, Phoenix has agreed on behalf of itself and its subsidiaries that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Parent consents in writing, it will operate its business in the ordinary course, substantially in accordance with the manner previously conducted prior to entering into the merger agreement.

Under the merger agreement, Phoenix has also agreed that, except as otherwise expressly provided in the merger agreement or as consented to by Parent (which consent shall not be unreasonably withheld or delayed), Phoenix will not, and will not cause any of its subsidiaries to, until the earlier of the completion of the merger or termination of the merger agreement:

•	declare or pay any dividends on, or make any other distributions in respect of any of its capital stock;

•	repurchase, redeem or otherwise acquire or modify the terms of any shares of capital stock or any other securities of Phoenix or its subsidiaries other than the repurchase of unvested shares of Phoenix common stock, at a price not greater than the original price paid per share, from holders upon the termination of their service relationship with Phoenix or any subsidiary;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities;

•	issue, deliver or sell, or authorize or propose to issue, deliver or sell any shares of its capital stock or any securities convertible into, or exchangeable for, or any ,rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to the foregoing other than (i) the issuance of shares of Phoenix common stock upon the exercise of options outstanding as of the date of the merger agreement, (ii) pursuant to other awards outstanding under Phoenix’s stock plans on the date of the merger agreement, (iii) the issuance of purchase rights under Phoenix’s employee stock purchase plan and the subsequent issuance of Phoenix shares upon the exercise of those awards and (iv) the issuance of options to purchase additional Phoenix shares to non-executive officer new hires in the ordinary course of business consistent with past practice and the issuance of Phoenix shares upon the exercise of those options, provided the total number of such options and awards shall not exceed 300,000;

•	amend its certificate of incorporation or bylaws (or similar organizational documents of any subsidiary);

•	effect, or agree to effect, any merger, consolidation, or business combination or acquire or agree to acquire any material amount of assets, other than in the ordinary course of business consistent with past practice;

•	sell, lease, transfer, convey encumber or otherwise dispose of, or agree to sell, lease, transfer, convey encumber or otherwise dispose of, any material amount of assets other than in the ordinary course of business consistent with past practice or pursuant to existing contracts or commitments;

•	incur or assume any long-term or short term debt or issue any debt securities, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, make any loans, advances or capital contributions or investments in any other person, or create any lien upon any of its or its Subsidiaries’ assets, except for certain permitted liens;

•	settle or compromise any pending or threatened claim, action, proceeding, litigation (i) which relates to the transactions contemplated by the merger agreement or (ii) the settlement or compromise of which provides for covenants that restrict Phoenix’s or its subsidiaries’ ability to operate or compete or would have, individually or in the aggregate, a material adverse effect; provided, that, no such settlement or compromise shall obligate Phoenix or any of its subsidiaries to pay amounts or take any action after the effective time of the merger;

•	except as required by law or generally accepted accounting principles, change a method of accounting or make, change or revoke any material tax election or enter into any material agreement or arrangement with respect to taxes;

•	other than in the ordinary course of business, enter into, extend, modify, terminate or renew any material agreement with expected revenue or outlay in excess of One Million Dollars ($1,000,000);

•	agree to take any of, the foregoing actions.

Limitation on Phoenix’s Ability to Consider Other Acquisition Proposals

Under the terms of the merger agreement, subject to certain exceptions described below, Phoenix has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their respective directors, officers, or employees or any financial advisor, attorney, accountant or other advisor or representative retained by any of them, to, directly or indirectly:

•	solicit, initiate, seek, knowingly encourage, or facilitate any inquiry, proposal or offer that constitute or reasonably be expected to result in an acquisition proposal; or

•	enter into, continue or otherwise participate in any negotiations regarding, or furnish to any person any nonpublic information regarding Phoenix or any of its subsidiaries or provide access to Phoenix’s properties, books or records to any third party with respect to, an acquisition proposal.

As defined in the merger agreement, an “acquisition proposal” is any bona fide proposal or offer from any person relating to any direct or indirect acquisition, in one transaction or series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, with respect to Phoenix that would result in any of the following:

•	the acquisition of a 15% or greater interest in the outstanding shares of common stock, or capital stock of, or other outstanding equity or voting securities of Phoenix; or

•	the acquisition of 15% or more of Phoenix’s consolidated assets or to which more than 15% of Phoenix’s revenues or earnings on a consolidated basis are attributable to.

Under the merger agreement, Phoenix agreed to cease all existing discussions or negotiations with any parties conducted prior to that date with respect to any acquisition proposal. Further, Phoenix agreed, except as otherwise permitted under the merger agreement and described below, that its board of directors could not propose to withdraw, amend, change or modify its recommendation of the merger agreement and the merger, or to approve or recommend, or propose to publicly approve or recommend an acquisition proposal.

Notwithstanding the prohibitions described above, if prior to obtaining Phoenix’s stockholder adoption of the merger agreement, Phoenix receives an unsolicited acquisition proposal, and (1) Phoenix’s board of directors determines that the acquisition proposal constitutes or is reasonably likely to lead to a “superior proposal” and (2) failure to take any of the following actions would be inconsistent with the fiduciary duties of Phoenix’s board of directors, then Phoenix may:

•	furnish information about Phoenix and its subsidiaries to the third party and its representatives making the acquisition proposal under an executed confidentiality agreement on terms similar to the confidentiality agreement between Parent and Phoenix, or participate in discussions or negotiations with the third party and its representatives regarding such acquisition proposal; and

•	enter into a binding written agreement providing for the implementation of a superior proposal if Phoenix, after approval by its board of directors, elects to terminate the merger agreement with Parent and enter into such a written agreement and is not under breach of the obligations described above.

For the purposes of the foregoing, an acquisition proposal is a “superior proposal” if Phoenix’s board of directors determines in good faith, after consultation with its outside independent financial advisors of nationally recognized reputation, is more favorable to Phoenix’s stockholders from a financial point of view than the merger with Parent, taking into account all the terms and conditions of such proposal, the likelihood of completion of such transaction, and the financial, regulatory, legal and any other aspects of such proposal.

Employee Benefits for Phoenix Employees

Following the completion of the merger and for a period of twelve (12) months, Parent agreed to provide Phoenix employees who become employees of the surviving corporation compensation and benefits that are, in the aggregate, substantially comparable to the compensation and benefits being provided to such employees immediately prior to the effective time of the merger. The surviving corporation shall (i) cause Phoenix employees to receive credit for purposes of eligibility to participate and vesting (but not for accrual purposes, except for vacation and severance, if applicable) under any benefit plan of the surviving company which such employee is eligible to participate in, (ii) use commercially reasonable efforts to cause Phoenix employees to be granted coverage for pre-existing health conditions and prior credit for service, to the same extent waived under a comparable benefit plan in which such employee participated immediately prior to the effective time of the merger and (iii) provide credit to such continuing employees for any co-payments, deductibles and out of pocket expenses paid during the relevant plan year.

Phoenix Directors’ and Officers’ Liability Insurance

Under the merger agreement, Phoenix will maintain for a period of six years an insurance policy covering persons who were directors or officers of Phoenix prior to the merger for the actions taken by such directors and officers in their capacities as directors and officers of Phoenix prior to the merger on terms with respect to coverage and amount no less favorable than those of such policy currently in effect, provided, however, that Phoenix will not be required to expend in excess of 200% of the current annual premium paid by Phoenix for such policies currently maintained by Phoenix. Alternatively, prior to effectiveness of the merger, the surviving corporation may obtain a six year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance currently maintained by Phoenix with respect to matters arising on or before the completion of the merger; provided that the cost of such tail policy shall not exceed 200% of the last annual premium paid by Phoenix prior to the date of the merger agreement in respect of the coverage required to be obtained.

Conditions to Completion of the Merger

The respective obligations of Parent and Merger Sub, on the one hand, and Phoenix, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement shall have been adopted by the holders of a majority of the outstanding shares of common stock of Phoenix;

•	All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act); and

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the merger shall be in effect.

Phoenix’s obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of Parent and Merger Sub in the merger agreement are true and correct as of the closing date of the merger (without regard to the terms “material,” “materiality” or “material adverse effect”) such that, in the aggregate, the effect of any inaccuracies in such representations and warranties would not reasonably be expected to prevent or delay consummation of the merger (provided that those representations and warranties that address matters only as of a particular date shall be true and correct as of such date) and Phoenix has been provided with a certificate executed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub certifying to that effect; and

•	the obligations or covenants required to be performed by Parent and Merger Sub at or prior to the completion of the merger have been performed in all material respects, and Phoenix has been provided with a certificate executed on behalf of Parent and Merger Sub by an officer of Parent and Merger Sub certifying to that effect.

Parent’s and Merger Sub’s obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of Phoenix in the merger agreement are true and correct as of the closing date of the merger (without regard to the terms “material,” “materiality” or “material adverse effect”) such that, in the aggregate, the effect of any inaccuracies in such representations and warranties would not have a “material adverse effect” on Phoenix (provided that those representations and warranties that address matters only as of a particular date shall be true and correct as of such date) and Parent has been provided with a certificate executed on behalf of Phoenix by an officer certifying to that effect;

•	the obligations or covenants required to be performed by Phoenix at or prior to the completion of the merger shall have been performed in all material respects, and Parent has been provided with a certificate executed on behalf of Phoenix by an officer certifying to that effect;

•	there shall not have occurred any material adverse effect on Phoenix since the date of the merger agreement;

•	the total number of dissenting shares in the merger shall be less than 10% of the issued and outstanding shares of Phoenix common stock; and

•	at the effective time of the merger Phoenix shall have unrestricted cash and cash equivalents of at least Thirty Million Dollars ($30,000,000).

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned prior to completion of the merger, whether before or after the adoption of the merger agreement by Phoenix stockholders:

•	by mutual written consent of Parent and Phoenix;

•	by Parent or Phoenix if:

•	the merger is not completed by December 31, 2010, except that this right to terminate the merger agreement is not available to any party whose action or failure to fulfill any of its obligations under the merger agreement has been a principal reason for the failure of the merger to occur on or before December 31, 2010;

•	there is any law or any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority or arbitrator that has the effect of preventing the merger; or

•	the proposal to adopt the merger agreement and approve the merger fails to receive the requisite affirmative vote by Phoenix stockholders at the Phoenix special meeting of stockholders.

•	by Parent upon a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of Phoenix or if any representation or warranty of Phoenix has become untrue so that the condition to the completion of the merger regarding Phoenix’s representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by Phoenix, then Parent may not terminate the merger agreement for 30 days after its delivery of written notice to Phoenix of the breach. If the breach is cured during those 30 days, Parent may not exercise this termination right;

•	by Parent if Phoenix shall have suffered a material adverse effect which is not cured within 30 days after delivery of written notice by Phoenix to Parent:

•	by Parent if any of the following “triggering events” occur after the public announcement of an acquisition proposal with respect to Phoenix:

•	Phoenix’s board of directors fails to recommend that the Phoenix stockholders adopt the merger agreement, or withdraws or modifies such recommendation in a manner adverse to Parent;

•	Phoenix’s board of directors approves, endorses or recommends any acquisition proposal of the type described in the section entitled “The Merger Agreement — Limitation on Phoenix’s Ability to Consider Other Acquisition Proposals” beginning on page 45 of this document;

•	a tender or exchange offer relating to Phoenix’s securities is commenced by a third party, and Phoenix fails to recommend within 10 business days after the tender or exchange offer is commenced the rejection of the tender or exchange offer;

•	Phoenix approves, authorizes or enters into a letter of intent, merger or acquisition agreement with respect to an acquisition proposal;

•	Phoenix terminates, waives or exempts any person from restrictions of any standstill agreement or takeover law exempt with respect to actions that would be inconsistent with the fiduciary duties of Phoenix’s board of directors;

•	Phoenix resolves, agrees or proposes to take any of the preceding actions in response to any acquisition proposal; or

•	Phoenix’s board of directors fails to publicly confirm the board’s recommendation that the Phoenix stockholders adopt the merger agreement within 10 business days of Parent’s request to do so.

•	by Phoenix upon a breach of any representation, warranty, covenant or agreement in the merger agreement on the part of Parent, or if any representation or warranty of Parent has become untrue so that the condition to completion of the merger regarding Parent’s representations and warranties or covenants would not be met. However, if the breach or inaccuracy is curable by Parent, then Phoenix may not terminate the merger agreement for 30 days after delivery of written notice from Phoenix to Parent of the breach. If the breach is cured during those 30 days, Phoenix may not exercise this termination right; or

•	by Phoenix if it is not in breach of its obligations to not solicit acquisition proposals from third parties, and Phoenix’s board of directors has authorized Phoenix to enter into a binding written agreement concerning a transaction that constitutes a superior proposal to Parent’s proposed merger, provided, that (1) substantially concurrently with the notice of termination Phoenix enters into a binding written agreement concerning a transaction that constitutes the superior proposal and (2) Phoenix pays the termination fee in connection with the termination of the Parent merger agreement described below.

•	by Phoenix if Parent or Merger sub fails to obtain proceeds sufficient to close the transaction pursuant to an equity funding letter obligating the equity providers to provide funding for the transaction or Parent or Merger sub fails to close the transaction within two (2) business days after the satisfaction or waiver of the conditions to complete the merger (See the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 47 of this document for further descriptions of such conditions).

Termination Fee; Expenses

Under the terms of the merger agreement, except as set forth below, all fees, costs and expenses incurred in connection with the merger, the merger agreement and the consummation of the transactions contemplated by the merger agreement, but not including the termination fee described below, shall be paid by the party incurring the fees, costs and expenses; provided, that Parent has agreed to pay the filing costs for the HSR Act filings and any other applicable antitrust or competition law filings.

In addition, Phoenix has agreed to pay to Parent a cash termination fee of $4,150,000 if the merger agreement is terminated:

•	by Parent due to the occurrence of a Phoenix triggering event, if at such time there is an acquisition proposal which has been publicly announced (See the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 48 of this document for further descriptions of Phoenix “triggering events”);

•	by Phoenix in order to enable it to enter into a written agreement with a third party concerning a superior proposal as described in the section entitled “The Merger Agreement — Limitation on Phoenix’s Ability to Consider Other Acquisition Proposals” beginning on page 45 of this document; or

•	by Phoenix or Parent, due to the failure of Phoenix stockholders to approve the merger with Parent if at such time there is an acquisition proposal which has been publicly announced and not terminated or withdrawn and within twelve (12) months Phoenix enters into an agreement to implement or consummate such acquisition proposal.

This termination fee must be paid, in the first case, within two (2) business days of termination of the merger agreement, in the second case concurrently with such termination and, in the third case, on or prior to the date Phoenix enters into or consummates the acquisition proposal.

Amendment and Waiver

Parent and Phoenix may amend the merger agreement before completion of the merger by mutual written consent, except that after Phoenix’s stockholders adopt the merger agreement, no further amendment may be made without Phoenix stockholder approval if such approval would be required by applicable law.

Either Parent or Phoenix may, to the extent legally allowed, extend the other’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other’s representations and warranties and, subject to the preceding paragraph, waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

THE VOTING AGREEMENT

The following is a description of the material terms of the voting agreement. The complete voting agreement is attached as Annex C to this document and is incorporated into this document by reference. All Phoenix stockholders are urged to read the voting agreement carefully and in its entirety.

As a condition and inducement to the willingness of the Parent and Merger Sub to enter into the merger agreement, Ramius LLC, a Delaware limited liability company (“Ramius”) executed and delivered a Voting Agreement dated August 17, 2010 (the “Voting Agreement”).

Under the Voting Agreement, Ramius agreed to vote their shares of Phoenix common stock (including any newly acquired shares):

•	in favor of approval of the merger, the approval and adoption of the merger agreement at the special meeting; and

•	against any agreement, offer or proposal from any person relating to any transaction with respect to Phoenix that would result in (i) the acquisition of a 15% or greater interest in the outstanding shares of common stock, or capital stock of, or other outstanding equity or voting securities of Phoenix; or (ii) the acquisition of 15% or more of Phoenix’s consolidated assets or to which more than 15% of Phoenix’s revenues or earnings on a consolidated basis are attributable to (iii) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of by Phoenix of the terms under the merger agreement; and (iv) any action, proposal, transaction or agreement that could reasonably be expected to adversely affect or inhibit the timely consummation of the merger.

Ramius also agreed not to, and will not permit any entity under its control to, directly or indirectly, sell, transfer, exchange or otherwise encumber or dispose of any of Phoenix’s securities or options owned by Ramius, except for certain permitted transfers.

The voting agreements terminate upon the earlier of (i) the consummation of the merger; (ii) the valid termination of the merger agreement according to its terms; (iii) execution of written agreement by the parties to terminate the voting agreement; (iv) any material amendment to the merger agreement; and (iv) December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present information regarding the beneficial ownership of the shares of our common stock (the “Common Stock”) as of August 31, 2010 with respect to (i) each of our directors; (ii) our chief executive officer, chief financial officer and the two other most highly compensated executive officers for fiscal 2009, to whom we refer in this proxy statement as the “named executive officers”; (iii) all current directors and executive officers as a group; and (iv) persons beneficially owning more than 5% of the Common Stock. Except as otherwise indicated in the table, the address of each person listed in the table is c/o Phoenix Technologies Ltd., 915 Murphy Ranch Road, Milpitas, California 95035

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and sole dispositive power over all shares of Common Stock shown as beneficially owned by the stockholder. Shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days of August 31, 2010, and restricted stock units that are expected to vest within 60 days of August 31, 2010 are considered outstanding and beneficially owned by the person holding the options or restricted stock units. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Amount of	Percent of Common
Name and Address of Beneficial Owner	Beneficial Ownership	Stock Outstanding(1)

5% Stockholders
Funds affiliated with Ramius LLC(2)	5,103,500	14.5%
599 Lexington Avenue New York, NY 10022
T. Rowe Price Associates, Inc.(3)	3,840,500	10.9%
100 East Pratt St., Baltimore, MD 21202
Marxe, Austin W. and David M. Greenhouse(4)	2,017,399	5.7%
527 Madison Avenue, Suite 2600, New York, NY 10022
Officers and Directors
Thomas A. Lacey(5)	461,782	1.3%
Robert Andersen	36,850	*
David Gibbs(6)	513,888	1.5%
Timothy Chu(7)	101,563	*
Douglas Barnett(8)	130,314	*
Richard Noling(9)	83,813	*
Mitchell Tuchman(10)	78,646	*
Dale Fuller(11)	119,167	*
Patrick Little(12)	19,167	*
Jeffrey Smith(13)	19,167	*
Edward Terino(14)	34,994	*
Kenneth Traub(15)	28,167	*
Gaurav Banga(16)	254,427	*
Woodson Hobbs(17)	947,009	2.6%
Richard Arnold(18)	512,500	1.4%
All current directors and executive officers as a group(19)	1,627,518	4.3%

*	Ownership is less than 1%

(1)	Based on 35,223,157 shares of Common Stock outstanding on August 31, 2010.

(2)	Based solely on information contained in a Schedule 13D/A jointly filed on September 3, 2010 by Ramius LLC and its affiliates. According to the Schedule 13D/A, Ramius Value and Opportunity Master Fund Ltd. (“Value and Opportunity Master Fund”) beneficially owned 2,481,421 shares of Common Stock, Ramius Navigation Master Fund Ltd. (“Navigation Master Fund”) beneficially owned 683,265 shares of Common Stock and RCG PB, Ltd. (“RCG PB”) beneficially owned 1,938,814 shares of Common Stock. Ramius Value and Opportunity Advisors, as the investment manager of Value and Opportunity Master Fund, may be deemed to be the beneficial owner of 2,481,421 shares owned by Value and Opportunity Master Fund. Ramius Enterprise Master Fund Ltd., as the sole shareholder of Navigation Master Fund, may be deemed the beneficial owner of 683,265 Shares owned by Navigation Master Fund. Ramius Advisors LLC (“Ramius Advisors”), as the investment advisor of each of Navigation Master Fund and RCG PB may be deemed the beneficial owner of the (i) 683,265 Shares owned by Navigation Master Fund and (ii) 1,938,814 Shares owned by RCG PB. Ramius LLC, as the sole member of each of Value and Opportunity Advisors and Ramius Advisors, may be deemed the beneficial owner of the (i) 2,481,421 Shares owned by Value and Opportunity Master Fund, (ii) 1,938,814 Shares owned by RCG PB and (iii) 683,265 Shares owned by Navigation Master Fund (collectively, the “Ramius Shares”). C4S & Co., LLC (“C4S”) is the managing member of RCG Holdings LLC (“RCG Holding”), which is the majority shareholder of Cowen Group Inc. (“Cowen”), which is the sole member of Ramius LLC, and as such each of C4S, RCG Holding and Cowen may be deemed the beneficial owner of the Ramius Shares. Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss are the managing members of C4S and each may be deemed the beneficial owner of the Ramius Shares. In addition, Jeffrey C. Smith is considered a member of a “group” with the funds affiliated with Ramius LLC as described above for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. As such, Mr. Smith may be deemed the beneficial owner of the Ramius Shares, and he disclaims beneficial ownership of such Ramius Shares.

(3)	According to a Schedule 13G/A jointly filed on January 11, 2010, T. Rowe Price Associates, Inc. (“TRP Associates”) beneficially owned 3,840,500 shares of Common Stock and T. Rowe Price New Horizons Fund, Inc. (“TRP Fund”) beneficially owned 2,250,000 shares of Common Stock. TRP Associates has sole dispositive power over 3,840,500 shares and sole voting power over 232,700 shares, and TRP Fund has sole voting power over 2,250,000 shares and no dispositive power over any shares.

(4)	According to a Schedule 13G jointly filed on February 12, 2010, Austin W. Marxe and David M. Greenhouse shared beneficial ownership of 2,017,399 shares of Common Stock. Messrs. Marxe and Greenhouse shared voting and dispositive power over 2,017,399 shares. Of the 2,017,399 shares of Common Stock beneficially owned by Messrs. Marxe and Greenhouse, 302,610 shares were held by Special Situations Technology Fund, L.P. (“SST Fund I”) and 1,714,789 shares were held by Special Situations Technology Fund II, L.P. (with SST Fund I, the “SST Funds”). Messrs. Marxe and Greenhouse were the members of SST Advisors, LLC, the general partner of the SST Funds, and the controlling principals of AWM Investment Company, Inc., the investment advisor to the SST Funds.

(5)	Includes 66,667 shares as to which Mr. Lacey has the right to acquire beneficial ownership within 60 days of August 31, 2010.

(6)	Includes (i) 4,000 shares owned by the Gibbs Trust and held jointly by David and Afina Gibbs and (ii) 407,128 shares as to which Mr. Gibbs has the right to acquire beneficial ownership within 60 days of August 31, 2010.

(7)	Consists of 101,563 shares as to which Mr. Chu has the right to acquire beneficial ownership within 60 days of August 31, 2010.

(8)	Includes 105,314 shares as to which Mr. Barnett has the right to acquire beneficial ownership within 60 days of August 31, 2010.

(9)	Consists of 83,813 shares as to which Mr. Noling has the right to acquire beneficial ownership within 60 days of August 31, 2010.

(10)	Consists of 78,646 shares as to which Mr. Tuchman has the right to acquire beneficial ownership within 60 days of August 31, 2010.

(11)	Includes 19,167 shares as to which Mr. Fuller has the right to acquire beneficial ownership within 60 days of August 31, 2010.

(12)	Consists of 19,167 shares as to which Mr. Little has the right to acquire beneficial ownership within 60 days of August 31, 2010.

(13)	Consists of 19,167 shares as to which Mr. Smith has the right to acquire beneficial ownership within 60 days of August 31, 2010 and excludes the Ramius Shares. According to the Schedule 13D/A jointly filed on September 3, 2010 by Ramius LLC and its affiliates, Mr. Smith, as a member of a “group” with the funds affiliated with Ramius LLC as described in footnote 2 above, may be deemed the beneficial owner of the Ramius Shares, and Mr. Smith disclaims beneficial ownership of such shares.

(14)	Includes 19,167 shares as to which Mr. Terino has the right to acquire beneficial ownership within 60 days of August 31, 2010.

(15)	Includes 19,167 shares as to which Mr. Traub has the right to acquire beneficial ownership within 60 days of August 31, 2010.

(16)	Includes 240,625 shares as to which Mr. Banga has the right to acquire beneficial ownership within 60 days of August 31, 2010. Mr. Banga was a “named executive officer” in fiscal year 2009 and resigned from the Company effective April 15, 2010.

(17)	Includes 768,750 shares as to which Mr. Hobbs has the right to acquire beneficial ownership within 60 days of August 31, 2010. Mr. Hobbs was our chief executive officer in fiscal year 2009 and resigned from the Company effective February 25, 2010.

(18)	Consists of 512,500 shares as to which Mr. Arnold has the right to acquire beneficial ownership within 60 days of August 31, 2010. Mr. Arnold was our chief financial officer in fiscal year 2009 and resigned from the Company effective March 5, 2010.

(19)	Includes (i) 684,552 shares and (ii) 942,966 shares underlying options exercisable within 60 days of August 31, 2010, held by the Company’s current directors and executive officers, respectively, and excludes the Ramius Shares. The holdings of Messrs. Lacey, Andersen, Gibbs, Chu, Barnett, Noling, Tuchman, Fuller, Little, Smith, Terino and Traub are included in the calculation.

DEADLINE FOR STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

If the merger has been completed, Phoenix does not expect to hold a 2011 annual meeting of stockholders because Phoenix will not be a public company at that time.

If the merger is not consummated and Phoenix holds its 2011 annual meeting of stockholders, then a Phoenix stockholder who wishes to submit a proposal at such meeting must provide that proposal to Phoenix on a timely basis and satisfy the other conditions set forth in applicable SEC rules and Phoenix’s bylaws. In order to be timely, notice of stockholder nominations or other business to be presented to be made at an annual stockholder meeting must be received by the corporate secretary of Phoenix not less than thirty (30) days prior to the first anniversary date of initial notice given to the stockholders by Phoenix for previous year’s annual meeting, or December 1, 2010, provided, however, that such notice shall not be required to be given more than fifty (50) days prior to an annual meeting of stockholders. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and our financial condition and are incorporated by reference into this proxy statement.

The following Phoenix filings with the SEC are incorporated by reference in this proxy statement:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2009 filed on November 19, 2009, as amended on February 11, 2010;

•	Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2009 filed on February 9, 2010;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 on May 7, 2010

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 filed on August 9, 2010; and

•	Current Reports on Form 8-K with the filing dates of August 18, 2010 and August 30, 2010.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy and information statements. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following:

Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, CA 95035
Attention: Investors Relations
Telephone: 1-800-677-7305

* * *

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 22, 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

55

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

Pharaoh Acquisition Corp.,

Pharaoh Merger Sub Corp.

and

Phoenix Technologies Ltd.

dated as of August 17, 2010

A-i

(continued)

A-ii

(continued)

INDEX OF EXHIBITS

Exhibit A	Form Voting Agreement
Exhibit B	Form of Amended and Restated Certificate of Incorporation

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 17, 2010 by and among Pharaoh Acquisition Corp., a Delaware corporation (“Parent”), Pharaoh Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and Phoenix Technologies Ltd., a Delaware corporation (the “Company”). Marlin Equity II, L.P., a Delaware limited partnership (“Marlin II”), and Marlin Equity III, L.P., a Delaware limited partnership (“Marlin III”), are also executing this agreement solely for the purpose of agreeing to Section 10.14 hereof and shall be considered to be parties to this Agreement solely for the purpose of such section.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Merger Subsidiary and the Company will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company has, on the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement are in the best interests of the stockholders of the Company, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL, and (iii) determined to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the Board of Directors of Merger Subsidiary has, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and Parent (as the sole stockholder of Merger Subsidiary) has adopted this Agreement in accordance with the DGCL;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Parent and Merger Subsidiary to enter into this Agreement, Ramius LLC, a Delaware limited liability company (“Voting Stockholder”), has executed and delivered a voting agreement pursuant to which the Voting Stockholder agrees to vote in favor of the Merger, substantially in the form attached hereto as Exhibit A (together with an irrevocable proxy in favor of Parent); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of the Company to enter into this Agreement, Marlin II and Marlin III (collectively, the “Equity Providers”) are providing an Equity Funding Letter (as defined below), subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

The Merger

Section 1.01.  The Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., San Francisco time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 8 (excluding conditions that, by their terms, are satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Morgan, Lewis & Bockius LLP, Two Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306, unless another place is agreed to by the parties hereto.

Section 1.02.  The Merger.  (a) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of

Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

(b) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, privileges and franchises and be subject to all of the debts, obligations and liabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

Section 1.03.  Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Sections 1.03(b) or 1.05, each share (“Company Share”) of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive $3.85 in cash, without interest (the “Merger Consideration”);

(b) each Company Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, returned and cease to exist, and no payment shall be made with respect thereto; and

(c) each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.04.  Surrender and Payment.  (a) Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Company Shares (the “Certificates”) and (ii) uncertificated Company Shares (the “Uncertificated Shares”). Parent shall pay to the Exchange Agent, on the Closing Date and prior to the filing of the Certificate of Merger, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time and, in any event, not later than the third Business Day following the Closing Date, Parent shall send, or shall instruct the Exchange Agent to send, to each record holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) The payment of the Merger Consideration upon the surrender of Certificates or Uncertificated Shares in accordance with the terms hereof shall be deemed to have been payment in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificate or Uncertificated Shares. From and after the Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

(e) Any portion of the Merger Consideration paid to the Exchange Agent pursuant to Section 1.04(a) (and any interest or other income earned thereon) that remains unclaimed by holders of Company Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Shares for the Merger Consideration in accordance with this Section 1.04 prior to that time shall thereafter look only to Parent only as general creditors thereof with respect to any Merger Consideration in respect of such Company Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares for two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) To the extent that Parent or the Company makes any payment in respect of any Appraisal Shares, a portion of the Merger Consideration made available to Exchange Agent in respect of such Appraisal Shares shall be returned to Parent.

Section 1.05.  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who (i) has not voted such shares of Company Common Stock in favor of the Merger at the Stockholder Meeting, (ii) is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL (“Section 262”) and complies in all respects with the provisions of Section 262, and (iii) has not effectively withdrawn, forfeited or otherwise lost the right to demand relief as a dissenting stockholder under the DGCL as of the Effective Time (the “Appraisal Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 1.03(a), but instead such holder of Appraisal Shares shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except such rights as are granted under Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the rights of such holder under Section 262 shall cease to exist and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive such holder’s Merger Consideration as provided in Section 1.03(a). The Company shall provide prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle or otherwise negotiate, any such demands, or agree to do any of the foregoing.

Section 1.06.  Company Stock Options; Company Restricted Stock Awards.

(a) As soon as practicable following the date of this Agreement, the Board of Directors (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions and take such other actions (including adopting any plan amendments) as are required to provide that, except as otherwise agreed between Parent and any holder thereof: (i) each then outstanding Company Stock Option granted under any Company Stock Plan shall, immediately prior to the Closing Date, vest in full and become exercisable for all the shares of Company Common Stock at the time subject to such option as fully-vested shares of Company Common Stock and each then outstanding Company Restricted Stock Award shall vest in full immediately prior to the Closing Date; (ii) each then-outstanding Company Stock Option as so fully vested and exercisable shall be either, to the extent permitted under the Company Stock Plans or otherwise agreed with the holder, cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, and (B) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option (for the avoidance of doubt, each holder of a Company Stock Option with a per share exercise price that is equal to or greater than the Merger Consideration shall not be entitled to receive any payment with respect to such Company Stock Options) or, where such a cancellation in return for cash is not permitted under the Company Stock Plans or otherwise agreed with the holder, shall be exercised immediately prior to the Closing Date and each share of Company Common Stock issued as a result of any such exercise shall be converted into the right to receive the Merger Consideration in the manner provided in Section 1.03; and each Company Stock Option not cashed-out or exercised in accordance with the foregoing shall be cancelled at the Effective Time; and (iii) each then-outstanding Company Restricted Stock Award as so fully vested in accordance herewith shall be cancelled immediately prior to the Effective Time in exchange for payment of an amount in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, and (B) the Merger Consideration. All such cash payments to be paid pursuant to the immediately preceding clauses (ii) and (iii) shall be referred to herein as the “Equity Incentive Amounts”. Any Equity Incentive Amounts shall be paid by the Surviving Corporation promptly following the Effective Time through the payroll of the Surviving Corporation in accordance with paragraph (b) below, but in no event later than ten (10) Business Days after the Effective Time.

(b) Parent will take all actions necessary so that, at or within ten (10) Business Days after the Effective Time, upon delivery of a duly executed and completed letter of transmittal, in form and substance reasonably acceptable to Parent and the Company (the “Option Letter of Transmittal”), to the Surviving Corporation, the Surviving Corporation shall pay or cause to be paid to each holder of Company Restricted Stock Awards and Company Stock Options granted under the Company Stock Plan any Equity Incentive Amounts to which such holder is entitled as determined in accordance with Section 1.06(a) through the Surviving Corporation’s payroll less any Taxes which such company must withhold or is liable to pay to any Tax authority, unless alternative arrangements are specified by such holder in the Option Letter of Transmittal, to the extent permitted thereby. In the event that the Surviving Corporation has insufficient cash to make such payment to each holder of Company Restricted Stock Awards and Company Stock Options, Parent shall pay such amounts or provide to the Surviving Corporation sufficient cash to pay such amounts within the time period specified herein.

Section 1.07.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change in the number of outstanding Company Shares that results from any exercise of Company Stock Options outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 1.08.  Withholding Rights.  Each of Merger Subsidiary, the Surviving Corporation, Parent, any of their Affiliates and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Tax law. If Merger Subsidiary, the Surviving Corporation, Parent, any Affiliate thereof or the Exchange Agent, as the case may be, so withholds amounts, such amounts shall be (a) paid over to the applicable Governmental Authority in accordance with Applicable Law and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which Merger Subsidiary, the Surviving Corporation, Parent, any Affiliate thereof or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 1.09.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated under this Article 1.

ARTICLE 2

The Surviving Corporation

Section 2.01.  Certificate of Incorporation.  The certificate of incorporation of the Company shall be amended at the Effective Time as set forth in Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the terms thereof or as provided by Applicable Law.

Section 2.02.  Bylaws.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein, by the certificate of incorporation of the Surviving Corporation or by Applicable Law, except that the Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be “Phoenix Technologies Ltd.”.

Section 2.03.  Directors and Officers.  From and after the Effective Time, except as otherwise duly elected or appointed and qualified in accordance the certificate of incorporation or the Bylaws of the Surviving Corporation and with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 3

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Subsidiary that, except as disclosed (a) in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), or (b) in the Company SEC Documents (or incorporated by reference therein) filed and publicly available prior to the date of this Agreement, excluding any risk factor disclosures or other cautionary, predictive or forward-looking disclosures contained therein (it being understood that (i) any matter disclosed in the Company Disclosure Schedule or in such Company SEC Documents (or incorporated by reference therein) shall be deemed disclosed with respect to any section of this Article 3 to which the matter relates to the extent the relevance to each such section is readily apparent, and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to have a Company Material Adverse Effect):

Section 3.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A list of jurisdictions in which the Company is so qualified is set forth on Section 3.01 of the Company Disclosure Schedule. True and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect have been filed with the SEC prior to the date hereof.

Section 3.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval of the Merger (the “Stockholder Approval”)

is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) The Company’s Board of Directors, at a meeting duly called and held prior to the execution of this Agreement, at which all directors of the Company were present, duly adopted resolutions (i) declaring that this Agreement and the transactions contemplated hereby are in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, and (iii) directing that the adoption of this Agreement be submitted to the Stockholder Meeting (the “Board Recommendation”).

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters and in each case existing in foreign jurisdictions (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or the rules of Nasdaq.

Section 3.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) assuming the accuracy of the representation in Section 4.09, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Material Contract binding upon the Company or any of its Subsidiaries or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries other than Liens created by Parent. Any shareholder protection measure or plan of the Company or similar “poison pill” has been rendered inapplicable to the Parent and Merger Subsidiary.

Section 3.05.  Capitalization.  (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 500,000 shares of preferred stock. As of the close of business on August 12, 2010, (i) 35,116,059 Company Shares were issued and outstanding, (ii) no shares of preferred stock of the Company were issued and outstanding, (iii) Company Stock Options to purchase an aggregate of 6,130,603 Company Shares were issued and outstanding (of which Company Stock Options to purchase an aggregate of 4,257,628 Company Shares were exercisable), (iv) Company Restricted Stock Awards with respect to an aggregate of 364,583 Company Shares were issued and outstanding, (v) an aggregate of 10,372,393 Company Shares were reserved for settlement of Company Stock Options, and (vi) an aggregate of 500,000 shares of preferred stock of the Company were reserved for issuance under the Company’s Amended and Restated Preferred Shares Rights Agreement, dated as of October 21, 2009, between the Company and Computershare Trust Company, N.A. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 3.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on August 12 2010, a complete and correct list of all outstanding Company Stock Options and Company Restricted Stock Awards, including with respect to each such option or stock award (as applicable), the number of shares subject to such option or award, the name of the holder, the grant date, the exercise price per share, and the expiration date, and whether the option is an “incentive stock option” under Section 422 of the Code or a non-qualified stock option. The company stock plans set forth on Section 3.05(b) of the Company Disclosure Schedule (the “Company Stock Plans”) are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted.

(c) Except (x) as set forth in this Section 3.05, (y) for changes since August 12, 2010 resulting from the exercise of Company Stock Options outstanding on such date or (z) for issuances of shares of Company Common Stock and grants of Company Stock Options permitted under the terms of this Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries, (vi) obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries, or (vii) obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. No Company Securities are owned by any Subsidiary of the Company.

Section 3.06.  Subsidiaries.  (a) Section 3.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company and its jurisdiction of incorporation or organization.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A list of jurisdictions in which each Subsidiary is so qualified is set forth on Section 3.06(b) of the Company Disclosure Schedule.

(c) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(d) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).

(e) The Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished at or prior to the time so required since the initial public offering of the Company’s Common Stock (such documents, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(f) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(g) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Subsidiary specifically for inclusion or use in any such Company SEC Documents). Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(h) To the extent required by the Sarbanes-Oxley Act, each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

Section 3.07.  Financial Statements.  (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the footnotes thereto and, in the case of unaudited statements, for the absence of footnotes and the condensation or omission of certain information as permitted under the Exchange Act), and (iii) fairly present (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company is, and since enactment of the Sarbanes-Oxley Act has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

Section 3.08.  Disclosure Documents.  (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the proxy statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the Merger and the Stockholder Meeting, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

(b) (i) The Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.08(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.

Section 3.09.  Absence of Certain Changes.  Between the Company Balance Sheet Date and the date of this Agreement, (a) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice (except as expressly contemplated by the transactions pursuant to this Agreement), and (b) neither the Company nor any of its Subsidiary has:

(i) declared, set aside, made, set apart assets for a sinking or another analogous fund, or paid any dividend or other distribution in respect of its capital stock or otherwise purchased, retired, redeemed or otherwise acquired, directly or indirectly, any securities of the Company or any of its Subsidiaries, whether debt or equity, other than in accordance with any applicable agreements or instruments with respect to any debt;

(ii) issued or sold any shares of any class of its capital stock, or any securities convertible into or exercisable or exchangeable for any such shares, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase or otherwise acquire any such shares or any securities convertible into or exchangeable for any such shares, other than pursuant to any existing Company Benefit Plan and set forth on Section 3.09 of the Company Disclosure Schedule;

(iii) incurred any indebtedness, issued or sold any debt securities or prepaid any debt except for borrowings and repayments in the ordinary course of business consistent with past practice and no event or condition has occurred that, to the Company’s knowledge, would constitute, whether with or without the passage of time or the giving of notice or both, a material default under any of the Company’s outstanding indebtedness;

(iv) mortgaged, pledged or otherwise subjected to any Lien, any of its real property or other properties or assets, tangible or intangible, except for Permitted Liens or in the ordinary course of business consistent with past practice;

(v) forgiven, cancelled, compromised, waived or released any debts, claims or rights, except for debts, claims and rights forgiven, cancelled, compromised, waived or released in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement;

(vi) entered into any agreement, commitment or other transaction that constitutes a Contract, other than agreements with suppliers and customers entered into in the ordinary course of business consistent with past practice or agreements incident to the transactions contemplated by this Agreement;

(vii) entered into, adopted or amended or committed to enter into, adopt or amend any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, health, life, disability or other welfare, stock option or other equity, profit sharing, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement for the benefit of any officer, director, employee, agent, consultant or Affiliate except in the ordinary course of business consistent with past practice, as otherwise required by Applicable Law or pursuant to any existing Company Benefit Plans, and other than as required by this Agreement;

(viii) suffered any damage, destruction, theft or loss in excess of $100,000 in each case or $500,000 in the aggregate to any tangible assets (whether or not covered by insurance);

(ix) amended any of its organizational documents;

(x) changed in any respect its accounting practices, policies, methods or principles;

(xi) changed in any respect its Tax accounting methods, deductions or elections or entered into any Tax settlements;

(xii) transferred or granted any rights or licenses under, or entered into any settlement regarding the infringement of, the Company’s Intellectual Property other than in the ordinary course of business consistent with past practice;

(xiii) made or committed to make any capital expenditure or capital addition or betterments in excess of $100,000 in each case or $500,000 in the aggregate other than in the ordinary course consistent with past practice;

(xiv) defaulted in any material respect in the performance of any Contract;

(xv) sold any assets with a value in excess of $100,000 in each case or $500,000 in the aggregate other than in the ordinary course of business consistent with past practice;

(xvi) entered into any transaction with any Affiliate of the Company including, without limitation, with respect to the purchase, sale or exchange of property with, the rendering of any service to or from, or the making of any loans to or from, any such Affiliate;

(xvii) accelerated collection of any of its accounts receivable before its due date, or delayed payments of any of its accounts payable or other liabilities, in each case other than in the ordinary course of business consistent with past practice;

(xviii) written off or been required under GAAP to write off any material accounts receivable as uncollectible; or

(xix) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

Section 3.10.  No Undisclosed Material Liabilities.  There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed and provided for (i) in the Company Balance Sheet or in the notes thereto, or (ii) in the most recent financial statements included in the Company SEC Documents filed prior to the date hereof or in the notes thereto;

(b) liabilities incurred under this Agreement or in connection with the transactions contemplated hereby;

(c) executory liabilities or obligations under any Contract made available to Parent prior to the date hereof to which Company or its Subsidiaries is a party or is bound;

(d) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice; and

(e) liabilities or obligations disclosed on Section 3.10(e) of the Disclosure Schedule or incurred in the ordinary course of business that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11.  Litigation.  (a) As of the date hereof, there is (a) no claim, suit, action, investigation, indictment or information, or administrative, arbitration or other proceedings pending or, to the Company’s knowledge, threatened by or against the Company or any of its Subsidiaries; and (b) no judgment, order, injunction, decree, stipulation or award (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of its Subsidiaries.

(b) As of the date hereof, there is no claim, suit, action, investigation, indictment or information, or administrative, arbitration or other proceedings pending or, to the Company’s knowledge, threatened, before or by any Governmental Authority with the object of seeking to restrain, enjoin, prevent the consummations of or otherwise challenge the Merger, this Agreement or consummation of the transactions contemplated hereby.

Section 3.12.  Compliance with Applicable Law and Orders.  (a) The Company and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws and Orders. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2009 (i) of any administrative or civil, or criminal investigation or audit (other than Tax audits) by any Governmental Authority relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Order.

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of any such Governmental Authorizations.

Section 3.13.  Material Contracts.

(a) Except for this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract, arrangement, commitment, agreement, lease, license, permit, bond, mortgage, indenture or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents; (ii) which constitutes a Contract or commitment relating to any guarantee, indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $200,000; (iii) which contains any provision that would restrict or affect the conduct of business of the Company or its Subsidiaries; (iv) that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person, in each case under this clause (B) in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole; (v) which was entered into after January 1, 2010 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $500,000 (other than acquisitions or dispositions of assets in the ordinary course of business); (vi) which by its terms calls for payments by the Company or its Subsidiaries of more than $500,000 over the remaining term; (vii) which the Company or any of its Subsidiaries has continuing “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $500,000, (viii) which provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property; or (ix) with any Governmental Authority. Each Contract, arrangement, commitment, agreement, license, permit, bond, mortgage, indenture or understanding of the type described in clauses (i) through (ix) of this Section 3.13, whether or not set forth in the Company Disclosure Schedule or in the Company SEC Documents, is referred to as a “Material Contract.”

(b) Neither the Company nor any Subsidiary of the Company is in material breach or violation of, or default under, or as of the date of this Agreement, has received notice that any other party is (or intends to be) in material breach or violation of, or default under, any Material Contract. To the knowledge of the Company, no party to any Material Contract is in material breach or violation of, or default under, the terms of any Material Contract. Each Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(c) Complete and correct copies of each Material Contract in existence as of the date hereof have been made available by the Company to Parent prior to the date hereof.

Section 3.14.  Taxes.  (a) All Tax Returns required to have been filed by or with respect to each of the Company and its Subsidiaries have been timely filed (taking into account extensions of time to file), and each such

Tax Return is true, correct and complete in all material respects. All Taxes due and payable by Company or any of its Subsidiaries (and shown on a filed Tax Return) have been timely paid.

(b) To the knowledge of the Company, as of the date hereof, there is no action, audit, dispute, examination, investigation or claim in respect of Taxes in existence or pending against or proposed or threatened against, the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries have received a written claim from an authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or any of its Subsidiaries with respect to Taxes other than Permitted Liens.

(c) Each of the Company and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid and has complied in all material respects with all information reporting and backup withholding requirements.

(d) Neither the Company nor any of its Subsidiaries is subject to a waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(e) The Company has never been a United States real property holding corporation within the meaning of Section 897 of the Code.

(f) Neither the Company nor any of its Subsidiaries has agreed to or is required to make by reason of a change in accounting method any adjustment under Section 481(a) of the Code. Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code within the five (5) year period ending as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is subject to any private ruling from any taxing authority or any agreement with a taxing authority.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) with respect to any affiliated, consolidated, combined, unitary or similar group of which such entity currently is a member, (i) as a transferee or successor, (ii) by contract, or (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law). Neither the Company nor any of its Subsidiaries is a party to any joint venture or partnership.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date , (iii) prepaid amount received on or prior to the Closing Date, or (iv) cancellation of indebtedness income.

(i) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” or “reportable transaction” within the meaning of the Treasury regulation under Section 6011 of the Code. There is no power of attorney in effect with respect to Taxes with respect to any of the Company or its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries has made any payments or is a party to any agreement or arrangement that will result in it making payments the deduction with respect to which may be subject to limitation under Sections 280G, 162 or 404.

For purposes of this Agreement, “Tax” or “Taxes” means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, or other taxes, assessments, customs, duties, fees, levies, or other governmental charges, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto and “Tax Return” means any return, declaration, report, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.15.  Employee Benefit Plans.

(a) Section 3.15 of the Company Disclosure Schedule lists each employee benefit plan (including, but not limited to, any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, under which any employee or former employee (or their dependents and/or beneficiaries) of the Company or any of its ERISA Affiliates has any present or future right to benefits, maintained or contributed to by the Company or any of its ERISA Affiliates or under which the Company or any of its ERISA Affiliates has any present or future liability (the “Company Benefit Plans”).

(b) The Company has delivered or made available to Parent (A) a true and correct copy of each Company Benefit Plan (including any amendments thereto), (B) each trust agreement relating to each such Company Benefit Plan, if any, (C) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required by ERISA, (D) the most recent actuarial report or valuation relating to each such Company Benefit Plan subject to Title IV of ERISA, (E) all Form 5500 annual reports and attachments for each Company Benefit Plan for the past three (3) years, if such reports were required to be filed, (F) all insurance contracts, annuity contracts, investment management or advisory agreements, administration contracts, service provider agreements, audit reports, fidelity bonds and fiduciary liability policies relating to any Company Benefit Plan, (G) the most recent determination letter issued by the IRS with respect to each such Company Benefit Plan qualified under Section 401(a) of the Code, if any, and (H) all material correspondence with any Governmental Authority relating to any Company Benefit Plan since January 1, 2008.

(c) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, has ever sponsored, maintained or contributed to, or has any current or contingent liability with respect to: (A) a plan subject to Title IV of ERISA (including, without limitation, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA)); (B) a “multiple employer plan” (within the meaning of section 413 of the Code); (C) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (D) post-employment welfare benefits, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”).

(d) With respect to the Company Benefit Plans, no event has occurred and, to the Company’s knowledge, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a Company Material Adverse Effect under ERISA, the Code or any other Applicable Law.

(e) None of Company, any Company Benefit Plan, any trust created thereunder or, to the knowledge of Company, any trustee or administrator thereof has engaged in a transaction in connection with which Company, any Company Benefit Plan, any such trust or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust, would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, other than any such tax or penalty that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) As of the date hereof, there are no pending, or, to the knowledge of Company, threatened, claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan or otherwise involving any such Company Benefit Plan other than routine claims for benefits and other than any claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan is the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

(g) The form of each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified and exempt. Any such Internal Revenue Service determination remains in effect and has not been revoked.

No Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been amended, and no other change or event has occurred, since the issuance of its most recent favorable determination letter in any respect that would adversely affect its qualification.

(h) All Company Benefit Plans conform (and at all times have conformed) to, and have been operated and administered in accordance with their respective terms in all material respects, the requirements of ERISA, the Code and all other Applicable Law and no inconsistent representation or interpretation has been made to any plan participant.

(i) Except for the accelerated vesting of the Company Stock Options and Company Restricted Stock Awards that is to be effected pursuant to Section 1.06(a) of this Agreement, the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in: (1) any payment to or acceleration, vesting or increase in the rights of any current or former service provider of the Company or its Subsidiaries, or (2) any “excess parachute payment” (as defined in Section 280G of the Code) to any current or former service provider of the Company or its Subsidiaries.

(j) No plan, agreement or arrangement benefiting a service provider of the Company or its Subsidiaries is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A or 457(A) of the Code.

Section 3.16.  Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. As of the date hereof, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three years there has not been any such action. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, (b) no union organizing campaign with respect to the employees of the Company or its Subsidiaries is underway or, to the Company’s knowledge, threatened, (c) there is no unfair labor practice charge or complaint against the Company or its Subsidiaries pending or, to the Company’s knowledge, threatened before the National Labor Relations Board or any similar state or foreign agency, (d) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, (e) no administrative complaints or charges with respect to or relating to the Company or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful practices related to employment or, to the Company’s knowledge, threatened to be filed, (f) there are no current or outstanding claims against the Company or any of its Subsidiaries for violation of any laws relating to employment that have been made by or on behalf of any employee, non-employee, or group of employees or non-employees who provide services to the Company or any of its Subsidiaries and, to the Company’s knowledge, there are no such threatened claims, (g) to the knowledge of the Company, there are no current or outstanding investigations or inquiries by any Governmental Authority with respect to the Company’s or any of its Subsidiaries’ practices or actions with respect to employees, including but not limited to, discrimination, family leave, payment of wages or overtime, classification as exempt or non-exempt from overtime under wage payment laws, classification as an employee or independent contractor under any labor, employment, employee benefit, workers compensation, unemployment insurance, tax or revenue laws or any employee benefit plans, and (h) neither the Company nor any of its Subsidiaries has any knowledge of any policy or practice applicable to one or more employees or non-employees providing services to the Company or any of its Subsidiaries that violates any labor or employment, employee benefit, workers compensation, unemployment insurance, tax or revenue law or is in contravention of the terms of any employee benefit plans of the Company or any of its Subsidiaries, including but not limited to, misclassification of one or more employees as exempt from overtime under wage payment laws or misclassification of one or more employees as independent contractors.

Section 3.17.  Insurance Policies.  The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years. All premiums and other payments due from the Company or its Subsidiaries, as applicable, with respect to Contracts of insurance or indemnity have been paid and since January 1, 2010, the Company has not received any written notice or to the knowledge of the Company any other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation or rights or rejection of any material claim under any insurance policy; or (c) adjustment in the amount of the premiums payable with respect to any insurance policy. Section 3.17 of the Company Disclosure Schedule lists each material insurance claim, if any, made by the Company or any of its Subsidiaries since January 1, 2010 to the date hereof.

Section 3.18.  Licenses, Permits and Authorizations.  The Company and its Subsidiaries have obtained all of the material licenses, approvals, consents, registrations and permits necessary under Applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each such license, approval, consent, registration and permit is in full force and effect.

Section 3.19.  Machinery, Equipment and Other Tangible Property.  The Company or one of its Subsidiaries owns and has good title to all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens except Permitted Liens, and are adequate to conduct the business of the Company and its Subsidiaries as currently conducted.

Section 3.20.  Environmental Matters.  (a) Except as set forth in Section 3.20 of the Company Disclosure Schedule, as of the date of this Agreement:

(i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply in any material respect with any Environmental Law;

(ii) the Company and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws and all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of the Company;

(iii) there has been no disposal, release, or threatened release of any Hazardous Substance by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and

(iv) there are no material liabilities or obligations of or relating to the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to or made available to Parent prior to the date hereof.

Section 3.21.  Intellectual Property.

(a) Section Schedule 3.21(a) of the Company Disclosure Schedule contains a complete and accurate list (by name) of all software and firmware products and service offerings of the Company and its Subsidiaries that are currently sold, licensed or distributed as applicable or for which Company has any contractual support or maintenance obligations, and all material software and firmware products or service offerings of the Company and its Subsidiaries that are currently actively under development (as such are denoted on Section 3.21(a)(i) of the Company Disclosure Schedule (collectively, the “Company Products”). All other material software and firmware products or service offerings that are planned for development are set forth on Section 3.21(a)(ii) of the Company Disclosure Schedule (“Future Products”).

(b) Section 3.21(b) of the Company Disclosure Schedule lists (i) all patents and patent applications, registered trademarks, registered copyrights and registered domain names included in the Intellectual Property owned by the Company or its Subsidiaries (“Company Intellectual Property”), including the jurisdictions in which each such Company Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; (ii) all licenses and other agreements as to which the Company or a Subsidiary is a party and pursuant to which any Person is authorized to use any Company Intellectual Property; and (iii) all licenses and other agreements as to which the Company or a Subsidiary is a party and pursuant to which the Company or such Subsidiary is authorized to use any third party Intellectual Property (“Third Party Intellectual Property”) that is incorporated in any Company Products or, other than non-exclusive licenses to commercially available off-the-shelf software entered into in the ordinary course, is otherwise necessary for the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any or all of the following and all rights therein in any jurisdiction: (i) patents, (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, processes, technology, technical data and customer lists, (iii) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, (iv) computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, (v) mask works and registrations and applications therefor, (vi) industrial designs and any registrations and applications therefor throughout the world, (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world, (viii) databases and data collections and all rights therein throughout the world, (ix) processes, devices, prototypes, schematics, test methodologies, and development tools, (x) any similar, corresponding or equivalent rights to any of the foregoing, and (xi) any documentation related to any of the foregoing.

(c) To the Company’s knowledge, the Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all Third Party Intellectual Property that is necessary for the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(d) To the Company’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party.

(e) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license or other agreement relating to the Company Intellectual Property, Company Products, or any Third Party Intellectual Property.

(f) To the Company’s knowledge, all Company Intellectual Property is valid and subsisting. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Intellectual Property, other than review of pending patent applications, and the Company is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Authority or any other Person. The Company (i) has not been sued in any suit, action or proceeding (or received any notice or, to the Company’s knowledge, threat) which involves a claim of infringement of any patents, trademarks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has not, since January 1, 2010, brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property or

Company Products against any third party. To the Company’s knowledge, the use, manufacturing, marketing, licensing, sale, offer for sale or other disposition of Company Products and Company Intellectual Property do not infringe any Intellectual Property of any third party.

(g) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Company Intellectual Property and Company Products of the rights to such contributions that the Company does not already own by operation of law.

(h) To the Company’s knowledge, the Company has taken all reasonably necessary steps to protect and preserve the confidentiality of all Company Intellectual Property and Company Products not otherwise protected by patents, patent applications or copyright (“Confidential Information”). To Company’s knowledge, (i) no employee, officer, director, consultant or advisor of Company is in violation of any term of any employment contract or any other contract or agreement, or any restrictive covenant, relating to the right to use confidential information of others, and (ii) the employment of any such Person by Company would not reasonably be expected to subject Company to any material liability to any third party. To the Company’s knowledge, all use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party.

(i) The Company and its Subsidiaries have not disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, require the disclosure or delivery by Company or any Subsidiary to any third party of any Company Source Code. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow. To Company’s knowledge, there exists no breach of or default under any source code escrow provision in any customer Contract or under any agreement with an escrow agent or any beneficiaries thereunder. “Company Source Code” means any human readable software source code of the Company Proprietary Software.

(j) No Company Proprietary Software uses or was developed using any Publicly Available Software, in whole or in part, or incorporates any Publicly Available Software, in a manner that requires, as a condition of use, modification, and/or distribution of such Publicly Available Software, the Company to: (A) disclose or distribute to any third party, in source code form any Company Proprietary Software; (B) permit any third party, to make derivative works based upon any Company Proprietary Software; (C) permit any third party, to redistribute any Company Proprietary Software at no or minimal charge; or (D) permit any third party, to exercise rights under any patents owned by the Company. As used herein, “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed pursuant to any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License. As used herein, “Company Proprietary Software” means any Company Intellectual Property or Company Products comprising (i.e., including) software that is the subject of any copyrights (registered or unregistered) owned by the Company or any of its Subsidiaries.

(k) To the Company’s knowledge, the Company Products do not contain any viruses. As used herein, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the Company’s knowledge, none of the Company Products contain any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any party.

(l) There are no actions that must be taken by the Company or any Subsidiary within 60 days of the Closing Date that, if not taken, will result in the loss of any Company Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the U.S. Patent and Trademark Office (or other equivalent bodies in foreign countries) actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property.

Section 3.22.  Properties.  (a) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material properties and material tangible assets. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b) Section 3.22(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property leased by the Company or any of its Subsidiaries (each, a “Leased Real Property”). Neither the Company nor any of its Subsidiaries owns or has previously owned in fee any real property or held any other interests in real property (other than the leasehold interests in the Leased Real Property).

(c) With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property.

(d) All leases (“Lease”) with respect to the Leased Real Property are valid, in full force and effect and enforceable, and there are no existing defaults on the part of the Company or any of its Subsidiaries, and, as of the date hereof, the Company or any of its Subsidiaries has not received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of the Company or its Subsidiaries thereunder. The Company has delivered to Parent accurate and complete copies of all Leases and any amendments and modifications thereof.

Section 3.23.  Customer and Suppliers.  (a) Section 3.23(a) of the Company Disclosure Schedule identifies the ten largest customers of the Company (including all of the Subsidiaries), based on revenue to the business for the twelve months ended September 30, 2009 (“Material Customers”).

(b) Section 3.23(b) of the Company Disclosure Schedule identifies the ten largest suppliers of the Company (including all of the Subsidiaries), based on expenses to the business for the twelve months ended September 30, 2009 (“Material Suppliers”).

(c) As of the date hereof, except as otherwise set forth on Section 3.23(a) or (b) of the Company Disclosure Schedule, the Company has not received any written notices or demands from any of the Company’s Material Customers or Material Suppliers involving or in respect of any material price increases in any of the Company’s or its Subsidiaries’ inputs or material price or volume decreases in any of the Company’s or its Subsidiaries’ outputs. Except as otherwise set forth on Section 3.23(a) or (b) of the Company Disclosure Schedule, since the Balance Sheet Date, there has not been any termination of, or material and adverse modification, amendment or change to, any business relationship maintained by the Company and its Subsidiaries with any customer or supplier named on Section 3.23(a) and (b) of the Company Disclosure Schedule, and no such customer or supplier has provided the Company or any of its Subsidiaries with notice of an intent to terminate or make a material or adverse modification, amendment or change to its business relationship with the Company or any of its Subsidiaries, as the case may be.

Section 3.24.  Interested Party Transactions.  (i) Neither the Company nor any of its Subsidiaries, on the one hand, is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Benefit Plan) with any Affiliate, stockholder that beneficially owns five percent (5%) or more of the Company’s outstanding common stock, or director or executive officer of the Company, but not including any Subsidiary of the Company, on the other hand, and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.25.  Certain Business Practices.  Neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) directly or indirectly made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any payment to any customer or supplier of the Company or to any officer, director, partner, employee, manager or agent of any such customer or supplier, for the unlawful influence of any such customer or supplier or any such officer, director, partner, manager, employee or agent, or (iv) made any other unlawful payment or engaged in any other unlawful practice, in respect of the business.

Section 3.26.  Bank Accounts.  Section 3.26 of the Company Disclosure Schedule contains a true and correct list of all of the bank accounts, investment accounts, safe deposit boxes, lock boxes and safes held by, or in the name of, the Company or the Subsidiaries of the Company, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.

Section 3.27.  Officers and Directors.  Section 3.27 of the Company Disclosure Schedule contains a true and correct list of all of the executive officers and directors of the Company and the Subsidiaries of the Company as of the date hereof.

Section 3.28.  Finders’ Fees.  Except for RBC Capital Markets, a copy of whose engagement agreement has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 3.29.  Opinion of Financial Advisor.  The Board of Directors of the Company has received the oral opinion of RBC Capital Markets that, as of the date hereof, and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the stockholders of the Company. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

ARTICLE 4

Representations and Warranties of Parent

Parent represents and warrants to the Company that:

Section 4.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid, legal and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Foreign Competition Law, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 4.04.  Non-contravention.  The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation and bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary.

Section 4.05.  Disclosure Documents.  (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

Section 4.06.  Financing.

(a) Parent will provide to Merger Subsidiary at the Effective Time, sufficient cash and cash equivalent resources to consummate the Merger and the other transactions contemplated by this Agreement, and to pay all reasonable related fees and expenses, including legal, accounting and advisory fees and expenses. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) an executed commitment letter (the “Equity Funding Letter”) from each of the Equity Providers to provide, subject to the terms and conditions therein, equity financing in the aggregate amount of the Merger Consideration (the “Equity Financing”) and which provides that the Company is a third party beneficiary of such Equity Funding Letter. As of the date hereof, the Equity Funding Letters have not been amended or modified, no such amendment or modification is contemplated, and the commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Merger Subsidiary has fully paid any and all commitment fees or other fees in connection with the Equity Funding Letters that are payable on or prior to the date hereof and the Equity Funding Letters are the valid, binding and enforceable obligations of Parent and Merger Subsidiary, and to the knowledge of Parent, the other parties thereto. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Subsidiary under the Equity Funding Letters. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to Parent or Merger Subsidiary on the date of the Closing. The Equity Funding Letters contain all of the conditions precedent to the obligations of the parties thereunder to make Equity Financing available to Parent on the terms therein. Each Equity Provider has access to sufficient cash to satisfy its respective obligation under the Equity Funding Letters.

(b) Neither Parent, Merger Subsidiary nor the Equity Providers has (i) retained any financial advisor on an exclusive basis other than Affiliates of the Equity Providers or (ii) entered into an agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent (or otherwise hinder) such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries (including in connection with the making of any Acquisition Proposal)). None of Parent, Merger Subsidiary or the Equity Providers has caused or induced any Person to take any action that, if taken by Parent, Merger Subsidiary or the Equity Providers, would be a breach of, or would cause to be untrue, any of the representations in this Section 4.06(b).

Section 4.07.  Solvency.  Neither Parent nor Merger Subsidiary is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement, including the Equity Financing, any alternative financing and the payment of the aggregate Merger Consideration, any payments to optionholders pursuant to Section 1.06, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions, and (b) the accuracy of the representations and warranties of the Company set forth in Article 3 hereof (for such purposes, such representations and warranties shall be true and correct in all material respects), and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For purposes of this Section 4.07, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) without duplication of liabilities in clause (i), the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (c) the Surviving Corporation will be able to pay its liabilities, as they mature.

Section 4.08.  Interim Operations of Parent and Merger Subsidiary.  Parent and Merger Subsidiary were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with transactions contemplated by this Agreement.

Section 4.09.  Certain Arrangements.  Except as set forth in Section 4.09 of the Parent Disclosure Schedule, there are no Contracts between Parent, Merger Subsidiary or the Equity Providers, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL and the Company’s certificate of incorporation, neither Parent nor Merger Subsidiary, alone or together with any other Person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or the Company’s certificate of incorporation to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor Merger Subsidiary holds any rights to acquire any Company Shares except pursuant to this Agreement.

Section 4.10.  Investigation.

(a) Each of Parent and Merger Subsidiary acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities and prospects of the Company and its Subsidiaries, which investigation, review and analysis was conducted by such party and its representatives. Each of Parent and Merger Subsidiary acknowledges that it and its representatives have been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Subsidiary acknowledges that it has not relied on any factual representations of the Company or its Subsidiaries, or their respective Representatives, except for the specific representations and warranties of the Company set forth in Article 3.

(b) Each of Parent and Merger Subsidiary acknowledges and agrees that (i) none of the Company, any of its Subsidiaries or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the Company or any of its Subsidiaries or as to the accuracy or completeness of any of the information regarding the Company or any of its Subsidiaries (including materials furnished or made available by the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or projections, or in any other form provided or made available to Parent or Merger Subsidiary or their representatives (except for the specific representations and warranties of the Company set forth in Article 3), and (ii) none of the Company, its Subsidiaries or any of their respective Representatives shall have or be subject to any liability to Parent, Merger Subsidiary or any other Person resulting from the distribution to such Person, or such Person’s use of or reliance on, any such information or any information, documents or material made available to Parent, Merger Subsidiary or any other Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Each of Parent and Merger Subsidiary specifically disclaims any reliance on any financial or operating projections or other forward-looking statements with respect to the Company, its Subsidiaries and their respective businesses that may have been provided to Parent, Merger Subsidiary or their Representatives in the course of due diligence and negotiations.

ARTICLE 5

Covenants of the Company

Section 5.01.  Conduct of the Company.  During the period from the date of this Agreement and continuing until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, the Company agrees as to itself and its Subsidiaries that (except as contemplated, permitted or required by this Agreement or as otherwise indicated in Section 5.01 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(a) Ordinary Course.  The Company shall, and shall cause its Subsidiaries to, carry on and operate its business in the usual, regular and ordinary course and substantially in accordance with past practice and, and shall use commercially reasonable efforts (i) to preserve intact the present business organization of the Company and its Subsidiaries, and (ii) to preserve the good will and current business relationship of the Company and its Subsidiaries with customers, suppliers, independent contractors, employees and other Persons material to the operation of the Company and its Subsidiaries’ business; provided, that any action that is explicitly permitted by any subsection of this Section 5.01 shall not be prohibited by this Section 5.01(a) unless it is explicitly and specifically prohibited by any other provision of this Agreement.

(b) Dividends; Changes in Share Capital.  The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire or modify the terms of any shares of its capital stock or any of its other securities other than unvested shares of Company Common Stock repurchased by the Company, at a price not greater than the original purchase price, in connection with the holder’s termination of service with the Company or its Subsidiaries.

(c) Issuance of Securities.  The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement pursuant to their terms as in effect on the date of this Agreement, (ii) pursuant to other awards outstanding under the Stock Plans on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement, (iii) the issuance of purchase rights under the ESPP to employees and the subsequent issuance of Company Shares upon the exercise of those rights in accordance with the terms of the ESPP, (iv) the issuance of options to purchase additional Company Shares between the date hereof and the Closing to non-executive officer new hires in the ordinary course of business consistent with past practice and the issuance of Company Shares pursuant to the exercise of those options, provided that the total number of such options, in the aggregate, shall not exceed 300,000 and such options are granted with an exercise price per share equal to the fair market value per share of Company Common Stock on the grant date, vest in accordance with the Company’s standard vesting schedule and do not provide for any accelerated vesting in connection with the transactions contemplated by this Agreement, except as otherwise provided in Section 1.06 of this Agreement, or (v) as a result of the transactions contemplated hereby.

(d) Governing Documents.  Except to the extent required to comply with its obligations hereunder or as required by Applicable Law, the Company shall not, and shall cause its Subsidiaries not to, amend their respective certificate or incorporation, bylaws or similar organizational documents.

(e) No Acquisitions.  The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or all or substantially all of the assets of, any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets, other than in the ordinary course of business consistent with past practice.

(f) No Dispositions.  The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer, convey, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of (including by way of a spin-off or similar transaction), any material amount of assets, other than (i) in the ordinary course of business consistent with past practice or (ii) pursuant to existing Contracts or commitments.

(g) Employee Benefits.  Except as permitted by Section 5.01(c) or as may be required by contractual commitments or corporate policies with respect to compensation, benefits or severance or termination pay in existence on the date hereof, the Company shall not, and shall not permit any of its Subsidiaries (i) to grant any material increases in the compensation, benefits, termination or severance pay entitlement of any of its directors, officers or employees, except in the ordinary course of business and in accordance with past practice or enter into any new or materially amend any existing employment, severance or termination agreement with any such director, officer or employee, (ii) except as required by Applicable Law, adopt, enter into or materially amend any Employee Benefit Plan or any individual employment, consulting, retention, change in control, bonus or severance agreement, (iii) provide for the grant of options to purchase Company Common Stock or any other equity based compensation awards, (iv) enter into any collective bargaining agreement or similar labor agreement. Notwithstanding the foregoing, the Company shall not amend, revise, alter or otherwise change the retention bonus program described in, and the additional details of which that are attached as Annex 3.15(a)(i) and 3.15(a)(ii) to, Section 3.15 of the Company Disclosure Schedule or the allocations thereunder.

(h) Debt Obligations.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short term debt or issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person, (iii) make any loans, advances or capital contributions or investments in any other Person, or (iv) create any Lien upon any of its or its Subsidiaries’ assets, except for Permitted Liens.

(i) Litigation.  The Company shall not, and shall not permit any of its Subsidiaries to settle or compromise any pending or threatened claim, action, proceeding, litigation (i) which relates to the transactions contemplated hereby or (ii) the settlement or compromise of which provides for covenants that restrict the Company’s or its Subsidiaries’ ability to operate or compete or would have, individually or in the aggregate, a Material Adverse Effect; provided, that, no such settlement or compromise shall obligate the Company or any of its Subsidiaries to pay amounts or take any action after the Effective Time.

(j) Tax.  None of the Company or any of its Subsidiaries shall (i) except as required by Applicable Law or GAAP, change a method of accounting (or method of Tax accounting), or (ii) make, change or revoke any material Tax election or enter into any material agreement or arrangement with respect to Taxes.

(k) Material Contracts.  Other than in the ordinary course of business, the Company shall not, and shall not permit any of its Subsidiaries to (i)enter into, extend, modify, terminate or renew any Material Contract with expected revenue or outlay in excess of One Million Dollars ($1,000,000) without the prior written consent of the Parent..

(l) Others.  Without the prior written consent of the Parent, the Company shall not, and shall not permit any of its Subsidiaries to take or agree to take any of the actions described in Sections 5.01(a) through 5.1(k).

Section 5.02.  Stockholder Meeting; Proxy Material.  (a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable after the date hereof, for the purpose of voting on the matters requiring the Stockholder Approval; provided that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholder Meeting and the Company shall use its commercially reasonable efforts to obtain such a quorum as soon as practicable, and (ii) the Company may delay the Stockholder Meeting to the extent the Company reasonably determines, after consultation with its legal counsel, that such delay is required by Applicable Law to comply with any comments made by the SEC with respect to the Company Proxy Statement. Subject to Section 5.03, the Board of Directors of the Company shall recommend that the stockholders of the Company grant the Stockholder Approval and use its commercially reasonable efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting.

(b) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC the Company Proxy Statement and as soon as practicable thereafter use its commercially reasonable efforts to mail to its stockholders the Company Proxy Statement and all other proxy materials for such meeting, and if necessary in order to comply with applicable securities laws, after the Company Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 5.03, the Company Proxy Statement shall contain the recommendation of the Board of Directors of the Company to the stockholders of the Company to grant the Stockholder Approval; provided, however, that that the Board of Directors may fail to make, or withdraw, modify or change such recommendation if it shall have determined in good faith, after consultation with outside counsel, that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary duties under Applicable Law. The Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, shall furnish all information concerning the Company, Parent or Merger Subsidiary as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Company Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably and timely proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any comments, with respect to the Company Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, and (iii) include in the Company’s written response to such comments any input reasonably and timely proposed by Parent and its counsel.

Section 5.03.  No Solicitation.  (a) Except as expressly permitted by this Section 5.03, the Company and its Subsidiaries shall, and the Company shall instruct and cause its and its Subsidiaries’ Representatives to, cease immediately any existing discussions or negotiations regarding any Acquisition Proposal, other than the transactions contemplated by this Agreement. With respect to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with whom such discussions or negotiations have been terminated, the Company shall instruct such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any non-public information furnished by or on behalf of the Company unless such Person or group has already been so instructed.

(b) From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 9, the Company shall not, and shall cause its Subsidiaries not to, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing non-public information regarding the Company or any of its Subsidiaries) or facilitate, any inquiries, proposals or offers from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Parent and its Subsidiaries) that constitute, or could reasonably be expected to result in an Acquisition Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing nonpublic information concerning the Company) with any third party (other than Parent, Merger Subsidiary and their

Representatives and the Company’s Representatives) relating to, or which the Company believes would reasonably be likely to lead to an Acquisition Proposal.

(c) Notwithstanding anything to the contrary in Section 5.03(a), following the date of this Agreement but prior to the time when the Stockholder Approval is received, if the Company or its Representatives receives an Acquisition Proposal from any Person, which Acquisition Proposal was made or renewed on or after the date of this Agreement but prior to the time when the Stockholder Approval is received and that did not result from breach of Section 5.03(b), (i) the Company may contact and engage in discussions with such Person solely for the purpose of clarifying such Acquisition Proposal and any material terms and conditions thereof so as to determine whether such Acquisition Proposal is, or could reasonably be expected to result in a Superior Proposal; or (ii) the Company or its Representatives may, if the Board of Directors determines in good faith (after consultation with its outside counsel and independent financial advisor) that failure to take such action would be inconsistent with the director’s fiduciary duties under Applicable Law and that such Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to a confidentiality agreement similar to that entered into with the Parent (with respect to the confidentiality provisions contained therein), information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal; provided that the Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) participate in discussions or negotiations regarding such Acquisition Proposal.

(d) The Company shall promptly (and in any event within 24 hours after receipt), notify Parent in writing of the receipt of any Acquisition Proposal, any inquiries relating to an Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Acquisition Proposal. The Company’s notice shall include (i) a copy of any Acquisition Proposal made in writing and other written materials provided by such Person to the Company or any of its Subsidiaries and (ii) a written summary of the material terms of such Acquisition Proposal, inquiry or request, including the identity of the Person or group of Persons making the Acquisition Proposal, inquiry or request to the extent such information is not contained in the written materials provided to Parent. The Company shall keep Parent reasonably informed in all respects on a timely basis of any material changes in the status or any material modifications in any Acquisition Proposal, inquiry or request. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information to Parent.

(e) Subject to Section 5.02, neither the Board of Directors of the Company nor any committee thereof, (A) shall fail to make, withdraw, modify or qualify in a manner adverse to Parent or Merger Subsidiary the Board Recommendation, or (B) approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company, an Acquisition Proposal, (C) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within 10 Business Days after commencement thereof, (D) shall terminate, amend, waive, or exempt any Person or group from, the restrictions contained in any standstill agreements or any takeover Laws or otherwise cause any such restrictions therein not to apply (other than to the extent the Board of Directors determines in good faith, after consultation with outside counsel, that the failure to take any of such actions under this clause would be inconsistent with the directors’ fiduciary duties under applicable Law and is necessary to facilitate an Acquisition Proposal in compliance with Section 5.03(c)), (E) shall approve, authorize or permit or allow the Company or any of its Subsidiaries to enter into any letter of intent, merger or acquisition agreement or any similar agreement or understanding with respect to any Acquisition Proposal (other than an acceptable confidentiality agreement permitted under Section 5.03(c)) or (F) resolve, propose to a third party or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”); provided, however, if the Board of Directors determines in good faith, after consultation with outside counsel and its independent financial advisor, that a written Acquisition Proposal received by the Company in compliance with Section 5.03(c) constitutes a Superior Proposal, the Board of Directors may (A) make an Adverse Recommendation Change; and/or (B) upon termination of this Agreement in accordance with

Section 9.01(d)(i), approve and enter into an agreement relating to a Superior Proposal, but subject to the satisfaction of the following: (i) the Company shall have provided prior written notice to Parent, at least 3 Business Days in advance, of its or the Board of Directors’ intention to take such actions, which notice shall specify the material terms of the Acquisition Proposal received by the Company that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Acquisition Proposal; (ii) after providing such notice and prior to taking such actions, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Subsidiary in good faith (to the extent Parent and Merger Subsidiary desire to negotiate) during such 3 Business Day period to make such adjustments in the terms and conditions of this Agreement and the Equity Financing commitment as would permit the Company or the Board of Directors not to take such actions; and (iii) the Board of Directors shall have considered in good faith any changes to this Agreement and the Equity Financing commitment that may be offered in writing by Parent by 11:59 PM Pacific Time on the 3rd Business Day of such 3 Business Day period in a manner that would form a binding contract (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, and subject only to acceptance by the Company by countersignature on behalf of the Company and those conditions set forth therein) if accepted by the Company and shall have determined in good faith after consultation with outside counsel and independent financial advisors that the Acquisition Proposal received by the Company would continue to constitute, or would result in, a Superior Proposal if such changes offered in writing by Parent were given effect. In the event of any material revisions to the Superior Proposal (it being agreed that material revisions shall include any change in the purchase price, form of consideration, transaction timing, transaction financing or transaction structure for such Superior Proposal), the Company shall be required to deliver a new written notice to Parent pursuant to the foregoing clause (i) and to comply again with the requirements of this Section 5.03(e) with respect to such new written notice.

(f) For purposes of this Agreement, an “Acquisition Proposal” means any bona fide proposal or offer made by a third party, in a single transaction or series of related transactions, relating to any direct or indirect acquisition or purchase of (i) 15% or more of the Company’s consolidated assets of the Company, or to which more than 15% of the Company’s revenues or earnings on a consolidated basis are attributable, or (ii) 15% or more of the combined voting power of the shares of Company Common Stock, (iii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the combined voting power of the shares of Company Common Stock, (iv) any merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its stockholders will own 15% or more of the combined voting power of the parent entity resulting from any such transaction, or (v) or any combination of the foregoing types of transactions if the sum of percentage of the consolidated assets, consolidated revenues or earnings and Company Common Stock involved is more than 15%; in each case other than transactions contemplated by this Agreement. For purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal on terms that the Board of Directors of the Company determines (after consultation with its outside counsel and independent financial advisor) are more favorable to the Company’s stockholders from the financial point of view, taking into account all of the terms and conditions of such Acquisition Proposal (including the likelihood and timing of consummation thereof) and this Agreement (including any changes in the terms of this Agreement committed to by the Parent to the Company in writing in response to such Acquisition Proposal or otherwise), except that the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(g) Nothing contained in this Section 5.03 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company’s Board of Directors failure so to disclose would be inconsistent with its obligations under Applicable Law; provided, however, that neither the Board of Directors nor any committee thereof shall recommend that the stockholders of the Company tender their shares in connection with any tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) unless the applicable requirements of Section 5.03(c) shall have been satisfied. In addition, it is understood and agreed that, for purposes of this Agreement, (i) a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of the Company to withdraw or modify the Board Recommendation, or an approval or recommendation with respect to such Acquisition Proposal so long as such public statement includes a statement that the Board of Directors continues to support the Board Recommendation, and (ii) any “stop, look and listen” communication by the Board of Directors pursuant to Rule 14d-9(f) under the Exchange Act, or any similar communication to the stockholders of the Company or otherwise, shall not constitute an Adverse Recommendation Change or a withdrawal or modification, or proposal by the Board of Directors to withdraw or modify the Board Recommendation, or an approval or recommendation with respect to any Acquisition Proposal.

Section 5.04.  Access to Information.  From the date hereof until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, and subject to the Confidentiality Agreement dated March 22, 2010 (“Confidentiality Agreement”) between the Company and Marlin Equity III, L.P., the Company shall give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries, provided, that (i) any such access pursuant to this Section 5.04 shall be coordinated through one of the individuals listed on Schedule 5.04 of the Company Disclosure Schedule, and (ii) Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operation of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding any of the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability. In addition, the Company may restrict the foregoing access to the extent that any Applicable Law or Contract requires the Company to restrict or prohibit access to any such properties or information, or such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information, it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that would not contravene any Applicable Law or result in violation of applicable privilege; provided further that Parent and the Company may restrict access to competitively-sensitive information to outside counsel or a mutually acceptable restricted group of officers and employees to ensure compliance with Applicable Law. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.04 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

Section 5.05.  ESPP.  All outstanding purchase rights, if any, under the ESPP shall automatically be exercised, in accordance with the terms of the ESPP immediately prior to the Effective Time, and the shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the Merger Consideration pursuant to Article 1 of this Agreement. The Company shall cause the ESPP to terminate with such purchase, and no further purchase rights shall be granted or exercised under the ESPP thereafter.

Section 5.06  FIRPTA Certificate.  The Company shall deliver to the Parent on the Closing Date, in a form reasonably satisfactory to Parent, certification pursuant to the Treasury regulations under Sections 1445 and 897 of the Code to the effect that the Company is not a United States real property holding company.

Section 5.07  Resignation of Directors.  At Closing, the Company shall use reasonable efforts to deliver to the Parent evidence reasonably satisfactory to the Parent of the resignation of all directors and officers of the Company effective at the Effective Time.

Section 5.08  Minimum Cash.  At least three (3) days prior to the Closing, the Company shall provide a certificate signed by its Chief Financial Officer to the Parent evidencing the cash and cash equivalents held by the Company. Thereafter and anytime prior to and at Closing, the Company shall be entitled to confirm the cash and cash equivalents available with banks and entities with which the Company maintains such cash and cash equivalents.

ARTICLE 6

Covenants of Parent

Section 6.01.  Obligations of Merger Subsidiary.  Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.02.  Voting of Shares.  Parent shall vote any Company Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting.

Section 6.03.  Director and Officer Liability.  (a) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an “Indemnified Person”) as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company or any of its Subsidiaries as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, the Surviving Corporation shall maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 6.03(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the current annual premium paid by the Company for such existing insurance, which amount is set forth in Section 6.03(b) of the Company Disclosure Schedule; provided further that if such insurance cannot be so maintained or obtained at such cost, the Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual cost equal to 200% of the current annual premium paid by the Company for such existing insurance.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.03.

(d) At the Company’s option, the Company may purchase prior to the Effective Time, a six year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries on the date of this Agreement with respect to matters arising on or before the Closing Date; provided that the cost of such tail policy shall not exceed 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant thereto. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause the Surviving Corporation to maintain such policy in full force and effect for its full term.

(e) The rights of each Indemnified Person under this Section 6.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof), under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof). Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Persons as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the date of this Agreement (copies of which have been made available to Parent prior to the date hereof), and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by Applicable Law. The rights of each Indemnified Person under this Section 6.03 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 6.04.  Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Subsidiary shall obtain the Equity Financing on the terms and conditions described in the Equity Funding Letter (or terms no less favorable to Parent or the Company (including with respect to the conditionality thereof)) and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under the Equity Funding Letter, if such amendment, modification, waiver or remedy reduces the aggregate amount of the Equity Financing or materially amends the conditions precedent to the Equity Financing in a manner that would reasonably be expected to materially delay or prevent the Closing Date or make the funding of the Equity Financing less likely to occur.

(b) Each of Parent and Merger Subsidiary shall (i) maintain in effect the Equity Funding Letter and negotiate definitive agreements with respect to the Equity Financing on the terms and conditions contained in the Equity Funding Letter (or on terms no less favorable to Parent or Merger Subsidiary than the terms and conditions in the Equity Funding Letter), (ii) satisfy all conditions applicable to it and within its control in such definitive agreements and consummate the Equity Financing at or prior to the Closing, and (iii) comply with its material obligations under the Equity Funding Letter. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Equity Financing and provide to the Company copies of all documents related to the Equity Financing (other than any ancillary documents subject to confidentiality agreements, including fee letters and engagement letters). In the event that all conditions in the Equity Funding Letter (the availability of funding of any of the Equity Financing) have been satisfied or, upon funding will be satisfied, Parent and Merger Subsidiary shall cause such Persons providing such Equity Financing to fund on the Closing Date the Equity Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Equity Funding Letter.

(c) Parent shall give the Company prompt notice of any breach by any party to the Equity Funding Letter or of any condition not likely to be satisfied, in each case, of which Parent or Merger Subsidiary becomes aware or any termination of the Equity Funding Letter.

(d) Parent and Merger Subsidiary acknowledge and agree that the obtaining of the Equity Financing is not a condition to Closing.

(e) In no event shall Parent, Merger Subsidiary or the Equity Providers: (i) retain any financial advisor on an exclusive basis other than (x) advisors to which the Board of Directors of the Company consents (which consent shall not be unreasonably withheld, delayed or conditioned) or (y) Affiliates of the Equity Providers or (ii) enter into any agreement, arrangement or understanding, with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries), in connection with the transactions contemplated by this Agreement.

Section 6.05.  Additional Agreement Regarding Benefit Plans.  For a period of twelve (12) months following the Closing Date, Parent shall be obligated to provide or shall cause the Surviving Corporation to provide to employees of any Company Entity who become employees of the Surviving Corporation (“Company Employees”) compensation and benefits that are, in the aggregate, substantially comparable to the compensation and benefits being provided to Company Employees immediately prior to the Effective Time (excluding stock options, restricted stock and any other equity awards); provided that for purposes of determining whether benefits are in the aggregate, substantially comparable to the benefits being provided to Company Employees immediately prior to the Effective Time under the Company Benefit Plans, (i) increases in co-pays, deductibles or employee cost with respect to coverage under the Company’s plans that are welfare benefit plans (within the meaning of ERISA) and (ii) the lack of a public trading market for the Company’s Common Stock and any reduction in value by reason thereof, shall not be taken into account for the purposes of such determination.

Section 6.06.  Takeover Laws.  If any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Authority is or may become applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 6.07.  Credit for Service.  Continuing Employees shall receive credit for purposes of eligibility to participate and vesting (but not for accrual purposes, except for vacation and severance, if applicable) under any benefit plan of the Surviving Corporation under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

Section 6.08.  Welfare Plans.  With respect to any benefit plan of the Surviving Corporation that is a welfare benefit plan, program or arrangement and in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such benefit plan to the same extent waived under a comparable Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) provide credit to each Continuing Employee (and his/her beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and his/her beneficiaries) under the comparable Company Benefit Plan during the relevant plan year in which the Continuing Employee is transferred from such Company Benefit Plan to the comparable plan of the Surviving Corporation, up to and including the effective time of such transfer.

Section 6.09.  Pre-Closing Activities.  Between the date of this Agreement and the Closing, Parent shall not expend funds other than in connection with the Merger and the other transactions contemplated hereby and the payment of related expenses.

ARTICLE 7

Covenants of Parent and the Company

The parties hereto agree that:

Section 7.01.  Commercially Reasonable Efforts.  (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party, including, without limitation, the waiver in the form attached to Section 7.01 of the Company Disclosure Schedule, that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall, if required under Applicable Law, (i) (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof, and (B) make an appropriate filing pursuant to any applicable Foreign Competition Law with respect to the transactions contemplated hereby as promptly as practicable and in any event before the expiration of any legal deadline, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any applicable Foreign Competition Law and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any applicable Foreign Competition Law as soon as practicable.

(c) Each of Parent and the Company shall (i) promptly notify each other party hereto of any written or oral communication to that party or its Affiliates from any Governmental Authority and, subject to Applicable Law, permit each other party to review in advance any proposed written communication to any Governmental Authority, in each case concerning this Agreement or the transactions contemplated hereby, (ii) keep the other party reasonably informed of any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby, and (iii) subject to all applicable privileges, including the attorney-client privilege, furnish each other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, concerning this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company shall provide Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding (which consent shall not to be unreasonably withheld, conditioned or delayed).

Section 7.02.  Certain Filings.  The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03.  Public Announcements.  Each of the Company, Parent and Merger Subsidiary agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Applicable Law, any rule or regulation of Nasdaq or any other stock exchange to which the relevant party is subject or submits, wherever situated, or as permitted by Section 5.03, in which case the party required to make the release or announcement will, to the extent practicable, promptly inform the other parties hereto in writing in advance of such compelled disclosure. In addition, the Company shall provide Parent with copies of SEC Disclosure Documents prior to filing with the SEC and give full and due consideration to comments provided by the Parent to the Company.

Section 7.04.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other party of (a) the occurrence of any event whose occurrence would be reasonably likely to cause either (i) any condition set forth in Article 8 to not be satisfied or (ii) any changes or events having, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any notice or other communication from any Person alleging that a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (c) any written notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such Person; or (d) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 7.05.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 8

Conditions to the Merger

Section 8.01.  Conditions to the Obligations of Each Party.  The respective obligations of Parent, Merger Subsidiary and the Company to consummate the transactions contemplated by this Agreement and effect the Merger are subject to the satisfaction of the following conditions, at or prior to the Effective Time unless waived in writing by all parties:

(a) Stockholder Approval shall have been obtained;

(b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (including, any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Merger, by any Governmental Entity) preventing the consummation of the Merger shall be in effect; and

(c) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act, if applicable).

Section 8.02.  Conditions to Obligations of Parent and Merger Subsidiary to Effect the Merger.  The obligations of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement and effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in Section 3.02 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, and all other representations and warranties of the Company set forth in Article 3 hereof shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such other representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein;

(b) The Company shall have performed, in all material respects, all of its obligations and abided in all material respects by all the covenants required by it under this Agreement;

(c) An officer of the Company shall have delivered to Parent and Merger Subsidiary a signed certificate to the effect that the conditions contained in Section 8.02(a) and Section 8.02(b), Section 8.02(d) and Section 8.02(e) have been satisfied;

(d) Stockholders representing not more than ten percent (10.0%) of the Company Common Stock shall have exercised their appraisal rights pursuant to Section 262;

(e) Since the date of this Agreement, there has not occurred a Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(f) At the Effective Time, the Company shall have at least the Minimum Cash available with the Company.

Section 8.03.  Conditions to Obligations of the Company to Effect the Merger.  The obligations of the Company to consummate the transactions contemplated by this Agreement and effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Subsidiary in this Agreement shall be true and correct in all respects as of the date of the Agreement and as of the Effective Time (without giving effect to any materiality or Material Adverse Effect qualifications contained therein and except to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent or delay consummation of the Merger;

(b) Each of Parent and Merger Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement; and

(c) An officer of each of Parent and Merger Subsidiary shall have delivered to the Company a signed certificate to the effect that that the conditions contained in Section 8.03(a) and Section 8.03(b) have been satisfied.

ARTICLE 9

Termination

Section 9.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) at any time after December 31, 2010 (the “End Date”) if the Effective Time shall not have occurred on or before the close of business on such date; provided, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of any representation, warranty or agreement set forth in this Agreement has been the cause or, resulted in, the failure of the Effective Time to have occurred on or before the End Date;

(ii) there shall be any Applicable Law or Order that shall have become final and non-appealable that (A) makes consummation of the Merger illegal or otherwise prohibited, or (B) enjoins the Company or Parent from consummating the Merger; or

(iii) the Stockholder Meeting shall have been held and completed and the Stockholder Approval shall not have been obtained at the Stockholder Meeting at which this Agreement was submitted to the Stockholders of the Company or at any adjournment or postponement thereof.

(c) by Parent, if:

(i) after a public announcement with respect to an Acquisition Proposal (with all references to 15% in the definition thereof being treated as references to 50% for purposes hereof): (A) an Adverse Recommendation Change shall have occurred; (B) the Board of Directors of the Company approves, endorses or recommends, or authorizes the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, acquisition agreement, purchase agreement or other similar agreement with respect to an Acquisition Proposal (other than a confidentiality agreement); or (C) the Board of Directors of the Company shall have failed to publicly confirm the Board Recommendation within ten (10) Business Days of a written request by Parent that it do so;

(ii) the Company shall have failed to perform in any material respect any of its obligations required to be performed by it under this Agreement or breached any of the Company’s representations and warranties (without regard to materiality qualifiers contained therein) which breach or failure to perform, (A) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) and (B) is either incurable, or if curable, is not cured by the Company by the earlier of (x) thirty (30) days following receipt by the Company of written notice of such breach or failure to perform and (y) the End Date; or

(iii) if a Company Material Adverse Effect shall have occurred and be continuing and has not been cured by the Company within thirty (30) days following receipt by the Company of written notice of the occurrence of such event from Parent.

(d) by the Company, if:

(i) subject to complying with the terms of this Agreement, the Board of Directors of the Company authorizes the Company to enter into a binding definitive agreement in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 9.02(a) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement in respect of such Superior Proposal;

(ii) Parent or Merger Subsidiary shall have failed to perform in any material respects any of its obligations required to be performed by it under this Agreement or breached any of Parent’s or Merger Subsidiary’s representations and warranties (without regard to materiality qualifiers contained therein) which breach or failure to perform, (A) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b) and (B) is either incurable, or if curable, is not cured by Parent by the earlier of (x) thirty (30) days following receipt by Parent of written notice of such breach or failure to perform and (y) the End Date; or

(iii) Parent or Merger Subsidiary fails to obtain proceeds pursuant to the Equity Funding Letter (or any alternative financing permitted by Section 6.04) sufficient to consummate the transactions contemplated by this Agreement, or fails to close the transactions contemplated herein (whether or not as a result of a breach of Section 6.04) within two (2) Business Days after satisfaction or waiver of the conditions set forth in Article 8 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing).

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to each other party hereto.

Section 9.02.  Effect of Termination.  In the event this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto, except with respect to Section 5.04, this Section 9.02, and Article 10, including, without limitation, Section 10.12, provided, that no such termination shall relieve any party from liability for any damages resulting from fraud or a Willful Breach of this Agreement. Without limiting the generality of the foregoing, if termination results from the failure of Parent or Merger Subsidiary to pay any portion of the amounts set forth in Article 1 upon satisfaction or waiver of the conditions to Closing set forth in Article 8, Parent and Merger Subsidiary shall be fully liable for any and all liabilities (including lost shareholder premium, if any) and damages of the Company as a result of such breach or failure, as applicable. As used herein, “Willful Breach” means a breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of any act or failure to act by the other party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement. The provisions of this Section 9.02 and Sections 10.04, 10.06, 10.07, Section 10.08 and Section 10.12 shall survive any termination hereof pursuant to Section 9.01.

(a) If this Agreement is terminated by Parent pursuant to Section 9.01(c)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days following the occurrence of such termination, a fee in an amount equal to $4,150,000 (“Company Termination Fee”).

(b) If (A) an Acquisition Proposal shall have been publicly announced or disclosed and not terminated or withdrawn prior to the termination of this Agreement, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(b)(iii), and (C) within twelve (12) months following the date of such termination, the Company enters into a Contract providing for the implementation of such Acquisition Proposal or consummates such Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds) the Company Termination Fee on or prior to the date on which the Company enters into such Contract or consummates such Acquisition Proposal, as applicable. For purposes of the foregoing clauses (A) and (C) only, references in the definition of the term “Acquisition Proposal” to the figure “15%” will be deemed to be replaced by the figure “50%”.

(c) If this Agreement is terminated by the Company pursuant to Section 9.01(d)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds) the Company Termination Fee concurrently with such termination.

(d) The parties acknowledge that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, no party would enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 9.02, when due, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid. Each of the parties hereto further acknowledges that the payment of the Company Termination Fee by the Company is not a penalty, but is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable and which do not involve fraud or a Willful Breach as described in this Section 9.02 for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(e) Notwithstanding anything to the contrary in this Agreement, in the event the Company Termination Fee is payable to Parent, payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent, Merger Subsidiary and each of their respective Affiliates against the Company and its Subsidiaries and any of their respective former, current or future stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, except in the case of fraud or a Willful Breach as described in this Section 9.02.

ARTICLE 10

Miscellaneous

Section 10.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, Merger Subsidiary or Surviving Corporation, to:

Marlin Equity Partners
2121 Rosecrans Avenue, Suite 4325
El Segundo, CA 90245
Attention: Nick Kaiser
Facsimile No.: (310) 364-0110

with a copy to:

Pepper Hamilton LLP
The New York Times Building, 37th Floor
620 Eighth Avenue
New York, NY 10018
Attention: James D. Rosener
Facsimile No.: (267) 200-0861

if to the Company, to:

Phoenix Technologies Ltd.
915 Murphy Ranch Rd.
Milpitas, CA 95035
Attention: General Counsel
Facsimile No.: (408) 570-1001

with a copy to:

Morgan, Lewis & Bockius LLP Two Palo Alto Square 3000 El Camino Real, Suite 700 Palo Alto, California 94306 Attention:	Thomas Kellerman, Esq. William A. Myers, Esq. Facsimile No.: (650) 843-4001

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.02.  Non-Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 10.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Stockholder Approval without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.04.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that Parent shall be responsible for all filing and local counsel fees payable pursuant to the HSR Act or any Foreign Competition Law; provided that the aggregate amount of fees, costs and expenses, including legal, accounting and advisory fees and expenses payable pursuant to the terms of this Agreement for the transactions contemplated hereby by the Company (other than legal fees incurred following the date of this Agreement) will not exceed an amount equal to $2,700,000.

Section 10.05.  Binding Effect; Benefit; Assignment.  (a) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (i) the provisions of Section 6.03, which shall inure to the benefit of and be enforceable by the Indemnified Persons, (ii) at the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (iii) at the Effective Time, the right of the holders of Company Stock Options to receive the consideration contemplated by the applicable provisions of Section 1.06 in accordance with the terms and conditions of this Agreement, and (iv) prior to the Effective Time, the rights of the holders of Company Common Stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement; provided, that the rights granted to the holders of Company Common Stock pursuant to the foregoing clause (iv) of this Section 10.05 shall only be enforceable on behalf of such holders by the Company (or any successor in interest thereto) in its sole and absolute discretion.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 10.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 10.07.  Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

Section 10.08.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.09.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 10.10.  Entire Agreement.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 10.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.12.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. It is further explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded and to fund the transactions contemplated by this Agreement. Each party to the extent permitted by Applicable Law, hereby waives any defenses it may have to the remedy of specific performance provided for herein.

Section 10.13.  Performance Guarantee.  Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms conditions and undertakings of Merger Subsidiary under this Agreement in accordance with the terms hereof.

Section 10.14.  Equity Providers.  (a) The Equity Providers (severally, in accordance with in accordance with the respective amount provided by each pursuant to the Equity Funding Letters) hereby guarantee the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms conditions and undertakings of Parent and Merger Subsidiary arising out of this Agreement in accordance with the terms hereof (the “Guarantee”); provided, however, that neither the Guarantee nor anything else in this Agreement to the contrary shall (i) put either Equity Provider or Parent in a position of surety in relation to the obligations contained herein or (ii) act, or otherwise, be construed as a waiver by either Equity Provider of any rights or defenses of a purchaser of the Company in the event of any action at law or in equity to enforce the obligations of Equity Providers, Parent or Merger Subsidiary. The Guarantee shall in no event be greater than the aggregate Merger Consideration. Notwithstanding anything herein to the contrary, (i) if the Company has initiated any claim or suit under or in connection with this Agreement, the Guarantee shall remain in full force and effect until the final, nonappealable determination of such claim or suit by a court of competent jurisdiction, and (ii) nothing in this Section 10.14 shall be construed to limit in any way the right of the Company to seek an injunction or injunctions to prevent breach of this Agreement and to enforce specifically the terms and provisions of this Agreement as contemplated by Section 10.12.

(b) Each of the Equity Provider is a limited partnership duly organized and validly exiting under the Laws of the jurisdiction in which it is organized, and has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Equity Providers and constitutes a valid and binding obligation of the Equity Providers, enforceable against the Equity Providers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity. Each of the Equity Providers will have sufficient liquid and unencumbered assets (or the enforceable right to obtain such assets from its limited partners) pursuant to the terms of its governing documents to satisfy its respective obligations under this Agreement.

ARTICLE 11

Definitions

Section 11.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any international, foreign, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2010.

“Company Balance Sheet Date” means March 31, 2010.

“Company Common Stock” means the common stock, par value $.001 per share, of the Company.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets (including intangible assets) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby, provided, that in no event shall, to the extent there is no disproportionately greater effect in any material respect on the Company and Subsidiaries compared to other participants in the industries in which the Company and its Subsidiaries operate, any of the following be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur: (A) any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, licensors, partners or suppliers to the extent arising out of or to the extent related to the announcement, pendency or consummation of the transactions contemplated by this Agreement, including the Merger (B) general economic, market or political conditions, (C) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or other force majeure events, (D) any change affecting any segment of the industry in which the Company and its Subsidiaries operate, (E) any changes in accounting standards, including GAAP, or Applicable Law, or any interpretation thereof, (F) any change in the Company’s stock price or trading volume, or (G) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred.

“Company Restricted Stock Awards” shall mean each outstanding restricted stock award under the Company Stock Plans.

“Company Stock Option” shall mean each outstanding option to purchase shares of Company Common Stock under the Company Stock Plans.

“Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“ERISA Affiliate” shall mean any Person that is included with the Company in a controlled group or affiliated service group under Sections 414(b), (c), (m) or (o) of the Code.

“ESPP” means the Company’s 2001 Employee Stock Purchase Plan, as amended and restated as of September 19, 2007.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any foreign, federal, state, department, local authority, arbitral body or other political subdivision thereof, (ii) any governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or (iii) Nasdaq.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or mixture, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material listed or regulated under any Environmental Law, including petroleum or any fraction or by-product thereof, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, and chlorofluorocarbons.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, collectively, any (i) obligations for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) obligation evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, (iv) all obligations for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (v) any obligations under any currency or interest rate swap, hedge or similar protection device or any other derivative instruments, (vi) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (v) above of any other Person.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, interference, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset.

“Minimum Cash” means unrestricted cash and cash equivalents that are free and clear of any Liens net of outstanding checks and in-transit items equal to Thirty Million Dollars ($30,000,000). For the purpose of this definition, the term “unrestricted cash” shall mean cash that (i) is not legally or otherwise restricted from general use, (ii) is not set aside for any particular use or event, (iii) need not be retained for any regulatory or contractual compliance purposes and (iv) is freely transferable, freely dividendable and freely conveyable. For the avoidance of doubt, the calculation of Minimum Cash will not be reduced by any unpaid fees, costs and expenses incurred in connection with the Merger.

“Nasdaq” means The NASDAQ Stock Market LLC.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes not yet due or being contested in good faith by any appropriate Proceedings, (iii) non-exclusive licenses to Company Intellectual Property granted in the ordinary course of business, and (iv) Liens arising under any lease, sublease or other occupancy agreement of any real property.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, review, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acquisition Proposal	5.03(f)
Adverse Recommendation Change	5.03(a)
Agreement	Preamble
Appraisal Shares	1.05
Board Recommendation	3.02(b)
Certificate of Merger	1.02(a)
Certificates	1.04(a)
Closing	1.01
COBRA	3.15(b)
Company	Preamble
Company Benefit Plans	3.15
Company Disclosure Documents	3.08(a)
Company Disclosure Schedule	Article 3 Preamble
Company Employees	6.05
Company Intellectual Property	3.21(b)
Company Product	3.21(a)
Company Proprietary Software	3.21(j)
Company Proxy Statement	3.08(a)
Company SEC Documents	3.06(c)
Company Securities	3.05(c)
Company Shares	1.03(a)
Company Source Code	3.21(i)
Company Stock Plan	3.05(b)
Company Subsidiary Securities	3.06(c)
Company Termination Fee	9.02(a)
Confidential Information	3.21(h)
Confidentiality Agreement	5.04
DGCL	Recitals
Effective Time	1.02(a)
End Date	9.01(b)(i)
Equity Financing	4.06(a)
Equity Funding Letter	4.06(a)
Equity Providers	Recitals
ERISA	3.15
Exchange Agent	1.04(a)
Foreign Competition Laws	3.03
Future Product	3.21(a)
Indemnified Person	6.03(a)
Intellectual Property	3.21(b)
Leased Real Property	3.22(b)
Leases	3.22(d)
Material Contract	3.13
Material Customers	3.23(a)
Material Suppliers	3.23(b)
Merger	Recitals
Merger Consideration	1.03(a)
Merger Subsidiary	Preamble
Parent	Preamble
Publicly Available Software	3.21(j)
Solvent	4.07

Term	Section

Stockholder Approval	3.02(a)
Stockholder Meeting	5.02(a)
Superior Proposal	5.03(f)
Surviving Corporation	1.02(b)
Tax	3.14
Tax Return	3.14
Third Party Intellectual Property	3.21(b)
Uncertificated Shares	1.04(a)
Voting Stockholder	Recitals
Willful Breach	9.02

(c) Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to a party’s “knowledge” are references to the actual knowledge of the directors and officers of that party after reasonable inquiry, and references to “made available” shall mean that such documents or information referenced shall have been contained in the Company’s electronic data room to which Parent and its counsel had access.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PHARAOH ACQUISITION CORP.

By:	/s/ Nick Kaiser
Name:     Nick Kaiser

Title:	President

PHARAOH MERGER SUB CORP.

By:	/s/ Nick Kaiser
Name:     Nick Kaiser

Title:	President

PHOENIX TECHNOLOGIES LTD.

By:	/s/ Thomas A. Lacey
Name:     Thomas A. Lacey

Title:	President and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Solely for the purpose of agreeing to Section 10.14 of this Agreement and, for the avoidance of doubt, not intending to be bound to any other term, obligation or provision hereof:

MARLIN EQUITY II, L.P.

By: Marlin Equity Partners, II, LP, Its General Partner

By:	/s/ Nick Kaiser
Name:     Nick Kaiser

Title:	Partner

Solely for the purpose of agreeing to Section 10.14 of this Agreement and, for the avoidance of doubt, not intending to be bound to any other term, obligation or provision hereof:

MARLIN EQUITY III, L.P.

By: Marlin Equity Partners, III, LP, Its General Partner

By:	/s/ Nick Kaiser
Name:     Nick Kaiser

Title:	Partner

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

Form Voting Agreement

Exhibit B

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PHOENIX TECHNOLOGIES LTD.

Phoenix Technologies Ltd., a corporation organized and existing under the laws of the State of Delaware, (the “Corporation”) hereby certifies as follows:

1. The name of the Corporation is Phoenix Technologies Ltd. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on          ,      ( the “Existing Certificate of Incorporation”).

2. This Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted by the board of directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), as the same may be amended from time to time, and by written consent of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 of the DGCL.

3. The Existing Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows.

FIRST: The name of the Corporation is Phoenix Technologies Ltd.

SECOND: The registered office of the Corporation in the State of Delaware and New Castle County shall be [1313 N. Market Street, Suite 5100, Wilmington, Delaware 19801. The registered agent at such address shall be PHS Corporate Services, Inc.]

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000). All such shares are to be of the par value of $.001 per share.

FIFTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SIXTH: Elections of directors need not be written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute; and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: The original Bylaws of the Corporation shall be adopted by the incorporator. Thereafter, the Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized representative, on the  day of          , 2010.

Phoenix Technologies Ltd.

By:
Name:
Title:

Annex B

CONFIDENTIAL

August 17, 2010

The Board of Directors
Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, CA 95035

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (the “Common Stock”), of Phoenix Technologies Ltd., a Delaware corporation (the “Company”), of the Merger Consideration (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger (the “Agreement”) by and among Pharaoh Acquisition Corp., a Delaware corporation (“Parent”), Pharaoh Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), and the Company. Capitalized terms used herein shall have the meanings used in the Agreement unless otherwise defined herein.

The Agreement provides, among other things, that, subject to the terms and conditions specified therein, at the Effective Time, Merger Subsidiary will merge with and into the Company (the “Merger”) and, at the Effective Time, each share of Common Stock (a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time, which shall be canceled, returned and cease to exist, and no payment shall be made with respect thereto, and (ii) any Appraisal Shares) will be converted into the right to receive $3.85 in cash without interest (the “Merger Consideration”) whereupon the separate existence of Merger Subsidiary shall cease. Under a proposed Equity Funding Letter to be entered into concurrently with the Agreement, Marlin Equity II, L.P., a Delaware limited partnership, and Marlin Equity III, L.P., a Delaware limited partnership (collectively, the “Equity Providers”) have agreed to provide equity financing in the amount of the Merger Consideration. In addition, pursuant to a Guarantee set forth in the Merger Agreement, the Equity Providers, have, to the extent and subject to the conditions specified in such Guarantee, agreed to guarantee the performance and discharge of the obligations of Parent and Merger Subsidiary under the Agreement.

RBC Capital Markets Corporation (“RBC”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

We are acting as financial advisor to the Board of Directors of the Company (the “Company Board”) in connection with the Merger, and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Merger. In addition, for our services as financial advisor to the Company in connection with the Merger, if the Merger is successfully completed we will receive an additional larger fee. Further, in the event that the Merger is not completed and the Company consummates at any time thereafter, pursuant to a definitive agreement or letter of intent or other evidence of commitment entered into during the term of RBC’s engagement, during the 6 months following the term or during the 12 months following March 8, 2010, the commencement of RBC’s engagement, another “Transaction”, we will be entitled to a specified Transaction fee based on the “Aggregate Transaction Value” of such other “Transaction” (all as specified in our engagement agreement with the Company dated March 8, 2010). In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse the reasonable out-of-

pocket expenses incurred by us in performing our services (subject to a limit which may not be exceeded without the Company’s written approval). In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and receive customary compensation, and may also actively trade securities of the Company for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities.

For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the draft Agreement received by us on August 16, 2010 (the “Latest Draft Agreement”); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) we reviewed financial estimates, projections and forecasts of the Company (“Forecasts”), prepared by the management of the Company; (iv) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company as a standalone entity; (v) we reviewed the reported prices and trading activity for Company Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.

In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we compared the financial metrics of selected precedent transactions with the financial metrics implied by the Merger Consideration; (ii) we compared selected market valuation metrics of the Company and other comparable publicly traded companies with the financial metrics implied by the Merger Consideration; and (iii) we compared the premiums paid in selected precedent transactions with the premiums implied by the Merger Consideration.

Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, operating and other information provided to or discussed with us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed that all Forecasts provided to us by the management of the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company, as a standalone entity, as of the time these estimates were prepared. We express no opinion as to such Forecasts or the assumptions upon which they were based.

In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company. We have not investigated, and make no assumption, regarding the solvency of the Company, Parent or Merger Subsidiary nor the impact (if any) on such solvency on the financing for the Merger.

We have assumed, in all respects material to our analysis, that all conditions to the consummation of the Merger will be timely satisfied without waiver thereof. We have further assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion.

The opinion expressed herein is provided for the information and assistance of the Company Board in connection with the Merger. We express no opinion and make no recommendation to any Stockholder as to how such Stockholder should vote with respect to the Merger. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Company Board. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, such opinion may be included in any disclosure document filed by the Company with the SEC with respect to the Merger; provided, however, that such opinion must be reproduced in full and that any description of or reference to RBC be in a form reasonably acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself. RBC consents to a description of and the inclusion of the text of this opinion in any filing required to be made by the Company with the SEC in connection with the Merger and in materials delivered to the Stockholders that are a part of such filings; provided, however, that such description must be in a form reasonably acceptable to RBC.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage.

Our opinion addresses solely the fairness of the Merger Consideration, from a financial point of view, to the Stockholders. Our opinion does not in any way address other terms or arrangements of the Merger or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement. Further, in rendering our opinion we express no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public Stockholders.

Our opinion has been approved by RBC’s M&A Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/  RBC CAPITAL MARKETS CORPORATION

RBC CAPITAL MARKETS CORPORATION

Annex C

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made and entered into as of August 17, 2010, by and among Pharaoh Acquisition Corp., a Delaware corporation (“Parent”), and the undersigned stockholder (“Holder”) of Phoenix Technologies Ltd., a Delaware corporation (the “Company”).

RECITALS

Pursuant to an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Pharaoh Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub is merging with and into the Company (the “Merger”) and the Company, as the surviving corporation of the Merger, will thereby become a wholly-owned subsidiary of Parent. Concurrently with the execution and delivery of the Merger Agreement and as a condition and inducement to Parent and Merger Sub to enter into the Merger Agreement, Parent has required that Holder enter into this Agreement. In order to induce Parent to enter into the Merger Agreement, Holder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) beneficially owned by Holder (within the meaning of Rule 13d-3 of the Exchange Act) and set forth beneath Holder’s signature on the last page of this Agreement (the “Shares”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Retain Shares.

a. Transfer.  During the period beginning on the date hereof and ending on the Expiration Date (as defined in Section 4 below), (1) except as contemplated by the Merger Agreement, and except as provided in Section 1(b) below, Holder agrees not to, directly or indirectly, sell, transfer, exchange or otherwise encumber or dispose of (including by merger, consolidation or otherwise by operation of law) (“Transfer”) the Shares and further acknowledges and agrees that any attempted Transfer of Shares or any interest therein in violation of this Section 1(a) shall be null and void, and (2) Holder agrees that Holder will not, and will not permit any entity under Holder’s control to, directly or indirectly, grant any proxies or powers of attorney, deposit any of such Holder’s Shares into a voting trust or enter into a voting agreement with respect to any of such Holder’s Shares, or enter into any agreement or arrangement providing for any of the actions described in this clause (2).

b. Permitted Transfers.  Section 1(a) shall not prohibit a transfer of Shares by Holder to (i) any family member or trust for the benefit of any family member of (ii) any affiliate, stockholder, member or partner of any Holder which is an entity, so long as the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent, reasonably satisfactory in form and substance to Parent, memorializing such agreement.

c. New Shares.  Holder agrees that any shares of Company Common Stock that Holder purchases or with respect to which Holder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the Expiration Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares and for all purposes shall be included in the definition of Shares.

d. Covenant of the Holder.  Holder agrees with, and covenants that, (i) this Agreement and the obligations hereunder shall attach to Shares and, notwithstanding any violation of the transfer restrictions contained in this Agreement, shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise; and (ii) such Holder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Shares, unless such transfer is made in compliance with this Agreement.

2. Agreement to Vote Shares.

a. Holder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company: (i) in favor of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Holder under this Agreement and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws) (collectively, the “Covered Proposals”). This Agreement is intended to bind Holder as a stockholder of the Company only with respect to the Covered Proposals. Except as expressly set forth in this Section 2(a), Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company. Until the Expiration Date, Holder covenants and agrees not to enter into any agreement or understanding with any person with respect to voting of its Shares on any Covered Proposal which conflicts with the terms of this Agreement.

b. Holder further agrees that, until the Expiration Date, Holder will not, and will not permit any entity under Holder’s control to, (A) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in opposition to any Covered Proposal, (B) initiate a stockholders’ vote with respect to an Acquisition Proposal or (C) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Acquisition Proposal.

c. Subject to the provisions set forth in Section 5 hereof, and as security for Holder’s obligations under Section 2(a), until the Expiration Date, Holder hereby irrevocably constitutes and appoints Parent and its or his designees as Holder’s attorney and proxy in accordance with the General Corporation Law of the State of Delaware, with full power of substitution and resubstitution, to cause the Shares to be counted as present at the Stockholder Meeting, to vote his Shares at the Stockholder Meeting, however called, and to execute consents in respect of his Shares with respect to the Covered Proposals. SUBJECT TO THE PROVISIONS SET FORTH IN SECTION 5 HEREOF, THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The power of attorney granted by holder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Holder. Upon the execution of this Agreement, Holder hereby revokes any and all prior proxies or powers of attorney given by Holder with respect to voting of the Shares on the Covered Proposals and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on any Covered Proposal until after the Expiration Date. Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Holder’s execution and delivery of this Agreement and Holder’s granting of the proxy contained in this Section 2(c). Holder hereby affirms that the proxy granted in this Section 2(c) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of Holder under this Agreement. If for any reason the proxy granted herein is found by a court of competent jurisdiction to not be valid, then Holder agrees to vote the Shares in accordance with Section 2(a). For Shares as to which Holder is the beneficial but not the record owner, Holder shall take all necessary actions to cause any record owner of such Shares to irrevocably constitute and appoint Parent and its designees as such record owner’s attorney and proxy an irrevocable proxy to the same effect as that contained herein

3. Representations, Warranties and Covenants.

(I) Of Holder.  Holder hereby represents, warrants and covenants to Parent that:

a. Holder (i) is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act) of the Shares, free and clear of all Liens (other than those created by this Agreement) and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Holder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.

b. Holder does not beneficially own any shares of capital stock of the Company other than (i) the Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

c. Holder has the legal capacity, power and authority to enter into and perform all of Holder’s obligations under this Agreement (including under the proxy granted in Section 2(c) above). This Agreement (including the proxy granted in Section 2(c) above) has been duly and validly executed and delivered by Holder and constitutes a valid and binding agreement of Holder, enforceable against Holder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

d. None of the execution and delivery of this Agreement by Holder, the consummation by Holder of the transactions contemplated hereby or compliance by Holder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Applicable Law applicable to Holder or to Holder’s property or assets.

e. Other than an amendment to Holder’s Schedule 13D on file with the U.S. Securities and Exchange Commission, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Holder is required in connection with the valid execution and delivery of this Agreement.

(II) Of Parent.  Parent hereby represents, warrants and covenants to Holder that:

a. Parent has the legal capacity, power and authority to enter into and perform all of Parent’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

b. None of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Applicable Law applicable to Parent or to Parent’s property or assets.

c. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Parent is required in connection with the valid execution and delivery of this Agreement.

4. Termination.  This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the date on which the Merger Agreement is terminated in accordance with its terms, (iii) the mutual written consent of the parties hereto, (iv) any material amendment to the Merger Agreement, including any decrease in, or change in form of, the merger consideration and (v) the End Date (as defined in the Merger Agreement as in effect on the date hereof) (the earliest of such dates, the “Expiration Date”).

5. Fiduciary Duties.  Notwithstanding anything in this Agreement to the contrary: (i) Holder makes no agreement or understanding herein in any capacity other than in Holder’s capacity as a beneficial owner of the Shares, (ii) nothing in this Agreement shall be construed to limit or affect the Holder’s rights and obligations as a director, officer, or other fiduciary of the Company, and (iii) Holder shall have no liability to Parent, Merger Sub or any of their Affiliates under this Agreement as a result of any action or inaction by Holder acting in his capacity as a director, officer, or other fiduciary of the Company.

6. Waiver of Appraisal and Dissenters’ Rights.  Holder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Holder may have by virtue of ownership of the Shares.

7. Miscellaneous.

a. Amendments and Waivers.  Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 7(a) shall be binding upon the parties and their respective successors and assigns.

b. Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof. Each of the parties hereto (i) consents to submit to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than a federal or state court sitting in the State of Delaware.

c. WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(c).

d. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

e. Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

f. Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 72 hours after being deposited in the regular mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

g. Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

h. Specific Performance.  Each of the parties hereto recognizes and acknowledges that a breach of any covenants or agreements contained in this Agreement will cause Parent and Merger Sub to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach Parent shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which they may be entitled, at law or in equity and Holder will not oppose the seeking of such relief on the basis that Parent has an adequate remedy at law. Holder hereby agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent seeking or obtaining such equitable relief.

[Signature Page Follows]

The parties have caused this Agreement to be duly executed on the date first above written.

Parent:	Pharaoh Acquisition Corp.

By:	/s/ Nick Kaiser
Name:     Nick Kaiser

Title:	President

Address:	2121 Rosecrans Avenue
Suite 4325
El Segundo, CA 90245

Attention:	Nick Kaiser

Telephone:	(310) 364-0100

Facsimile:	(310) 364-0110

[Signature page to voting agreement.]

Holder:	Ramius LLC

By:	/s/ Owen Littman
Name:     Owen Littman

Title:	Authorized Signatory

Address:	599 Lexington Avenue
20th Floor
New York, NY 10022

Attention:	Jeffrey C. Smith/Owen Littman

Telephone:	212-845-7955 / 212-201-4841

Facsimile:	212-845-7986 / 212-845-7995

Number of Shares of Company Common Stock Beneficially Owned as of the Date of this Agreement:	5,103,500

[Number of Options Beneficially Owned as of the Date of this Agreement:]

[Signature page to voting agreement.]

Annex D

DELAWARE GENERAL CORPORATION LAW § 262

APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PHOENIX TECHNOLOGIES LTD.
915 MURPHY RANCH ROAD
MILPITAS, CA 95035
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THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

The Board of Directors recommends a vote FOR proposals 1 and 2.	For	Against	Abstain

1      To adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 17, 2010, by and among Phoenix Technologies Ltd., Pharaoh Acquisition Corp. (“Parent”) and Pharaoh Merger Sub Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), each an affiliate of Marlin Equity Partners, and, solely for purposes of providing a guarantee of the obligations of the Parent and Merger Sub, Marlin Equity II, L.P. and Marlin Equity III, L.P.
	☐	☐	☐

2 To adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.	☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

PHOENIX TECHNOLOGIES LTD.
Special Meeting of Stockholders
October 25, 2010 10:00 AM
This proxy is solicited by the Board of Directors
915 MURPHY RANCH ROAD
MILPITAS, CALIFORNIA 95035
The undersigned stockholder of Phoenix Technologies Ltd., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated September 22, 2010, and hereby appoints Jeffrey Smith and Thomas Lacey, or either of them, proxies and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company to be held on Monday, October 25, 2010 at 10:00 a.m. local time, at 915 Murphy Ranch Road, Milpitas, California 95035 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
If no choice is indicated on the proxy card, the shares will be voted FOR proposal 1 and, if necessary, proposal 2 described herein, and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Meeting.
Continued and to be signed on reverse side